UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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DOLBY LABORATORIES, INC.

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Dolby Laboratories, Inc.

1275 Market Street

San Francisco, California 94103

(415) 558-0200

December 18, 2020

Dear Stockholder:

We cordially invite you to attend the Annual Meeting of Stockholders of Dolby Laboratories, Inc. Due to the public health impact of the COVID-19 pandemic and to protect the health and well-being of our stockholders and employees, the Annual Meeting will be held virtually via live webcast on Tuesday, February 2, 2021, at 10:30 a.m. Pacific Standard Time. Stockholders will not be able to attend the Annual Meeting in person. The Annual Meeting will be accessible at www.meetingcenter.io/272992326. Please see “Additional Meeting Matters—Attending the Virtual Annual Meeting” in the Proxy Statement accompanying this letter for information on how to attend, submit questions and vote at the Annual Meeting.

We are making available to you the accompanying Notice of Annual Meeting, Proxy Statement and form of proxy card or voting instruction on or about December 18, 2020.

We are pleased to furnish proxy materials to stockholders primarily over the internet. We believe that this process expedites stockholders’ receipt of proxy materials, lowers the costs of our Annual Meeting, and conserves natural resources. On or about December 18, 2020, we mailed to our stockholders a notice that includes instructions on how to access our Proxy Statement and 2020 Annual Report and how to vote online. The notice also includes instructions on how you can receive a paper copy of your Annual Meeting materials, including the Notice of Annual Meeting, Proxy Statement and proxy card or voting instruction form. If you elected to receive your Annual Meeting materials by mail, the Notice of Annual Meeting, Proxy Statement and proxy card or voting instruction form were enclosed. If you elected to receive your Annual Meeting materials via e-mail, the e-mail contains voting instructions and links to the 2020 Annual Report and the Proxy Statement, both of which are available at http://investor.dolby.com/annual-reports-and-proxies.

Additional details regarding admission to, and the business to be conducted at, the Annual Meeting are described in the accompanying Notice of Annual Meeting and Proxy Statement. A copy of our 2020 Annual Report is included with the Proxy Statement for those stockholders who are receiving paper copies of the proxy materials.

Your vote is important. Regardless of whether you plan to attend the Annual Meeting, we hope that you will vote as soon as possible. You may vote over the internet, by telephone or by mailing a proxy card or voting instruction form. Please review the instructions on the proxy card or voting instruction form regarding each of these voting options. Voting will ensure your representation at the Annual Meeting regardless of whether you attend the Annual Meeting.

Thank you for your ongoing support of Dolby Laboratories, Inc.

Sincerely yours,

Kevin Yeaman

President and Chief Executive Officer

Dolby Laboratories, Inc.

Notice of Annual Meeting of Stockholders

to be held on February 2, 2021

To the Stockholders of Dolby Laboratories, Inc.:

Due to the public health impact of the COVID-19 pandemic and to protect the health and well-being of our stockholders and employees, the Annual Meeting of Stockholders of Dolby Laboratories, Inc., a Delaware corporation, will be held virtually via live webcast on Tuesday, February 2, 2021, at 10:30 a.m. Pacific Standard Time, for the following purposes:

1.	To elect eight directors to serve until the 2022 Annual Meeting of Stockholders or until their successors are duly elected and qualified;

2.	To hold an advisory vote to approve Named Executive Officer compensation;

3.	To ratify the appointment of KPMG LLP as Dolby’s independent registered public accounting firm for the fiscal year ending September 24, 2021; and

4.	To transact such other business as may properly come before the Annual Meeting and any postponement, adjournment or continuation of the Annual Meeting.

These items of business are more fully described in the Proxy Statement accompanying this Notice. We are not aware of any other business to come before the Annual Meeting.

Only stockholders of record as of the close of business on December 7, 2020 and their proxies are entitled to notice of and to vote at the Annual Meeting and any postponement, adjournment or continuation thereof.

All stockholders are invited to attend the Annual Meeting virtually and no stockholder will be able to attend the Annual Meeting in person. The Annual Meeting will be accessible at www.meetingcenter.io/272992326. Please see “Additional Meeting Matters—Attending the Virtual Annual Meeting” in the Proxy Statement accompanying this letter for information on how to attend, submit questions and vote at the Annual Meeting

Stockholders may also vote over the Internet, by telephone, or by mail in advance of the Annual Meeting. Voting your shares in advance will not prevent you from attending the Annual Meeting, revoking your earlier submitted proxy, or voting your shares at the Annual Meeting. See “Additional Meeting Matters—How to Vote” in the Proxy Statement accompanying this Notice for more information.

By Order of the Board of Directors,

Andy Sherman

Secretary

December 18, 2020

Whether or not you expect to attend the Annual Meeting, we encourage you to read the Proxy Statement accompanying this Notice and submit your proxy or voting instructions as promptly as possible in order to ensure your representation at the Annual Meeting. You may submit your proxy or voting instructions for the Annual Meeting by completing, signing, dating and returning your proxy card or voting instruction form in the pre-addressed envelope provided, or, in most cases, by using the telephone or the Internet. Even if you have given your proxy, you may still vote at the meeting if you attend the Annual Meeting. For specific instructions on how to vote your shares, please refer to the section entitled “Additional Meeting Matters—How to Vote” in the Proxy Statement accompanying this Notice and the instructions on the proxy card or voting instruction form.

PROXY STATEMENT SUMMARY

This summary highlights certain information contained elsewhere in this Proxy Statement. You should read the entire Proxy Statement carefully before voting as this summary does not contain all of the information that you should consider.

2021 Annual Meeting of Stockholders

Due to the public health impact of the COVID-19 pandemic and to protect the health and well-being of our stockholders and employees, the Annual Meeting will be held virtually via live webcast. Stockholders will not be able to attend the Annual Meeting in person.

Date and Time:	Tuesday, February 2, 2021 at 10:30 a.m. Pacific Standard Time
Place:	Live webcast accessible at www.meetingcenter.io/272992326. Please see “Attending the Virtual Annual Meeting” beginning on page 71 for information on how to attend, submit questions and vote at the Annual Meeting.
Record Date:	December 7, 2020

Proposals to Be Voted on at 2021 Annual Meeting

Proposal	Board Recommendation	Page Number for Additional Information

1. Election of Directors	FOR	7

2. Advisory Vote to Approve Named Executive Officer Compensation	FOR	66

3. Ratification of Appointment of Independent Registered Public Accounting Firm	FOR	68

Director Nominees

The nominees for election to our Board at the 2021 Annual Meeting are listed below. N. William Jasper, Jr., who has provided more than 40 years of distinguished service to Dolby and its stockholders, including as a director and our former President and CEO, will be retiring and will receive the honorary title of Director Emeritus as of the date of the Annual Meeting. We acknowledge with gratitude Mr. Jasper’s service and contributions to the company and its stockholders, and we wish him well in his retirement. Mr. Jasper will not stand for reelection when his current term expires on the date of the Annual Meeting.

					Committee Memberships
Name	Age	Director Since	Principal Occupation	Indep.	AC	CC	NGC	SPC	TSC

Kevin Yeaman	54	2009	President and CEO	No

Peter Gotcher	61	2003	Chairman of the Board	Yes

Micheline Chau	67	2013	Director	Yes

David Dolby	43	2011	Chief Executive Officer, Dolby Family Ventures	No

Simon Segars	53	2015	CEO, Arm Ltd	Yes

Roger Siboni	66	2004	Director	Yes

Anjali Sud	37	2019	CEO, Vimeo, Inc.	Yes

Avadis Tevanian, Jr.	59	2009	Managing Director, Elevation Partners and NextEquity Partners	Yes

AC = Audit Committee, CC = Compensation Committee, NGC = Nominating and Governance Committee, SPC = Stock Plan Committee, TSC = Technology Strategy Committee

= Chairman                     = Member

Fiscal 2020 Financial and Operational Highlights

Business Overview

We create audio and imaging technologies that transform entertainment and communications at the cinema, at home, at work, and on mobile devices. Founded in 1965, our strengths stem from expertise in analog and digital signal processing and digital compression technologies that have transformed the ability of artists to convey entertainment experiences to their audiences through recorded media. Such technologies led to the development of our noise-reduction systems for analog tape recordings, and have since evolved into multiple offerings that enable more immersive sound for cinema, digital television transmissions and devices, mobile devices, over-the-top video and music services, and home entertainment devices. Today, we derive the majority of our revenue from licensing our audio technologies. We also derive revenue from licensing our consumer imaging and communication technologies, as well as audio and imaging technologies for premium cinema offerings in collaboration with exhibitors. Finally, we provide products and services for a variety of applications in the cinema, broadcast, communications, and home entertainment markets

Key Financial Highlights

The COVID-19 pandemic resulted in decreased licensing revenue, including lower revenue recognized from box office receipts, as well as lower demand for our cinema products and services in portions of fiscal 2020. Despite the unprecedented and challenging environment, we believe the company achieved solid performance for fiscal 2020.

Our key financial highlights for fiscal 2020 and a comparison to fiscal 2019 were as follows:

	Fiscal 2020	Fiscal 2019
Total Revenue	$1.16 billion	$1.24 billion
Net Income	$231.4 million	$255.2 million
Diluted Earnings Per Share	$2.25	$2.44
Non-GAAP Net Income(1)	$305.2 million	$334.6 million
Non-GAAP Diluted Earnings Per Share(1)	$2.97	$3.20
Stock Price Per Share (High and Low)	$73.94 / $44.68	$71.77 / $56.09
Stock Price Per Share as of Fiscal Year-End	$64.99	$63.79

(1)	A reconciliation of our non-GAAP to GAAP financial results is set forth in Appendix A to this Proxy Statement.

Return of Capital to Stockholders

In fiscal 2020, we returned $262.3 million to our stockholders, $173.7 million in the form of stock repurchases and $88.6 million in the form of dividends.

Beginning with the introduction of our stock repurchase program in fiscal 2010 and through the end of fiscal 2020, we have returned cash of over $2.6 billion to our stockholders through stock repurchases, our quarterly dividend program, and our fiscal 2013 special dividend.

Key Business Highlights

Please refer to “Compensation Discussion and Analysis—Key Business Highlights” beginning on page 32 of this Proxy Statement for our key business highlights in fiscal 2020.

Named Executive Officers

Our named executive officers (our “NEOs”) for fiscal 2020 were:

•	Kevin Yeaman, our President and Chief Executive Officer;

•	Lewis Chew, our Executive Vice President and Chief Financial Officer;

•	Andy Sherman, our Executive Vice President, General Counsel, and Corporate Secretary;

•	Giles Baker, our Senior Vice President, Consumer Entertainment; and

•	Todd Pendleton, our Senior Vice President and Chief Marketing Officer.

Principal Elements of Executive Compensation and Fiscal 2020 Executive Compensation Highlights

CEO Fiscal 2020 Target Total Direct Compensation Opportunity	Other NEOs Fiscal 2020 Target Total Direct Compensation Opportunity (Average)

Element of Compensation	Fiscal 2020 Highlights

Base Salary Comprised 10% of the target total direct compensation opportunity of our CEO, and 18% for our other NEOs (on average), in fiscal 2020.	• For calendar 2020, the Compensation Committee of our Board increased the base salary of each of our NEOs by 3%.

Annual Incentive Compensation (Cash) Comprised 10% of the target total direct compensation opportunity of our CEO, and 12% for our other NEOs (on average), in fiscal 2020.

•  NEO annual incentive compensation targets—stated as a percentage of base salary for calendar 2020—were maintained at fiscal 2019 levels (100% for our CEO and 65% for each of our other NEOs).

•  Due to the impact of the COVID-19 pandemic on our business (mostly in the second half of fiscal 2020), the Compensation Committee assessed performance under our fiscal 2020 Executive

Element of Compensation	Fiscal 2020 Highlights

Bonus Plan over two semi-annual performance periods, based on achievement of a combination of revenue and non-GAAP operating income targets. Funding for the first performance period was based on results for that period, measured against the original goals set by the Compensation Committee prior to the COVID-19 pandemic (pro-rated to reflect a semi-annual period and the seasonality of our business). Funding for the second performance period was based on results for that period, measured against adjusted goals to reflect the impact of the COVID-19 pandemic.

•  The fiscal 2020 Executive Bonus Plan funded at 76% of target, representing the blended average of the funding multipliers for the two performance periods.

•  Based on these results and team and individual performance, our NEOs other than the CEO received annual incentive compensation payments equal to 76% of their annual incentive compensation targets.

•  The Compensation Committee determined not to award an annual incentive compensation payment to our CEO given his request not to receive a fiscal 2020 bonus in light of the overall effect of the pandemic on the company, its employees and stockholders, notwithstanding what the Compensation Committee believed to be the company’s solid performance under Mr. Yeaman’s leadership during unprecedented and challenging circumstances.

Long-Term Incentive Compensation (Performance Stock Unit Awards, Stock Options and Restricted Stock Unit Awards)

Comprised 80% of the target total direct compensation opportunity of our CEO, and 70% for our other NEOs (on average), in fiscal 2020.

•  The equity mix for the long-term incentive compensation granted to our NEOs was approximately 20% performance stock unit awards, 40% stock options, and 40% restricted stock unit awards, based on grant date fair value.

Performance Stock Unit Awards

In fiscal 2020, following its periodic review of our performance-based equity program and to better align with market practice, the Compensation Committee introduced performance stock unit awards into our long-term incentive compensation program, replacing our performance stock option program. The shares of our Class A Common Stock subject to performance stock unit awards may be earned contingent on our achievement of annualized total stockholder return levels for Dolby over a three-year performance period, measured against a comparator index, the S&P Midcap 400 Index (^MID). From 0% to 200% of the target number of shares subject to the performance stock unit awards may be earned, depending on our level of achievement of these performance conditions. The Compensation Committee believes that granting a portion of long-term incentive compensation in the form of equity that is earned only upon the achievement of specified performance conditions further aligns the interests of our NEOs with those of our stockholders.

Executive Stock Ownership Guidelines

Based on our belief that stock ownership further aligns the interests of senior management with those of our stockholders, our executive officers, including our NEOs, are subject to our executive stock ownership guidelines, which provide that:

•

Our CEO is expected to accumulate and hold an amount of qualifying Dolby equity securities equal to the lesser of the value of five times his annual base salary, or a fixed number of shares having a value equal to five times his annual base salary on the date of adoption of the guidelines (September 22, 2015); and

•

Each other executive officer is expected to accumulate and hold an amount of qualifying Dolby equity securities equal to the lesser of the value of two times his or her annual base salary, or a fixed number of shares having a value equal to two times his or her annual base salary on the date of adoption of the guidelines.

As of the end of fiscal 2020, all of our executive officers were in compliance with our executive stock ownership guidelines.

Compensation Recovery (“Clawback”) Policy

Our policy on the recovery of incentive compensation allows us to recover certain cash or equity-based incentive compensation payments or awards made or granted to an executive officer in the event of fraud or misconduct that results in the need for us to prepare a material financial restatement.

Advisory Vote on the Compensation of our NEOs

We are asking our stockholders to approve, on an advisory (non-binding) basis, the compensation of our NEOs as described in this Proxy Statement. At our 2020 Annual Meeting of Stockholders, approximately 99% of the voting power of the shares present and entitled to vote voted in favor of the compensation of our NEOs. For fiscal 2020, apart from the introduction of performance stock unit awards, and assessing performance under the fiscal 2020 Executive Bonus Plan over two semi-annual performance periods (rather than a single twelve-month performance period), there were no material changes to our executive compensation program. The Compensation Committee believes that our executive compensation policies and practices continue to support an executive compensation program that is closely aligned with stockholder interests and that benefits us in the long term.

Dolby Laboratories, Inc.

1275 Market Street

San Francisco, California 94103

(415) 558-0200

PROXY STATEMENT

The Board of Directors (our “Board”) of Dolby Laboratories, Inc., a Delaware corporation, is soliciting proxies to be used at the Annual Meeting of Stockholders to be held virtually via live webcast on Tuesday, February 2, 2021, at 10:30 a.m. Pacific Standard Time and any postponement, adjournment or continuation thereof (the “Annual Meeting”). Stockholders will not be able to attend the Annual Meeting in person. The Annual Meeting will be accessible at www.meetingcenter.io/272992326. Please see “Attending the Virtual Annual Meeting” beginning on page 71 for information on how to attend, submit questions and vote at the Annual Meeting.

This Proxy Statement and the accompanying notice and form of proxy are first being made available to stockholders on or about December 18, 2020.

INTERNET AVAILABILITY OF PROXY MATERIALS

We are furnishing proxy materials to our stockholders primarily via the internet. On or about December 18, 2020, we mailed to our stockholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy materials, including our Proxy Statement and our 2020 Annual Report. The Notice of Internet Availability of Proxy Materials also provides information on how to access your voting instructions to be able to vote through the internet or by telephone. Other stockholders, in accordance with their prior requests, have received e-mail notification of how to access our proxy materials and vote via the internet, or have been mailed paper copies of our proxy materials and a proxy card or voting instruction form.

Internet distribution of our proxy materials helps to expedite receipt by stockholders, lowers the cost of the Annual Meeting and conserves natural resources. However, if you would prefer to receive printed proxy materials, please follow the instructions included in the Notice of Internet Availability of Proxy Materials. If you have previously elected to receive our proxy materials electronically, you will continue to receive these materials via e-mail unless you elect otherwise.

PROPOSAL 1

ELECTION OF DIRECTORS

Nominees

Our Board currently consists of nine members. Our Bylaws permit our Board to establish by resolution the authorized number of directors, and nine directors are currently authorized.

N. William Jasper, Jr., who has provided more than 40 years of distinguished service to Dolby and its stockholders, including as a director and our former President and CEO, will be retiring and will receive the honorary title of Director Emeritus as of the date of the Annual Meeting. We acknowledge with gratitude Mr. Jasper’s service and contributions to the company and its stockholders, and we wish him well in his retirement. Mr. Jasper will not stand for reelection when his current term expires on the date of the Annual Meeting. At that time, the authorized number of directors will be reduced to eight. Our Nominating and Governance Committee is currently conducting a search for a director to join our Board following the expiration of Mr. Jasper’s current term.

Our Board proposes the election of eight directors, each to serve until the next Annual Meeting of Stockholders or until his or her successor is duly elected and qualified. All incumbent directors except Mr. Jasper are nominees for re-election to our Board. All of the nominees have been recommended for nomination by the Nominating and Governance Committee, and all of them are currently serving as directors. All nominees were elected by the stockholders at last year’s annual meeting. Your proxy cannot be voted for a greater number of persons than the number of nominees named in this Proxy Statement.

Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any nominee will be unavailable to serve. If any nominee is unable or declines to serve as director at the time of the Annual Meeting, an event that we do not currently anticipate, proxies will be voted for any nominee designated by our Board to fill the vacancy. Unless otherwise instructed, the proxy holders will vote the proxies received by them “FOR” the nominees named below.

Information Regarding the Director Nominees and our Director Emeritus

Director Nominees

Names of the nominees and certain biographical information about them as of December 7, 2020, the record date for the Annual Meeting, are set forth below:

Name	Age	Position with the Company	Director Since
Kevin Yeaman(1)	54	President, Chief Executive Officer and Director	2009
Peter Gotcher(2)	61	Chairman of the Board of Directors	2003
Micheline Chau(3)(4)	67	Director	2013
David Dolby(5)	43	Director	2011
Simon Segars(2)(3)	53	Director	2015
Roger Siboni(3)(4)	66	Director	2004
Anjali Sud(4)	37	Director	2019
Avadis Tevanian, Jr.(1)(2)(4)(5)	59	Director	2009

(1)	Member of the Stock Plan Committee
(2)	Member of the Nominating and Governance Committee
(3)	Member of the Audit Committee
(4)	Member of the Compensation Committee
(5)	Member of the Technology Strategy Committee

Kevin Yeaman became our President and CEO in March 2009 and has been a member of our Board since he assumed the role of CEO. He joined Dolby as Chief Financial Officer and Vice President in October 2005, was appointed Senior Vice President in November 2006 and Executive Vice President in July 2007. Prior to joining Dolby, he worked for seven years at Epiphany, Inc., a publicly traded enterprise software company, most recently as Chief Financial Officer from August 1999 to October 2005. Previously, Mr. Yeaman also served as Worldwide Vice President of Field Finance Operations for Informix Software, Inc., a provider of relational database software, from February 1998 to August 1998. From September 1988 to February 1998, Mr. Yeaman served in Silicon Valley and London in various positions at KPMG LLP, an accounting firm, serving most recently as a senior manager. Mr. Yeaman is a member of the Academy of Motion Picture Arts and Sciences. He also sits on the Board of Trustees of the Academy Museum Foundation. He holds a B.S. degree in commerce from Santa Clara University.

As Dolby’s Chief Executive Officer and former Chief Financial Officer, Mr. Yeaman has extensive experience in Dolby’s markets and brings to our Board a deep understanding of Dolby, its finances, operations and strategy.

Peter Gotcher has served as a director since June 2003 and as Chairman of the Board of Directors since March 2011. Mr. Gotcher served as Executive Chairman of the Board of Directors from March 2009 until March 2011. Mr. Gotcher is an independent investor. Mr. Gotcher was a venture partner with Redpoint Ventures, a private investment firm, from September 1999 to January 2003. Prior to joining Redpoint Ventures, Mr. Gotcher was a venture partner with Institutional Venture Partners, a private investment firm, from 1997 to September 1999. Prior to joining Institutional Venture Partners, Mr. Gotcher founded and served as the President, Chief Executive Officer and Chairman of the Board of Digidesign from 1984 to 1995. Digidesign was acquired by Avid Technology, a media software company, in 1995 and Mr. Gotcher served as the General Manager of Digidesign and Executive Vice President of Avid Technology from January 1995 to May 1996. Mr. Gotcher serves on the board of directors of GoPro, Inc., and served on the board of directors of Pandora Media, Inc. from September 2005 to May 2017. Mr. Gotcher also serves on the boards of directors of several private companies. Mr. Gotcher holds a B.A. degree in English literature from the University of California at Berkeley.

As the founder, former Chief Executive Officer and Chairman of Digidesign and a former venture capitalist, Mr. Gotcher has a broad understanding of the operational, financial and strategic issues facing public companies. In addition, his service on other boards and committees, including as a member of the Audit Committee and Compensation and Leadership Committee (where he serves as chairman) of GoPro, Inc., as a former member of the Compensation Committee and member and chairman of the Nominating and Corporate Governance Committee of Pandora Media, Inc., and his extensive experience in Dolby’s markets, provide valuable perspective for our Board and give him significant operating experience, as well as financial, accounting and corporate governance experience.

Micheline Chau has served as a director since February 2013. Ms. Chau served as President and Chief Operating Officer of Lucasfilm Ltd., a film and entertainment company, from April 2003 to September 2012. Prior to assuming her role as President and Chief Operating Officer, Ms. Chau served as Lucasfilm’s Chief Financial Officer, from 1991 to March 2003. Before that, Ms. Chau was Chief Financial/Administrative Officer for Bell Atlantic Healthcare Systems and held other executive-level positions within various industries, including retail, restaurant, venture capital and financial services. Ms. Chau is a member of the board of directors of Las Vegas Sands Corp., a developer, owner and operator of integrated resorts in Asia and the United States, and serves on Las Vegas Sands’ Compensation and Audit Committees. Ms. Chau also sat on the board of directors of Red Hat, Inc., an open source enterprise software provider (acquired by International Business Machines Corporation in July 2019), from November 2008 to August 2012, and also served as a member of Red Hat’s Compensation and Nominating and Corporate Governance Committees. In addition, Ms. Chau currently sits on the boards of directors of several private and non-profit entities. Ms. Chau holds an undergraduate degree in English and Asian Studies from Wellesley College and an M.B.A. from Stanford University.

As the former President, Chief Operating Officer and Chief Financial Officer of Lucasfilm, Ms. Chau brings to our Board senior leadership and significant operating experience, as well as financial and entertainment industry expertise. In addition, as a member of the Compensation and Audit Committees of Las Vegas Sands and a former member of the Compensation and Nominating and Corporate Governance Committees of Red Hat, Ms. Chau brings to our Board corporate governance experience.

David Dolby has served as a director since February 2011. Mr. Dolby is founder and currently serves as Chief Executive Officer of Dolby Family Ventures, an early stage venture firm unrelated to Dolby Laboratories that launched in June 2014 to invest in companies and technologies with the potential for significant social impact. Previously, Mr. Dolby served as a consultant to our Board on technology strategy matters from February 2011 until February 2015. Mr. Dolby also served as Manager, Strategic Partnerships of Dolby Laboratories from May 2008 until February 2011. In this role, Mr. Dolby was responsible for managing the company’s strategic partnerships and technology standards for internet media encoding, delivery and playback. He represented the company in technical and business working groups at a variety of international standards groups, including Universal Serial Bus, Digital Living Network Alliance, Digital Entertainment Content Ecosystem Ultraviolet, and Blu-ray Disc Association. Mr. Dolby has attended industry events with the company for a significant number of years, including Audio Engineering Society, National Association of Broadcasters, International Consumer Electronics Show, ShoWest, Cine Expo International, IFA, and Custom Electronic Design and Installation Association. From 2006 to 2008, Mr. Dolby was a self-employed entrepreneur and investor. Mr. Dolby attended Stanford Business School between 2004 and 2006. During that time, he served as product manager at Kaleidescape, Inc., a Silicon Valley technology firm focused on high-performance music and movie server systems. From 2003 to 2006, he owned and operated Charter Flight LLC, a private aircraft leasing business. In addition, during 2004, Mr. Dolby was an investment banking analyst focused on technology at Perseus Group (now GCA Savvian). From 2000 to 2002, Mr. Dolby was an employee of NetVMG, a company developing route control software for optimizing multi-homed IP network routing. Before joining NetVMG, Mr. Dolby worked for engineering firms Bechtel and Poe & Associates. Mr. Dolby serves on the board of directors of Cogstate Limited, a cognitive assessment and training company focused on the development and commercialization of computerized tests of cognition. Mr. Dolby serves on Cogstate’s Remuneration and Nomination Committee. Mr. Dolby received a B.S.E. in Civil Engineering from Duke University and an M.B.A. from Stanford University.

Mr. Dolby brings experience to our Board in home theater system technology and software technology productization, and offers a long-term perspective on the growth of the company and its commitment to excellence in audio and video.

Simon Segars has served as a director since February 2015. Since 1991, Mr. Segars has worked for Arm Ltd (known as Arm Holdings Plc prior to 2017), a designer and provider of microprocessors, software development tools and related technologies that was publicly held until its acquisition by SoftBank Group Corp. in September 2016. Mr. Segars has served as Arm’s Chief Executive Officer since July 2013 and as a member of its board of directors since 2005. Mr. Segars also has served as a member of SoftBank Group Corp.’s board of directors since June 2017. He served as President of Arm in 2013 before being promoted to Chief Executive Officer. Mr. Segars held the position of Executive Vice President and General Manager, Physical IP Division, from 2007 to 2012. Prior senior roles at Arm include Executive Vice President, Engineering; Executive Vice President, Worldwide Sales; and Executive Vice President, Business Development. Mr. Segars worked on many of the early Arm CPU products and led the development of the ARM7 and ARM9 Thumb® families. He holds a number of patents in the field of embedded CPU architectures. Mr. Segars received his Bachelors in Electronic Engineering from the University of Sussex, and obtained a Masters of Computer Science from the University of Manchester. In recognition of his extraordinary lifetime accomplishments and his impact on the global technology industry, Mr. Segars was conferred an Honorary Doctor of Science from the University of Sussex in 2019. In addition to serving on Arm and SoftBank Group Corp.’s boards of directors, Mr. Segars currently serves on the boards of directors of the Global Semiconductor Alliance (where he serves as Chairman) and the UK’s TechWorks.

As a trained and former engineer, Mr. Segars has extensive experience in the technological elements of Dolby’s business operations. In addition, with his significant experience as an executive officer of Arm, and his service on the boards of both public and private companies, Mr. Segars brings to our Board a valuable understanding of the operational and strategic issues facing companies.

Roger Siboni has served as a director since July 2004. Mr. Siboni served as the Chairman of the Board of Epiphany, Inc., a provider of data analytics for customer personalization, from December 1999 until Epiphany, Inc. was acquired by SSA Global Technologies, Inc. in September 2005. Mr. Siboni also served as President and Chief Executive Officer of Epiphany from August 1998 to July 2003. From July 1996 to August 1998, Mr. Siboni was Deputy Chairman and Chief Operating Officer of KPMG Peat Marwick LLP, a member firm of KPMG International, an accounting and consulting firm. From July 1993 to June 1996, Mr. Siboni was Managing Partner of KPMG Peat Marwick LLP’s information, communication and entertainment practice. Mr. Siboni also serves on the boards of directors of Coupa Software Incorporated, a cloud-based provider of spend management solutions, and a number of private companies. Previously, Mr. Siboni served on the board of FileNet Corporation, from December 1998 until it was acquired by IBM in October 2006; the board of infoGROUP Inc., from January 2009 until it was acquired by CCMP Capital Advisors in July 2010; the board of ArcSight, Inc., from June 2009 until it was acquired by Hewlett-Packard Company in October 2010; the board of Classmates Media Corporation, a wholly owned subsidiary of United Online, from 2007 to 2010; the board of Marketo, Inc., from October 2011 until it was acquired by Milestone Holdco, LLC in August 2016; and the board of Cadence Design Systems from January 1999 to April 2020. Mr. Siboni holds a B.S. degree in business administration from the University of California at Berkeley.

As a former Chairman of the Board and Chief Executive Officer of Epiphany, Inc., a former Chief Operating Officer and Managing Partner of the information, communication and entertainment practice at KPMG LLP and a director of a number of companies, including as a former member of the Audit (where he served as Chairman), Finance and Corporate Governance and Nominating Committees of Cadence Design Systems, and as a current member of the Audit (where he also serves as Chairman) and Nominating and Corporate Governance Committees and Lead Independent Director of Coupa Software Incorporated, Mr. Siboni has significant operating experience, as well as financial, accounting and corporate governance experience.

Anjali Sud has served as a director since May 2019. Ms. Sud currently serves as the Chief Executive Officer of Vimeo, Inc., a wholly-owned subsidiary of IAC/InterActiveCorp, and provider of cloud-based software tools that enable creative professionals, marketers and enterprises to stream, host, distribute and monetize videos online and across devices. Ms. Sud has held various positions at Vimeo since July 2014, before being promoted to CEO in July 2017. Prior to Vimeo, Ms. Sud served in various positions at Amazon.com, Inc. from 2010 to 2014, most recently as Director of Marketing. Ms. Sud holds a B.S. degree from the Wharton School at the University of Pennsylvania and an M.B.A. from Harvard Business School.

As the Chief Executive Officer of Vimeo, Ms. Sud brings extensive knowledge of the technology industry and operational experience to the boardroom, including an understanding of the operational, financial and strategic issues facing audio-visual content creators. In addition, through her prior role as Director of Marketing at Amazon, Ms. Sud brings valuable business and marketing insight and experience to our Board.

Avadis Tevanian, Jr. has served as a director since February 2009. Dr. Tevanian serves as a Managing Director of NextEquity Partners, a firm he co-founded in July 2015, and Elevation Partners, a firm he joined in January 2010, making venture capital and private equity investments. Previously, Dr. Tevanian served as the Software Chief Technology Officer of Apple Inc. from 2003 to 2006. As Software CTO, Dr. Tevanian focused on setting the company-wide software technology direction for Apple. Prior to his tenure as Software CTO, Dr. Tevanian was Senior Vice President of Software at Apple, a role he took on when Apple acquired NeXT, Inc. in 1997. As Senior Vice President of Software, Dr. Tevanian led the software engineering team responsible for the creation of macOS and worked as part of Apple’s executive team. Before joining Apple, he was Vice President of Engineering at NeXT, Inc. and was responsible for managing NeXT’s engineering department.

Dr. Tevanian started his professional career at Carnegie Mellon University, where he was a principal designer and engineer of the Mach operating system upon which Nextstep, and now macOS and iOS, are based. Dr. Tevanian is a former board member of Tellme Networks, Inc., an internet telecom company acquired by Microsoft. He holds a B.A. degree in mathematics from the University of Rochester and M.S. and Ph.D. degrees in computer science from Carnegie Mellon University.

With more than 30 years of operational and software expertise, including as Apple’s Chief Software Technology Officer, Dr. Tevanian brings to our Board extensive experience in consumer technology businesses and a deep understanding of the operational and strategic issues facing companies.

There are no family relationships among any of our directors and executive officers.

See “Corporate Governance Matters” and “Compensation of Directors” for additional information regarding our Board.

Director Emeritus

N. William Jasper, Jr. has served as a director since June 2003 and will continue to serve on our Board through the date of the Annual Meeting, at which time he will receive the honorary title of Director Emeritus, in an uncompensated, non-voting capacity. Mr. Jasper joined Dolby in February 1979 as Chief Financial Officer and retired as President and Chief Executive Officer in March 2009. He served in a variety of positions prior to becoming President in May 1983, including as our Vice President, Finance and Administration and as our Executive Vice President. Mr. Jasper is an at-large member of the Academy of Motion Picture Arts and Sciences. He holds a B.S. degree in industrial engineering from Stanford University and an M.B.A. from the University of California at Berkeley.

Our Board of Directors recommends a vote “FOR” the election of each of the nominees set forth above.

COMPENSATION OF DIRECTORS

The following table provides information concerning the compensation paid by us to each of our non-employee directors for fiscal 2020. Our CEO did not receive additional compensation for his service as a director, and his compensation as an employee is presented in the Fiscal 2020 Summary Compensation Table.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)	All Other Compensation ($)	Total ($)
Micheline Chau	73,000	254,035	—	—	327,035
David Dolby	55,000	254,035	—	—	309,035
Peter Gotcher	140,000	254,035	—	—	394,035
N. William Jasper, Jr.	50,000	254,035	—	—	304,035
Simon Segars	70,000	254,035	—	—	324,035
Roger Siboni	90,000	254,035	—	—	344,035
Anjali Sud	56,472	254,035	—	—	310,507
Avadis Tevanian, Jr.	92,000	254,035	—	—	346,035

(1)	Consists of Board and committee annual retainers and, if applicable, Board chairman retainer and committee chairman retainers.
(2)

Stock Awards consist solely of restricted stock unit awards for shares of our Class A Common Stock. The amounts reported reflect the grant date fair value of each equity award computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation (“ASC Topic 718”), excluding estimated forfeitures. See Note 9 to our consolidated financial statements in our 2020 Annual Report on Form 10-K for more information. The amounts reported do not reflect the compensation actually realized by the non-employee directors. There can be no assurance that the restricted stock unit awards will vest (in which case no value will be realized by the individual) or that the value on vesting will approximate the compensation expense recognized by us.

In fiscal 2020, our non-employee directors received the following restricted stock unit awards (which are also reflected in the above table):

Name	Grant Date	Approval Date	Number of Securities Subject to Restricted Stock Unit Awards	Grant Date Fair Value ($)
Micheline Chau	02/04/2020	02/04/2020	3,627	254,035
David Dolby	02/04/2020	02/04/2020	3,627	254,035
Peter Gotcher	02/04/2020	02/04/2020	3,627	254,035
N. William Jasper, Jr.	02/04/2020	02/04/2020	3,627	254,035
Simon Segars	02/04/2020	02/04/2020	3,627	254,035
Roger Siboni	02/04/2020	02/04/2020	3,627	254,035
Anjali Sud	02/04/2020	02/04/2020	3,627	254,035
Avadis Tevanian, Jr.	02/04/2020	02/04/2020	3,627	254,035

As of September 25, 2020, the aggregate number of shares of our Class A Common Stock subject to outstanding stock options and restricted stock unit awards held by each of our non-employee directors is listed in the table below.

Name	Aggregate Number of Shares of Class A Common Stock Subject to Outstanding Stock Options at Sep. 25, 2020	Aggregate Number of Shares of Class A Common Stock Subject to Outstanding Restricted Stock Unit Awards at Sep. 25, 2020
Micheline Chau	—	3,627
David Dolby	—	3,627
Peter Gotcher	—	3,627
N. William Jasper, Jr.	—	3,627
Roger Siboni	—	3,627
Simon Segars	—	3,627
Anjali Sud	—	3,627
Avadis Tevanian, Jr.	—	3,627

Standard Non-Employee Director Compensation Arrangements

We use a combination of cash and equity compensation to attract and retain qualified candidates to serve on our Board. The Nominating and Governance Committee is responsible for conducting periodic reviews of our non-employee director compensation and, if appropriate, recommending to our Board any changes in the type or amount of compensation.

Cash Compensation

During fiscal 2020, the annual cash retainers for serving as a non-employee director on our Board or committees of the Board were as follows:

Board/Committee	Member Annual Retainer	Chairman Annual Retainer (in Addition to Member Retainer)
Board	$50,000	$75,000
Audit	$13,000	$17,000
Compensation	$10,000	$15,000
Nominating and Governance	$ 7,000	$ 8,000
Technology Strategy	$ 5,000	$ 5,000

Members of the Stock Plan Committee receive no annual cash retainer for serving on this committee.

Equity Compensation

During fiscal 2020, a newly appointed non-employee director was eligible to receive an initial restricted stock unit award, and all incumbent/continuing non-employee directors were eligible to receive an annual ongoing restricted stock unit award, in each case covering that number of shares of our Class A Common Stock as determined by dividing $250,000 (pro-rated for complete months of service in the fiscal year in the case of an initial restricted stock unit award for a newly-appointed director) by the average closing price of our Class A Common Stock for the 30 trading days ending on (and including) the trading day immediately preceding the grant date, rounded down to the nearest whole share. Both initial and ongoing restricted stock unit awards vest in full on the day preceding the date of the next Annual Meeting of Stockholders following the grant date of the award (or if earlier, the first anniversary of the award’s grant date), subject to continued service on our Board. All shares covered by initial or ongoing restricted stock unit awards will become fully vested immediately prior to a change in control of Dolby, so long as the director is then on our Board.

Director Compensation Review

The Nominating and Governance Committee reviews our non-employee director compensation on an annual basis, and if appropriate, recommends changes to our Board. For fiscal 2020, the Nominating and Governance Committee engaged Compensia, Inc., the Compensation Committee’s independent executive compensation consulting firm, for purposes of advising the Nominating and Governance Committee on its non-employee director compensation review. The Nominating and Governance Committee provided Compensia with instructions regarding the goals of our non-employee director compensation program. The committee also directed Compensia to evaluate our director compensation relative to director compensation at companies included in our compensation peer group that we use as a market check for our fiscal 2020 executive officer compensation. Following such review, the Nominating and Governance Committee recommended, and our Board subsequently approved, an increase in the annual retainer for serving as the Chairman of the Board, from $50,000 to $75,000, effective fiscal 2020, to better align with market compensation for serving in that role. The Nominating and Governance Committee otherwise concluded that no changes to non-employee director compensation were advisable for fiscal 2020.

In addition to assisting the Nominating and Governance Committee on its non-employee director compensation review, Compensia has advised the Compensation Committee on executive officer compensation matters and has provided other services to Dolby in designing employee compensation programs. The Compensation Committee took into account the provision of these services and the compensation to Compensia for such services in determining that its relationship with Compensia and the work of Compensia on behalf of the Compensation Committee has not raised any conflict of interest, as described in “Compensation Discussion and Analysis—Roles of the Compensation Committee, Management and Compensation Consultant—Role of Compensation Consultant.”

Other Arrangements

We reimburse our non-employee directors for reasonable travel, lodging, and related expenses in connection with attendance at our Board and committee meetings and company-related activities. Eligible non-employee directors may elect to participate in our company-wide healthcare program (which is a program that does not discriminate in scope, terms or operation, in favor of executive officers or directors), provided that they pay the premiums associated with their (and their eligible dependents’) healthcare coverage.

Non-Employee Director Stock Ownership Guidelines

Our Board has approved stock ownership guidelines for our non-employee directors based on our belief that stock ownership further aligns the interests of our non-employee directors with those of our stockholders. These guidelines provide that each non-employee director is expected to accumulate and hold an amount of qualifying Dolby equity securities equal to the lesser of (i) the value of five times his or her annual retainer for service on our Board or (ii) a fixed number of shares having a value equal to five times his or her annual retainer on September 22, 2015 (representing the date of the most recent amendment of the stock ownership guidelines). Compliance is measured as of the last day of each fiscal year. For purposes of our non-employee director stock ownership guidelines, a director’s “annual retainer” excludes any retainer for serving as a member or as a chairman of any Board committees, or for serving as the Chairman of the Board. Directors have five years from the date they first become a non-employee director to achieve the requisite level of ownership.

As of the end of fiscal 2020, all of our non-employee directors were in compliance with our non-employee director stock ownership guidelines.

CORPORATE GOVERNANCE MATTERS

Board Meetings and Committees

Our Board held nine meetings during fiscal 2020. Each of our directors attended at least 75% of the aggregate number of meetings held by our Board and the committees on which he or she served during fiscal 2020.

The standing committees of our Board consist of an Audit Committee, a Compensation Committee, a Nominating and Governance Committee, and a Stock Plan Committee, each of which has the composition and responsibilities described below. Our Board also has convened an ad hoc Technology Strategy Committee, which has the composition and responsibilities described below. Our Board may in the future convene additional ad hoc committees of our Board as it deems necessary or advisable.

Each of the committees of our Board described below acts pursuant to a written charter approved by our Board, each of which is available on the Corporate Governance section of the Investors page of our website at http://investor.dolby.com/corporate-governance.

The non-employee members of our Board regularly meet in executive session without management present. In addition, the independent members of our Board also meet regularly in executive session. Peter Gotcher, our independent Chairman of the Board, serves as the Presiding Director of these executive sessions.

Audit Committee

The current members of the Audit Committee are Micheline Chau, Roger Siboni, and Simon Segars, each of whom is a non-employee member of our Board. No other members of our Board served on the Audit Committee during fiscal 2020. Mr. Siboni is the chairman of the Audit Committee. The Audit Committee held seven meetings during fiscal 2020. Our Board has determined that each member of the Audit Committee meets the requirements for independence under the current requirements of the New York Stock Exchange (the “NYSE”) and the rules and regulations of the Securities and Exchange Commission (the “SEC”). Our Board also has determined that each member of the Audit Committee meets the requirements for financial literacy under the applicable rules and regulations of the NYSE and SEC, and is an “audit committee financial expert” as defined in SEC rules.

The Audit Committee has established a telephone and internet whistleblower hotline for the anonymous submission of suspected violations, including accounting, internal controls or auditing matters, harassment, fraud and policy violations.

The Audit Committee is responsible for, among other things:

•	Monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters;

•	Selecting and hiring our independent auditors, and approving the audit and permissible non-audit services to be performed by them;

•	Evaluating the qualifications, performance and independence of our independent auditors;

•	Evaluating the performance of our internal audit function;

•	Reviewing the adequacy and effectiveness of our control policies and procedures;

•

Acting as our Qualified Legal Compliance Committee to review any report made known to the committee by attorneys employed or retained by Dolby or its subsidiaries of a material violation of U.S. federal or state securities or similar laws;

•	Reviewing, approving or ratifying related person transactions;

•	Attending to risk management matters; and

•	Preparing the Audit Committee report that the SEC requires in our annual report on Form 10-K and in this Proxy Statement.

Compensation Committee

The current members of the Compensation Committee are Micheline Chau, Roger Siboni, Anjali Sud, and Avadis Tevanian, Jr., each of whom is a non-employee member of our Board. Our Board appointed Ms. Sud to the Compensation Committee, effective February 4, 2020. No other members of our Board served on the Compensation Committee during fiscal 2020. Mr. Tevanian is the chairman of the Compensation Committee. In fiscal 2020, the Compensation Committee held eleven meetings. Our Board has determined that each member of the Compensation Committee meets the requirements for independence under current NYSE and SEC rules and regulations. The Compensation Committee is responsible for, among other things:

•	Reviewing and approving corporate goals and objectives relevant to our CEO’s compensation and evaluating our CEO’s performance in light of those goals and objectives;

•

Reviewing and approving the following elements of compensation for our CEO and other executive officers: annual base salary; annual incentive compensation, including the specific performance goals and amounts; long-term incentive compensation; employment agreements; severance arrangements and change in control provisions; and any other significant benefits, compensation or arrangements that are not available to employees generally;

•	Administering Dolby’s broad-based equity incentive plans, including granting equity awards under such plans;

•	Evaluating and approving compensation plans, policies and programs for our CEO and other executive officers;

•	Attending to compensation-related risk management matters;

•	Overseeing our policy on the recovery (“clawback”) of incentive compensation and our executive stock ownership guidelines;

•	Retaining and assessing the independence of any Compensation Committee advisors; and

•	Reviewing the Compensation Discussion and Analysis, and preparing the Compensation Committee report, that the SEC requires in our annual report on Form 10-K and in this Proxy Statement.

Nominating and Governance Committee

The current members of the Nominating and Governance Committee are Peter Gotcher, Simon Segars, and Avadis Tevanian, Jr., each of whom is a non-employee member of our Board. No other members of our Board served on the Nominating and Governance Committee during fiscal 2020. Mr. Gotcher is the chairman of the Nominating and Governance Committee. The Nominating and Governance Committee held eight meetings during fiscal 2020. Our Board has determined that each member of the Nominating and Governance Committee meets the requirements for independence under current NYSE and SEC rules and regulations. The Nominating and Governance Committee is responsible for, among other things:

•	Assisting our Board in identifying and recommending director nominees;

•	Developing and recommending corporate governance principles;

•	Overseeing the evaluation of our Board, Board committees and individual directors;

•	Recommending Board committee assignments;

•	Making an annual report to our Board on succession planning for the position of CEO;

•	Attending to Board- and corporate governance-related risk management matters; and

•	Reviewing and making recommendations to our Board regarding director compensation.

Stock Plan Committee

The current members of the Stock Plan Committee are Avadis Tevanian, Jr. and Kevin Yeaman. No other members of our Board served on the Stock Plan Committee during fiscal 2020. In fiscal 2020, the Stock Plan Committee held one meeting and granted equity awards by written consent on 12 occasions. The Stock Plan Committee has the authority to grant stock options, stock appreciation rights and restricted stock unit awards to newly hired employees and consultants who will not be executive officers or directors of Dolby on the date of grant, and to make performance, promotion or retention grants of equity awards to employees and consultants who are not executive officers or directors of Dolby on the date of grant. Equity awards granted by the Stock Plan Committee are subject to the terms and conditions of the Equity-Based Award Grant and Vesting Policy described in the Compensation Discussion and Analysis below.

Technology Strategy Committee

The current members of the Technology Strategy Committee are David Dolby and Avadis Tevanian, Jr. No other members of our Board served on the Technology Strategy Committee during fiscal 2020. Mr. Tevanian is the chairman of the Technology Strategy Committee. The Technology Strategy Committee held one meeting during fiscal 2020. The Technology Strategy Committee is responsible for exploring the opportunities and issues associated with Dolby’s technology strategies and intellectual property.

Board’s Role in Risk Oversight

Our Board is responsible for overseeing Dolby’s risk management structure. Management is responsible for establishing our business and operational strategies, identifying and assessing the related risks and implementing appropriate risk management practices on a day-to-day basis. Our Board reviews our business and operational strategies and management’s assessment of the related risk, and discusses with management the appropriate level of risk for the company. Our Board meets with management at least quarterly to review, advise and direct management with respect to strategic business risks, operational risks, legal risks and risks related to Dolby’s acquisition strategies, among others. In addition, in fiscal 2020 our Board met on multiple occasions to receive updates and confer with management on company performance and the company’s response to the COVID-19 pandemic, including management’s strategies for minimizing and mitigating pandemic-related risks. Our Board also delegates oversight to Board committees to oversee selected elements of risk.

The Audit Committee oversees financial risk exposures, including monitoring our financial condition and investments, the integrity of our financial statements, accounting matters, internal control over financial reporting, the independence of Dolby’s independent registered public accounting firm, KPMG, plans regarding business continuity and cybersecurity, and guidelines and policies with respect to risk assessment and risk management. The Audit Committee receives periodic internal controls and related assessments from Dolby’s finance department and an annual attestation report on internal control over financial reporting from KPMG. The Audit Committee oversees Dolby’s annual enterprise business risk assessment, which is conducted by our Internal Audit Department. The annual enterprise business risk assessment reviews the primary risks facing the company and Dolby’s associated risk mitigation measures. In addition, the Audit Committee discusses other risk assessment and risk management policies of the company periodically with management.

The Compensation Committee oversees the design of executive compensation structures that create incentives that encourage behaviors and decisions consistent with our business strategy, including a review of an annual risk assessment with respect to our compensation programs and policies generally.

The Nominating and Governance Committee assists our Board in fulfilling its oversight responsibilities with respect to the management of risks associated with Board organization, membership, structure and compensation, succession planning for our directors and executive officers and corporate governance policies.

Board Leadership Structure

Our Corporate Governance Guidelines provide that our Board does not have a policy regarding the separation of the offices of the Chairman of the Board and CEO and that our Board is free to choose the Chairman of the Board in any way that it deems best for the company at any given point in time. Our Board believes that these issues should be considered as part of our Board’s broader governance responsibilities.

Our Board has determined that having two different individuals serve in the roles of Chairman of the Board and CEO is in the best interest of the company’s stockholders at this time. Mr. Yeaman currently serves as our CEO and Mr. Gotcher currently serves as our independent Chairman of the Board. The CEO is responsible for the strategic direction, day-to-day leadership, and performance of the company, while the Chairman of the Board provides overall leadership to our Board. The Chairman of the Board also works with the CEO and General Counsel to prepare Board meeting agendas and chairs meetings of our Board. The leadership structure allows the CEO to focus on his operational responsibilities, while keeping a measure of independence between the oversight function of our Board and those operating decisions. Our Board believes that this leadership structure provides an appropriate allocation of roles and responsibilities at this time.

Board Independence

Our Board has determined that Mses. Chau and Sud, and Messrs. Gotcher, Jasper, Segars, Siboni and Dr. Tevanian do not have any material relationship with Dolby and are independent within the meaning of the standards established by the NYSE. In making this determination, our Board considered all relevant facts and circumstances known to us, including the director’s commercial, accounting, legal, banking, consulting, charitable and familial relationships. With respect to Mr. Jasper, our Board also specifically considered that Mr. Jasper retired as President and Chief Executive Officer of Dolby in March 2009 and has not held a management position with the company for more than ten years.

Succession Planning

As reflected in our Corporate Governance Guidelines, a key responsibility of our Board is to work with the Nominating and Governance Committee on succession planning for our CEO. As part of this process, our Board works with the Nominating and Governance Committee to identify potential successors to our CEO and the committee makes an annual report to our Board. Our Board also has adopted an emergency succession plan in the event of the death, disability, incapacity or unanticipated departure or leave of our CEO.

Policy for Director Recommendations

It is the policy of the Nominating and Governance Committee to consider recommendations for candidates to our Board from stockholders holding at least 250,000 shares of our Common Stock continuously for at least 12 months prior to the date of the submission of the recommendation.

A stockholder that wishes to recommend a candidate for election to our Board should send the recommendation by letter to Dolby Laboratories, Inc., 1275 Market Street, San Francisco, California 94103, Attn: General Counsel. The recommendation must include the candidate’s name, home and business contact information, detailed biographical data, relevant qualifications, a signed letter from the candidate confirming willingness to serve, information regarding any relationships between the candidate and Dolby, and evidence of the recommending stockholder’s ownership of Dolby Common Stock. Such recommendations must also include a statement from the recommending stockholder in support of the candidate, particularly within the context of the criteria for Board membership, addressing issues of character, integrity, judgment, diversity of experience, diversity of perspective, independence, area of expertise, corporate experience, length of service, potential conflicts of interest, other commitments, and personal references.

The committee will use the following procedures to identify and evaluate any individual recommended or offered for nomination to our Board:

•	The committee will consider candidates recommended by stockholders in the same manner as candidates recommended to the committee from other sources;

•

In its evaluation of director candidates, including the members of our Board eligible for re-election, the committee will consider the following: (i) the current size and composition of our Board and the needs of our Board, and the respective committees of our Board; (ii) without assigning any particular weighting or priority to any of these factors, such factors as character, integrity, judgment, diversity of experience, diversity of perspective, independence, area of expertise, corporate experience, length of service, potential conflicts of interest and other commitments; and (iii) other factors that the committee may consider appropriate;

•

The committee requires the following minimum qualifications, which are the desired qualifications and characteristics for Board membership, to be satisfied by any nominee for a position on our Board: (i) the highest personal and professional ethics and integrity; (ii) proven achievement and competence in the nominee’s field and the ability to exercise sound business judgment; (iii) skills that are complementary to those of the existing Board; (iv) the ability to assist and support management and make significant contributions to Dolby’s success; and (v) an understanding of the fiduciary responsibilities that are required of a member of our Board and the commitment of time and energy necessary to diligently carry out those responsibilities;

•

If the committee determines that an additional or replacement director is required, the committee may take such measures that it considers appropriate in connection with its evaluation of a director candidate, including candidate interviews, inquiry of the person or persons making the recommendation or nomination, engagement of an outside search firm to gather additional information, or reliance on the knowledge of the members of the committee, our Board or management; and

•	The committee may propose to our Board a candidate recommended or offered for nomination by a stockholder as a nominee for election to our Board.

We do not maintain a separate policy regarding the diversity of our Board, but during the director nomination process, as described above, the Nominating and Governance Committee considers diversity of experience and diversity of perspective.

For stockholders who wish to nominate a candidate for election to our Board (as opposed to only recommending a candidate for consideration by the Nominating and Governance Committee as described above), see the procedures discussed in “Additional Meeting Matters” below.

Policies and Procedures for Communications to Non-Employee or Independent Directors

In cases where stockholders or interested parties wish to communicate directly with our non-employee or independent directors, messages may be sent to our General Counsel, at generalcounsel@dolby.com, or to Dolby Laboratories, Inc., 1275 Market Street, San Francisco, California 94103, Attn: General Counsel. The office of our General Counsel monitors these communications and our General Counsel will provide a summary of all received messages to our Board at each regularly scheduled meeting of our Board, or if appropriate, solely to the non-employee or independent directors at each regularly scheduled executive session of non-employee or independent directors. Where the nature of a communication warrants, our General Counsel may obtain the more immediate attention of the appropriate committee of our Board, of non-employee or independent directors, of independent advisors or of Dolby management, as our General Counsel considers appropriate. Our General Counsel may decide in the exercise of his judgment whether a response to any stockholder or interested party communication is necessary.

Attendance at Annual Meeting of Stockholders

We encourage our directors to attend our Annual Meetings of Stockholders, and all of the members of our Board attended the 2020 Annual Meeting.

Code of Business Conduct and Ethics

Our Board has adopted a Code of Business Conduct and Ethics, which is applicable to all of our directors and our employees, including our principal executive officer, principal financial officer, principal accounting officer or controller and persons performing similar functions. The Code of Business Conduct and Ethics is available on the Corporate Governance section of the Investor Relations page of our website at http://investor.dolby.com/corporate-governance. We will post any amendments or waivers to the Code of Business Conduct and Ethics that are required to be disclosed by the rules of the SEC or NYSE on this website.

Corporate Governance Guidelines

Our Board has adopted Corporate Governance Guidelines that contain the general framework for the governance of the company. Among other things, our Corporate Governance Guidelines address:

•	The role of our Board;

•	The size and composition of our Board and its committees;

•	New director orientation and continuing education;

•	Board and committee authority to retain independent advisors;

•	Board meetings and process;

•	Board self-evaluation;

•	Evaluation of our CEO and succession planning;

•	Corporate business principles and policies applicable to our Board; and

•	Communications by Board members with outside constituencies.

The Nominating and Governance Committee will periodically review the guidelines and report any recommended changes to our Board. The Corporate Governance Guidelines are available on the Corporate Governance section of the Investors page of our website at http://investor.dolby.com/corporate-governance.

Compensation Committee Interlocks and Insider Participation

The current members of the Compensation Committee are Micheline Chau, Roger Siboni, Anjali Sud, and Avadis Tevanian, Jr. None of the members of our Compensation Committee during the last fiscal year is or has been an officer or employee of our company or had any relationship requiring disclosure under Item 404 of Regulation S-K under the Securities Act of 1933. None of our executive officers has served as a member of the board of directors or compensation committee (or other committee serving an equivalent function) of any entity that has one or more executive officers serving as a member of our Board or Compensation Committee.

Rule 10b5-1 Trading Plans

Certain of our directors and executive officers have adopted, and in the future may adopt, written trading plans that meet the requirements of Rule 10b5-1 of the Securities Exchange Act of 1934. Rule 10b5-1 allows persons who may be considered insiders of an issuer to adopt pre-arranged written plans for trading specified amounts of stock. Rule 10b5-1 trading plans establish predetermined trading parameters that, among other things, do not permit the person adopting the trading plan to exercise subsequent influence over how, when or whether to effect trades. Once a Rule 10b5-1 trading plan has been properly adopted, trades may be executed pursuant to the terms of the trading plan at times when the person would otherwise be restricted from trading (e.g., during a closed trading window). Rule 10b5-1 trading plans are designed to allow individuals to purchase or sell shares in an orderly fashion for asset diversification, liquidity, tax planning and other purposes when they might otherwise be restricted from doing so due to material, non-public information that they might possess at the time of the purchase or sale.

Under our policies, directors and executive officers may enter into a new Rule 10b5-1 trading plan or amend an existing trading plan only during an open trading window and only if they are not in possession of any material non-public information concerning Dolby at the time. In addition, trades pursuant to a new or amended Rule 10b5-1 trading plan may not be made until the date of the opening of the next quarterly trading window following the date of entry into, or amendment of, such trading plan. Each Rule 10b5-1 trading plan generally must remain in effect for at least one year following its adoption and must automatically terminate within two years from the adoption date. Rule 10b5-1 trading plan terms do not generally restrict directors or executive officers from making trades outside of the trading plans, provided that any such trades occur during open windows and are otherwise subject to our insider trading policy requirements.

Sale transactions by our directors and executive officers under Rule 10b5-1 trading plans will be disclosed publicly through filings with the SEC to the extent required. We do not undertake any obligation to report Rule 10b5-1 trading plans that may be adopted by any of our directors or executive officers, or to report any modifications or terminations of any publicly announced plan, except to the extent required by law.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the number of shares of our Common Stock beneficially owned by: (i) each person who is known by us to own beneficially more than 5% of either our Class A Common Stock or Class B Common Stock; (ii) each of our directors; (iii) each of our NEOs; and (iv) all of our directors and executive officers as a group. The information provided in the table is as of November 18, 2020, and is based on our records, information filed with the SEC, and information furnished by the respective individuals or entities, as the case may be.

Applicable percentage ownership is based on 64,942,653 shares of our Class A Common Stock and 36,127,720 shares of our Class B Common Stock outstanding as of November 18, 2020. In computing the number of shares of Common Stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding: (i) shares of Common Stock subject to stock options held by that person that were exercisable on or are exercisable within 60 days after November 18, 2020 (excluding performance stock options that may vest, if at all, within such 60-day period based on the achievement of performance criteria); and (ii) shares of Common Stock subject to restricted stock unit awards held by that person that are subject to vest within 60 days after November 18, 2020.

Unless otherwise indicated below, the address of each beneficial owner listed in the table is c/o Dolby Laboratories, Inc., 1275 Market Street, San Francisco, California 94103.

We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information available or furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of Common Stock that they beneficially own, subject to applicable community property laws.

	Shares Beneficially Owned					% Total Voting Power(2)
	Class A Common Stock(1)			Class B Common Stock(1)
Name of Beneficial Owner	Shares	%		Shares	%
5% Stockholders:
Ray Dolby 2002 Trust A dated April 19, 2002(3)	—	—		160,592	*	*
Ray Dolby 2002 Trust B dated April 19, 2002(4)	—	—		463,262	1.3%	1.1%
Dolby Holdings II LLC(5)	—	—		1,040,000	2.9%	2.4%
Marital Trust under the Dolby Family Trust Instrument dated May 7, 1999(6)	—	—		24,108,162	66.7%	56.6%
Dagmar Dolby Trust under the Dolby Family Trust Instrument dated May 7, 1999(7)	—	—		6,526,617	18.1%	15.3%
Dolby Holdings III LLC(8)	—	—		350,000	1.0%	*
Dagmar Dolby 2016 Trust B, dated March 23, 2016(9)	—	—		403,600	1.1%	*
Dagmar Dolby 2020 Trust BB-2 dated November 18, 2020(10)	—	—		3,000,000	8.3%	7.0%
Dagmar Dolby(11)	760,250	1.2%		36,052,233	99.8%	84.8%
Thomas E. Dolby(12)	—	—		680,592	1.9%	1.6%
Clearbridge Investments, LLC(13)	4,526,817	7.0%		—	—	1.1%
The Vanguard Group(14)	5,800,278	8.9%		—	—	1.4%
Named Executive Officers and Directors:
Kevin Yeaman(15)	1,181,863	1.8%		—	—	*
Lewis Chew(16)	443,789		*	—	—	*
Andy Sherman(17)	190,755		*	—	—	*
Giles Baker(18)	138,738		*	—	—	*
Todd Pendleton(19)	27,923		*	—	—	*
Micheline Chau	54,515		*	—	—	*
David Dolby(20)	70,351		*	35,371,641	97.9%	83.0%
Peter Gotcher	34,641		*	—	—	*
N. William Jasper, Jr.(21)	7,000		*	5,000	*	*
Simon Segars	28,483		*	—	—	*
Roger Siboni	28,483		*	—	—	*
Anjali Sud	2,585		*	—	—	*
Avadis Tevanian, Jr.(22)	48,748		*	—	—	*
All executive officers and directors as a group (14 persons)(23)	2,320,400	3.5%		35,376,641	97.9%	83.5%

*	Less than one percent.
(1)

Each holder of Class B Common Stock is entitled to ten votes per share of Class B Common Stock and each holder of Class A Common Stock is entitled to one vote per share of Class A Common Stock on all matters submitted to our stockholders for a vote. The Class A Common Stock and Class B Common Stock vote together as a single class on all matters submitted to a vote of our stockholders, except as may otherwise be required by law. The Class B Common Stock is convertible at any time at the election of the holder into shares of Class A Common Stock on a one-for-one share basis. The Class A Common Stock beneficial ownership percentages shown in the “Class A Common Stock” column of this table are calculated based on the number of shares of Class A Common Stock that are outstanding and beneficially owned by each beneficial owner as of November 18, 2020, and do not reflect the conversion of any shares of Class B Common Stock beneficially owned by such beneficial owner as of such date.

(2)	Percentage total voting power represents voting power with respect to all shares of our Class A Common Stock and Class B Common Stock, as a single class.
(3)

Consists of 160,592 shares of Class B Common Stock held of record by Dagmar Dolby, as Trustee of the Ray Dolby 2002 Trust A, dated April 19, 2002 (the “Ray Dolby 2002 Trust A”). Thomas E. Dolby, Dagmar Dolby’s son, is the Special Trustee of the Ray Dolby 2002 Trust A. Dagmar Dolby has sole dispositive power over the shares held of record by the Ray Dolby 2002 Trust A, and Thomas E. Dolby has sole voting power over the shares held of record by the Ray Dolby 2002 Trust A. Assuming conversion of the shares of Class B Common Stock beneficially owned by the Ray Dolby 2002 Trust A into shares of Class A Common Stock, such converted shares would represent beneficial ownership of less than one percent of the outstanding shares of Class A Common Stock as of November 18, 2020. Dagmar Dolby and Thomas E. Dolby disclaim beneficial ownership of these securities except to the extent of their respective pecuniary interests therein.

(4)

Consists of 463,262 shares of Class B Common Stock held of record by Dagmar Dolby, as Trustee of the Ray Dolby 2002 Trust B, dated April 19, 2002 (the “Ray Dolby 2002 Trust B”). David Dolby, Dagmar Dolby’s son, is the Special Trustee of the Ray Dolby 2002 Trust B. Dagmar Dolby has sole dispositive power over the shares held of record by the Ray Dolby 2002 Trust B, and David Dolby has sole voting power over the shares held of record by the Ray Dolby 2002 Trust B. Assuming conversion of the shares of Class B Common Stock beneficially owned by the Ray Dolby 2002 Trust B into shares of Class A Common Stock, such converted shares would represent beneficial ownership of less than one percent of the outstanding shares of Class A Common Stock as of November 18, 2020. Dagmar Dolby and David Dolby disclaim beneficial ownership of these securities except to the extent of their respective pecuniary interests therein.

(5)

Consists of 1,040,000 shares of Class B Common Stock held of record by Dolby Holdings II LLC (“Dolby Holdings II”). Dagmar Dolby has sole dispositive power over the shares held of record by Dolby Holdings II as the Manager of Dolby Holdings II. Each of Thomas E. Dolby and David Dolby has sole voting power over 50% of the shares held of record by Dolby Holdings II, as Special Managers of Dolby Holdings II. Assuming conversion of the shares of Class B Common Stock beneficially owned by Dolby Holdings II into shares of Class A Common Stock, such converted shares would represent beneficial ownership of 1.6% of the outstanding shares of Class A Common Stock as of November 18, 2020. Dagmar Dolby, Thomas E. Dolby, and David Dolby disclaim beneficial ownership of these securities except to the extent of their respective pecuniary interests therein.

(6)

Consists of 24,108,162 shares of Class B Common Stock held of record by Dagmar Dolby, as Trustee of the Marital Trust under the Dolby Family Trust Instrument dated May 7, 1999 (the “Marital Trust”). David Dolby is the Special Trustee of the Marital Trust. Dagmar Dolby has sole dispositive power over the shares held of record by the Marital Trust, and Dagmar Dolby and David Dolby have shared voting power over the shares held of record by the Marital Trust, with voting decisions requiring the unanimous vote of the Trustee and the Special Trustee. Assuming conversion of the shares of Class B Common Stock beneficially owned by the Marital Trust into shares of Class A Common Stock, such converted shares would represent beneficial ownership of 27.1% of the outstanding shares of Class A Common Stock as of November 18, 2020. Dagmar Dolby and David Dolby disclaim beneficial ownership of these securities except to the extent of their respective pecuniary interests therein.

(7)

Consists of 6,526,617 shares of Class B Common Stock held of record by Dagmar Dolby, as Trustee of the Dagmar Dolby Trust under the Dolby Family Trust Instrument dated May 7, 1999 (the “Dagmar Dolby Trust”). David Dolby is the Special Trustee of the Dagmar Dolby Trust. Dagmar Dolby has sole dispositive power over the shares held of record by the Dagmar Dolby Trust, and Dagmar Dolby and David Dolby have shared voting power over the shares held of record by the Dagmar Dolby Trust, with voting decisions requiring the unanimous vote of the Trustee and the Special Trustee. Assuming conversion of the shares of Class B Common Stock beneficially owned by the Dagmar Dolby Trust into shares of Class A Common Stock, such converted shares would represent beneficial ownership of 9.1% of the outstanding shares of Class A Common Stock as of November 18, 2020. Dagmar Dolby and David Dolby disclaim beneficial ownership of these securities except to the extent of their respective pecuniary interests therein.

(8)

Consists of 350,000 shares of Class B Common Stock held of record by Dolby Holdings III LLC (“Dolby Holdings III”). Dagmar Dolby has sole dispositive power over the shares held of record by Dolby Holdings III as the Manager of Dolby Holdings III. David Dolby has sole voting power over the shares of record held by Dolby Holdings III as a Special Manager of Dolby Holdings III. Assuming conversion of the shares of Class B Common Stock beneficially owned by Dolby Holdings III into shares of Class A Common Stock, such converted shares would represent beneficial ownership of less than one percent of the outstanding shares of Class A Common Stock as of November 18, 2020. Dagmar Dolby and David Dolby disclaim beneficial ownership of these securities except to the extent of their respective pecuniary interests therein.

(9)

Consists of 403,600 shares of Class B Common Stock held of record by Dagmar Dolby, as Trustee of the Dagmar Dolby 2016 Trust B, dated March 23, 2016 (the “Dagmar Dolby 2016 Trust B”). David Dolby is the Special Trustee of the Dagmar Dolby 2016 Trust B. Dagmar Dolby has sole dispositive power over the shares held of record by the Dagmar Dolby 2016 Trust B, and David Dolby has sole voting power over the shares held of record by the Dagmar Dolby 2016 Trust B. Assuming conversion of the shares of Class B Common Stock beneficially owned by the Dagmar Dolby 2016 Trust B into shares of Class A Common Stock, such converted shares would represent beneficial ownership of less than one percent of the outstanding shares of Class A Common Stock as of November 18, 2020. Dagmar Dolby and David Dolby disclaim beneficial ownership of these securities except to the extent of their respective pecuniary interests therein.

(10)

Consists of 3,000,000 shares of Class B Common Stock held of record by Dagmar Dolby, as Trustee of the Dagmar Dolby 2020 Trust BB-2 dated November 18, 2020 (the “Dagmar Dolby 2020 Trust BB-2”). Dagmar Dolby is the Trustee of, and has sole dispositive power over the shares held of record by the Dagmar Dolby 2020 Trust BB-2. David Dolby is the Special Trustee of, and has sole voting power over the shares held of record by the Dagmar Dolby 2020 Trust BB-2. Assuming conversion of the shares of Class B Common Stock beneficially owned by the Dagmar Dolby 2020 Trust BB-2 into shares of Class A Common Stock, such converted shares would represent beneficial ownership of 4.4% of the outstanding shares of Class A Common Stock as of November 18, 2020. Dagmar Dolby and David Dolby disclaim beneficial ownership of these securities except to the extent of their respective pecuniary interests therein.

(11)

Consists of (i) the shares described in Notes 3 through 10, which descriptions are incorporated herein by reference, plus (ii) 97,000 shares of Class A Common Stock held of record by the Ray and Dagmar Dolby Family Fund, a California nonprofit public benefit corporation and a private foundation within the meaning of section 509(a) of the Internal Revenue Code (the “Dolby Family Fund”), plus (iii) 663,250 shares of Class A Common Stock held of record by the Dagmar Dolby Fund, a California nonprofit public benefit corporation (the “Dagmar Dolby Fund”). Dagmar Dolby is the President and sole director of, and has sole dispositive and voting power over the shares held of record by, the Dolby Family Fund. Dagmar Dolby, as one of three directors of the Dagmar Dolby Fund, has shared voting and dispositive power over all 663,250 shares of Class A Common Stock held of record by the Dagmar Dolby Fund, with voting and disposition decisions requiring the majority vote of the Dagmar Dolby Fund’s board of directors. All shares beneficially owned by Dagmar Dolby collectively represent 84.8% of the total voting power of the Class A Common Stock and Class B Common Stock, and the shares over which Dagmar Dolby has sole or shared voting power collectively represent 72.1% of the total voting power of the Class A Common Stock and Class B Common Stock. Assuming conversion of the shares of Class B Common Stock beneficially owned by Dagmar Dolby into shares of Class A Common Stock, such converted shares, together with the other shares of Class A Common Stock beneficially owned by Dagmar Dolby, would represent beneficial ownership of 36.4% of the outstanding shares of Class A Common Stock as of November 18, 2020. Dagmar Dolby disclaims beneficial ownership of these securities except to the extent of her pecuniary interest therein.

(12)

Consists of all of the shares described in Note 3 and 50% of the shares described in Note 5, which descriptions are incorporated herein by reference. Assuming conversion of the shares of Class B Common Stock beneficially owned by Thomas E. Dolby into shares of Class A Common Stock, such converted shares would represent beneficial ownership of 1.0% of the outstanding shares of Class A Common Stock as of November 18, 2020. Thomas E. Dolby disclaims beneficial ownership of these securities except to the extent of his pecuniary interest therein.

(13)

Based on a Schedule 13G/A filed with the SEC on February 14, 2020, wherein Clearbridge Investments, LLC (“Clearbridge”) reported beneficial ownership of 4,526,817 shares of Class A Common Stock. Clearbridge reported sole dispositive power as to all of the shares and sole voting power as to 4,372,693 of the shares. The address for Clearbridge is 620 8th Avenue, New York, New York 10018.

(14)

Based on a Schedule 13G/A filed with the SEC on February 12, 2020, wherein The Vanguard Group (“Vanguard”) reported beneficial ownership of 5,800,278 shares of Class A Common Stock. Vanguard reported sole dispositive power as to 5,762,298 of the shares, shared dispositive power as to 37,980 of the shares, sole voting power as to 33,198 of the shares, and shared voting power as to 13,079 of the shares. The address for Vanguard is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.
(15)

Shares held in the name of Kevin and Rachel Yeaman, Trustees of the Yeaman Family Trust dated May 14, 2009 (the “Yeaman Trust”). Includes stock options held in the name of the Yeaman Trust to purchase 1,105,205 shares of Class A Common Stock that are exercisable within 60 days after November 18, 2020. Includes 43,763 shares of Class A Common Stock subject to restricted stock unit awards that vest within 60 days after November 18, 2020.

(16)

Includes stock options held by Mr. Chew to purchase 365,642 shares of Class A Common Stock that are exercisable within 60 days after November 18, 2020. Includes 13,550 shares of Class A Common Stock subject to restricted stock unit awards that vest within 60 days after November 18, 2020.

(17)

Includes stock options held by Mr. Sherman to purchase 161,617 shares of Class A Common Stock that are exercisable within 60 days after November 18, 2020. Includes 13,300 shares of Class A Common Stock subject to restricted stock unit awards that vest within 60 days after November 18, 2020.

(18)

Includes stock options held by Mr. Baker to purchase 126,363 shares of Class A Common Stock that are exercisable within 60 days after November 18, 2020. Includes 12,375 shares of Class A Common Stock subject to restricted stock unit awards that vest within 60 days after November 18, 2020.

(19)

Includes stock options held by Mr. Pendleton to purchase 23,348 shares of Class A Common Stock that are exercisable within 60 days after November 18, 2020. Includes 4,575 shares of Class A Common Stock subject to restricted stock unit awards that vest within 60 days after November 18, 2020.

(20)

Consists of (i) 70,351 shares of Class A Common Stock held of record by David Dolby, plus (ii) all of the shares described in Notes 4, 6, 7, 8, 9 and 10, which descriptions are incorporated herein by reference, plus (iii) 50% of the shares described in Note 5, which description is incorporated herein by reference. Assuming conversion of the shares of Class B Common Stock beneficially owned by David Dolby into shares of Class A Common Stock, such converted shares, together with the other shares of Class A Common Stock beneficially owned by David Dolby, would represent beneficial ownership of 35.3% of the outstanding shares of Class A Common Stock as of November 18, 2020. David Dolby disclaims beneficial ownership of the securities referenced in clauses (ii) and (iii) except to the extent of his pecuniary interest therein.

(21)

Shares held in the name of N. William Jasper, Jr. as Trustee of the N. William Jasper, Jr. 2004 Trust. Assuming conversion of the shares of Class B Common Stock beneficially owned by Mr. Jasper into shares of Class A Common Stock, such converted shares, together with the other shares of Class A Common Stock beneficially owned by Mr. Jasper, would represent beneficial ownership of less than one percent of the outstanding shares of Class A Common Stock as of November 18, 2020.

(22)	Shares held in the name of Avadis Tevanian, Jr. and Nancy Tevanian Trust u/a/d 5/29/96.
(23)

Includes (i) stock options held by all executive officers and directors to purchase an aggregate of 1,785,634 shares of Class A Common Stock that are exercisable within 60 days after November 18, 2020 and (ii) 94,563 shares of Class A Common Stock subject to restricted stock unit awards held by all executive officers and directors that vest within 60 days after November 18, 2020.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review, Approval or Ratification of Related Person Transactions

Our Board has adopted a written Related Person Transactions Policy. Pursuant to this policy, any related person transaction proposed or entered into by Dolby must be reviewed, approved or ratified by the Audit Committee in accordance with the terms of the policy. A “related person transaction” is a transaction between Dolby and a related person in which the aggregate amount involved exceeds or may be expected to exceed $120,000 and in which a related person has or will have a direct or indirect material interest. For purposes of the policy, a “related person” is any person who is or was an executive officer, director or nominee for director at any time since the beginning of the last fiscal year and such person’s immediate family members, or a greater than 5% beneficial owner of any class of our voting securities at the time of the occurrence or existence of the transaction and such owner’s immediate family members.

Any related person transaction proposed or entered into by Dolby that does not fall into a specified exclusion under the policy must be reported to Dolby’s General Counsel, and the Audit Committee will review, approve or ratify such transactions in accordance with the terms of the policy. In the course of its review and approval or ratification of a related person transaction, the Audit Committee considers:

•	The approximate dollar value of the amount involved in the transaction;

•	The related person’s interest in the transaction and the approximate dollar value of such interest without regard to any profit or loss;

•	Whether the transaction was undertaken in the ordinary course of business of the company;

•	Whether the transaction with the related person is proposed to be, or was, entered into on terms no less favorable to Dolby than terms that could have been reached with an unrelated third party;

•	The purpose of, and the potential benefits to Dolby of, the transaction; and

•	Any other information regarding the transaction or the related person in the context of the transaction that would be material to investors in light of the circumstances of the particular transaction.

In addition, the use of certain theatres of the company by the immediate family members of Ray Dolby, to the extent that it may constitute a related person transaction, is deemed to be pre-approved under the terms of the policy.

Since September 28, 2019, we have not been a party to any related person transactions, other than the transactions described below.

Real Estate Transactions

Lease for 100 Potrero Avenue Premises

Since 1980, we have leased approximately 70,000 square feet of office space located at 100 Potrero Avenue, San Francisco, California from several Dolby family entities pursuant to a master lease (the “Master Lease”). The Master Lease expires on October 31, 2024 and provides us an option to renew for two additional five-year terms at a rate equal to the rent that the landlord could obtain for the applicable option term from a third party desiring to lease the premises for the option term, as determined by the landlord and agreed to by us. In connection with the Master Lease, we also leased additional parking and warehouse space adjacent to 100 Potrero from the Dolby entities. We provided the landlord notice of early-termination of these additional leases (which otherwise would have terminated on October 31, 2024) in fiscal 2019, effective October 31, 2019. As disclosed in our 2019 Annual Meeting Proxy Statement, pursuant to the terms of the additional leases, we made an early-termination payment in the aggregate amount of $98,259 at the time we delivered notice of early termination.

We are generally responsible for operating expenses, taxes, and the condition, operation, repair, maintenance, security and management of the premises. We also agreed to indemnify and hold the Dolby family entities, as landlord, harmless from and against certain liabilities, damages, claims, costs, penalties and expenses arising from our conduct related to the premises.

Dolby Family Sub-lease of 100 Potrero Avenue Premises

Under the terms of the Master Lease, a Dolby family entity acting as landlord or a member of the Dolby family, as assignee, retains the right to sublease office space at 100 Potrero with prior notice to us, at a rental rate equal to the then-current base rent per square foot paid by us plus $14 per square foot per year (reflecting estimated costs payable by us for the operation and maintenance of the premises, subject to an annual increase of 1.5% per year during each year of the sublease term), which we refer to as the rent and related expenses below. In fiscal 2020, a member of the Dolby family, as assignee, exercised its right to sublease this space, comprising approximately 1,617 rentable square feet. The amount of rent and related expenses paid to us for this space by the member of the Dolby family in fiscal 2020 was $7,546 and the aggregate amount of rent and related expenses over the remaining life of this sublease arrangement is approximately $384,979, as of September 25, 2020.

Our Ceased Occupation of 100 Potrero Avenue Premises

As previously disclosed, in fiscal 2019, we ceased occupying the 100 Potrero premises and executed a sublease with a third-party tenant for our remaining lease term (through October 31, 2024) at a rental rate that is higher than what we are paying to the Dolby family entity under our Master Lease. Under the sublease, the subtenant is required to reimburse us for our costs related to operating expenses, taxes, and the condition, operation, repair, maintenance, security, and management of the subleased premises and to indemnify and hold us harmless with respect to the subleased premises in substantially the same manner as provided in the Master Lease and described above. As a result of our ceased occupancy, in fiscal 2019 we incurred $33.5 million in restructuring charges recorded as operating expenses in our consolidated statement of operations, as described in Note 17 to our consolidated financial statements in our 2020 Annual Report on Form 10-K.

Fiscal 2020 Rent Expense for 100 Potrero Avenue Premises

The rent expense under the 100 Potrero Master Lease was $3.3 million in fiscal 2020. As described above, we ceased occupying the 100 Potrero Avenue premises in fiscal 2019 and entered into a sublease with a third party for the remainder of our term, at a rental rate that is higher than what we are paying to the Dolby family under our Master Lease. However, Item 404 of the SEC’s Regulation S-K requires us to disclose our estimated rent expense over the remaining life of the Master Lease for these premises, which is $47 million as of September 25, 2020. This figure includes $33.4 million in rent payable for the option—which we do not intend to exercise—to renew the 100 Potrero Avenue lease for two additional five year terms beyond its October 31, 2024 expiration, assuming a rental rate equal to the rate applicable to the month in which the lease is to expire (the actual rental rate during any option term is not known at this time and may be materially different from the rate used in our assumptions).

Jointly-Owned Real Estate Entities

As of the end of fiscal 2020, the Dagmar Dolby Trust or Dolby Wootton Bassett, LLC (“DWB”), of which the Dagmar Dolby Trust is the sole member, own a majority financial interest in three real estate entities that owned and leased commercial real property to us in fiscal 2020. We own the remaining financial interests in these real estate entities. The following table sets forth, as of the end of fiscal 2020, for each of these real estate entities, the entity that owns the majority financial interest in the real estate entity, the percentage interest owned, and the location of the property.

Real Estate Entity	Majority Owner	Majority Ownership Interest	Location of Property
Dolby Properties Burbank, LLC	Dagmar Dolby Trust	51%	Burbank, California
Dolby Properties Brisbane, LLC	Dagmar Dolby Trust	51%	Brisbane, California
Dolby Properties, LP	DWB	90%	Wootton Bassett, England

The expense attributable to Dolby and recorded for rents payable to such entities was $454,569 in fiscal 2020 and the estimated rent expense attributable to Dolby over the remaining life of the various leases for these facilities is approximately $4.3 million as of September 25, 2020, assuming the exercise of our two five-year renewal options for our offices at 3601 W. Alameda Avenue in Burbank, California (for these purposes, assuming a rental rate equal to the rate applicable to the month in which the lease is scheduled to expire; the actual rental rate during any option term is not known at this time and may be materially different from the rate used in our assumptions). These amounts include rent payable by us under our lease of approximately 18,500 square feet of office space in Wootton Bassett, England through the end of calendar 2020. This lease expired on March 31, 2020, and we continue to occupy the premises pursuant to a statutory continuation of the lease under the UK Landlord and Tenant Act 1954 on substantially the same terms, including a monthly rental rate of approximately £13,679.

When we negotiate new terms for any lease agreement with the Dolby family or any of the jointly-owned real estate entities, we engage real estate brokers to provide fair market rent and lease terms based on a summary of comparable properties located in the area of the subject property. The brokers are instructed that the transaction is intended to be completed on an “arm’s-length” basis. We believe that all of our leases were entered into on a reasonable fair market basis.

Dolby Properties Brisbane, LLC

Our lease for manufacturing and office space in Brisbane, California with Dolby Properties Brisbane, LLC (a limited liability company jointly owned by the Dagmar Dolby Trust and us, as described above, the “LLC”) expired on March 31, 2019. We did not renew our lease for these premises and the LLC subsequently marketed the property for sale. In October 2019, the LLC concurrently entered into a five-year lease agreement and a purchase and sale agreement with an unrelated third party (“Buyer”) for sale of the property for $16.5 million in cash (the “Sale”). On November 29, 2019, the Buyer provided written notice of its election to proceed with the purchase following the expiration of its 60-day due diligence period to evaluate the property and the Buyer delivered a $1 million non-refundable deposit (the “Deposit”) concurrently with the delivery of that approval notice. The lease agreement allows Buyer to exclusively occupy the premises through the closing date of the Sale. If Buyer defaults on its obligation to purchase the property, the LLC may terminate the purchase and sale agreement and retain the Deposit, and the lease agreement will continue for the remainder of its five-year term. Under the terms of the lease agreement, rent commenced on January 1, 2020 at a rate of $60,000 per month for 12 months (and then, if applicable, increases to $90,000 per month beginning on the 13th month, subject to 3% annual increases). Any proceeds from the Sale (and if applicable, the Deposit and any rent paid under the lease agreement) will inure 51% to the Dagmar Dolby Trust and 49% to us. On May 27, 2020, the LLC entered into an amendment to the lease and purchase and sale agreement to extend the outside closing date of the sale from July 3, 2020 to December 24, 2020. Rent under the lease is required to be paid by the Buyer through the sale, and, we believe that the closing will occur on or prior to the outside closing date.

Academy Museum Donations

In June 2014, we agreed to donate cinema products and related services to the Museum of the Academy of Motion Picture Arts and Sciences (the “Academy Museum”) having a retail value of approximately $7 million, in exchange for promotional benefits over a 15 year period, including our exclusive appointment as the audio/video sponsor of the Academy Museum theaters, public recognition of our donation, access to Academy Museum space for events, invitations to certain events, board membership at the Academy Foundation, Academy Museum membership rights, and other benefits. Contemporaneously, the Dolby family agreed to donate $5 million in cash and/or marketable securities to the Academy Museum over time based on achievement of certain key project milestones, in exchange for certain naming rights, public recognition of the Dolby family’s donation, an installation at the Academy Museum dedicated to portraying Ray Dolby’s story, invitations to certain events, board membership at the Academy Foundation, Academy Museum membership rights, and other benefits.

Smithsonian Institution Donations

In September 2018, we agreed to make an in-kind donation to the Smithsonian Institution (the “Smithsonian”), for use in the National Museum of American History (the “Museum”), of certain audio/visual equipment and related services together having a retail value of up to approximately $2 million, including equipment for and refurbishment of an exhibition theatre in the Museum. In exchange for the donation, we are entitled to promotional benefits for a certain period of time, including our exclusive audio/video sponsorship of the Smithsonian, public recognition of our donation, access to the Museum space for events, and invitations to certain events. Contemporaneously, a charitable entity associated with the Dolby family agreed to donate $5 million in cash and/or marketable securities to the Smithsonian over time based on achievement of certain milestones, in exchange for certain benefits, including naming rights and public recognition of the Dolby family’s donation.

BAFTA Donations

In January 2020, we agreed to make an in-kind donation to the British Academy of Film and Television Arts (the “BAFTA”), for use in the redevelopment of the Princess Anne Theater at 195 Piccadilly in London (the “Theater”), of certain audio/visual equipment and related services together having a retail value of up to $930,000, including equipment and services following the Theater’s redevelopment. In exchange for this donation, we are entitled to receive certain benefits from BAFTA, including branding rights, exclusive audio/video sponsorship of the Theater, private use of the Theater under certain circumstances, and event tickets. Contemporaneously, the Dolby family agreed to make a donation to a BAFTA-affiliated organization of cash and/or marketable securities in the amount of $3.5 million, payable in installments based on the achievement of certain milestones, in exchange for certain benefits, including certain naming rights and event tickets.

Other Arrangements with the Dolby Family

In the past, we have allowed members of the Dolby family to use our office facilities for their personal purposes on a limited basis, and we expect this use to continue in the future. For example, members of the Dolby family are allowed to use our conference and screening rooms for personal purposes up to ten times per year. Our Board has approved of these arrangements.

COMPENSATION DISCUSSION AND ANALYSIS

The discussion below is intended to:

•	Explain our fiscal 2020 executive compensation program and philosophy to assist you in evaluating the compensation of our Named Executive Officers; and

•	Review how the Compensation Committee of our Board of Directors (for purposes of this Compensation Discussion and Analysis, the “Committee”) made its executive compensation decisions for fiscal 2020.

Named Executive Officers

Our Named Executive Officers are the individuals whose compensation is set forth in the Summary Compensation Table and accompanying tables. For fiscal 2020, our Named Executive Officers (“NEOs”) were:

•	Kevin Yeaman, our President and Chief Executive Officer;

•	Lewis Chew, our Executive Vice President and Chief Financial Officer;

•	Andy Sherman, our Executive Vice President, General Counsel, and Corporate Secretary;

•	Giles Baker, our Senior Vice President, Consumer Entertainment; and

•	Todd Pendleton, our Senior Vice President and Chief Marketing Officer.

Fiscal 2020 Financial and Operational Highlights

Business Overview

We create audio and imaging technologies that transform entertainment and communications at the cinema, at home, at work, and on mobile devices. Founded in 1965, our strengths stem from expertise in analog and digital signal processing and digital compression technologies that have transformed the ability of artists to convey entertainment experiences to their audiences through recorded media. Such technologies led to the development of our noise-reduction systems for analog tape recordings, and have since evolved into multiple offerings that enable more immersive sound for cinema, digital television transmissions and devices, mobile devices, over-the-top video and music services, and home entertainment devices. Today, we derive the majority of our revenue from licensing our audio technologies. We also derive revenue from licensing our consumer imaging and communication technologies, as well as audio and imaging technologies for premium cinema offerings in collaboration with exhibitors. Finally, we provide products and services for a variety of applications in the cinema, broadcast, communications, and home entertainment markets.

COVID-19

As a September fiscal year-end company, the COVID-19 pandemic began to impact our business late into our second fiscal quarter. The pandemic triggered unexpected and rapid worldwide shutdowns, job losses, and other disruptions which in turn negatively affected the global economy, including consumer demand for products that include our technologies. This resulted in decreased revenue pertaining to customer-shipment royalties in portions of fiscal 2020. In addition, the overall cinema market was adversely impacted by COVID-19 shelter-in-place and social distancing mandates, which resulted in the temporary closure of a substantial majority of Dolby Cinema sites for portions of fiscal 2020, thus reducing revenues recognized from box office receipts and contributing to the decline in demand for our cinema products and services. Despite the unprecedented and challenging environment, we believe the company achieved solid performance for fiscal 2020, as discussed below.

Key Financial Highlights

Our key financial highlights for fiscal 2020 and a comparison to fiscal 2019 were as follows:

	Fiscal 2020	Fiscal 2019
Total Revenue	$1.16 billion	$1.24 billion
Net Income	$231.4 million	$255.2 million
Diluted Earnings Per Share	$2.25	$2.44
Non-GAAP Net Income(1)	$305.2 million	$334.6 million
Non-GAAP Diluted Earnings Per Share(1)	$2.97	$3.20
Stock Price Per Share (High and Low)	$73.94 / $44.68	$71.77 / $56.09
Stock Price Per Share as of Fiscal Year-End	$64.99	$63.79

(1)	A reconciliation of our non-GAAP to GAAP financial results is set forth in Appendix A to this Proxy Statement.

Return of Capital to Stockholders

In fiscal 2020, we returned $262.3 million to our stockholders, $173.7 million in the form of stock repurchases and $88.6 million in the form of dividends.

Beginning with the introduction of our stock repurchase program in fiscal 2010 and through the end of fiscal 2020, we have returned cash of over $2.6 billion to our stockholders through stock repurchases, our quarterly dividend program, and our fiscal 2013 special dividend.

Key Business Highlights

In fiscal 2020, we continued to focus on expanding our leadership in audio and imaging solutions for premium entertainment content by increasing the number of Dolby experiences that people can enjoy, which we believe will drive revenue growth across the markets we serve. We aim to drive revenue growth by broadening Dolby experiences to more types of content, such as music and gaming, that can increase our value proposition in our existing device categories and create opportunities in new device categories that can accelerate adoption of our technologies. We are also beginning to leverage our audio and imaging expertise to expand the reach of our technologies to address content beyond premium entertainment that can create new revenue-generating opportunities. The following are select highlights for fiscal 2020 for the key markets that we address and the various Dolby technologies and solutions that serve these markets:

Licensing

•

Broadcast. We continued to add new TV partners for Dolby Vision®, our imaging technology combining high dynamic range and dynamic metadata to deliver higher color contrast, brighter contrast, and improved details for cinema and a wide range of media devices, and Dolby Atmos®, our object-oriented audio technology for cinema and a wide range of media devices that allows sound to be precisely placed and moved anywhere in the listening environment, including the overhead dimension. For example, during fiscal 2020, Xiaomi launched its first TV model that supports both Dolby Vision and Dolby Atmos. In addition, many of our existing partners expanded their support of the combined Dolby Vision and Dolby Atmos experience by releasing more models and expanding into international markets, such as India. As a result, the adoption of Dolby Vision and Dolby Atmos within 4K TV shipments in fiscal 2020 grew compared to the previous year.

Also in fiscal 2020, we launched Dolby Vision IQTM along with our TV partners LG and Panasonic. Dolby Vision IQ automatically adjusts the TV picture according to the surrounding light and the type of content being viewed, creating an enhanced viewing experience.

We also continued to see engagement with partners supporting our newer technologies in set top boxes. In fiscal 2020, Free, a broadcast service provider in France, as well as Deutsche Telekom in Germany, both launched their first set top boxes supporting Dolby Vision and Dolby Atmos.

•

Mobile. We continued to focus on adoption of our technologies across major mobile ecosystems, including Apple and Android. HE-AAC, our advanced digital audio codec solution with higher bandwidth efficiency used for a wide range of media applications, and HEVC, our next-generation digital video codec with high bandwidth efficiency to support ultra-high definition experiences for a wide range of media devices, are widely adopted audio and video technologies across mobile devices, which we offer through our patent licensing programs. We also continued to focus on expanding adoption of our Dolby Digital Plus,™ AC-4, Dolby Atmos, and Dolby Vision technologies in the mobile market. Dolby Digital Plus is our advanced digital audio coding technology that offers more efficient audio transmission for a wide range of media applications and devices. AC-4 is our next-generation digital audio coding technology that increases transmission efficiency while delivering new audio experiences, including Dolby Atmos, to a wide range of playback devices.

The breadth of mobile devices supporting Dolby technologies continued to increase globally. In fiscal 2020, Apple continued to adopt Dolby Vision and Dolby Atmos across its portfolio of devices, leading to Dolby Atmos support in the AirPods Pro with the release of iOS14, and shortly after our fiscal 2020, support for Dolby Vision capture and playback on Apple’s newest iPhone. In addition, a majority of Apple’s other current iOS product offerings support the combined experience of Dolby Vision and Dolby Atmos. Additional Dolby Atmos-enabled mobile devices are available in the market from partners such as Samsung, Amazon, Oppo, and Sony.

•

Consumer Electronics. The breadth of devices in the home entertainment market supporting Dolby Atmos continued to expand. Sonos launched a new soundbar that supports Dolby Atmos, and Roku launched their new digital media adapter supporting Dolby Vision and Dolby Atmos.

In addition, content available in Dolby Vision and Dolby Atmos continued to grow in fiscal 2020, broadening our opportunities for increased adoption in more devices. Google Play, Showtime, and CBS began supporting Dolby Vision content. Additional over-the-top services currently supporting the combined experience of Dolby Vision and Dolby Atmos include Netflix, Disney+, Amazon, and Apple TV+. We have also expanded our global presence with Hotstar supporting Dolby Vision within its Disney+ content in India, and Tencent and iQiYi supporting Dolby Vision and Dolby Atmos in China.

We continued to focus on expanding the availability of Dolby technologies to new devices and new forms of content such as music, bringing new Dolby experiences to the market. In fiscal 2020, TIDAL began enabling Dolby Atmos for music to a growing number of TVs, soundbars, and audio/video receiver devices through its streaming app. In addition, Dolby Atmos music became available on the Amazon Echo Studio smart speaker streaming from Amazon Music HD.

•

Personal Computers. Lenovo and ASUS released a number of gaming laptops with Dolby Atmos, broadening the consumer base that can experience Dolby technologies. Also during fiscal 2020, a number of PC gaming titles enabled in Dolby Atmos were released. In addition, a number of PCs from partners such as Apple, Lenovo, Dell, and ASUS support Dolby Vision and Dolby Atmos.

•

Other Markets. Microsoft announced that its next generation Xbox Series X and Series S will be the first gaming consoles to support Dolby Vision and Dolby Atmos for gaming content. We also generate revenue from the automotive industry primarily through disc playback devices as well as other elements of the entertainment system, and are focused on expanding our presence in music in the automotive industry.

•

Dolby Cinema®. We continued to expand our global presence for Dolby Cinema. In fiscal 2020, the first Dolby Cinemas were opened in South Korea and Saudi Arabia, and we established more partnerships with global exhibitors. At the end of the fiscal year, we had over 250 Dolby Cinema locations established across 13 countries. The breadth of motion pictures for Dolby Cinema continues to grow with over 300 theatrical titles in Dolby Vision and Dolby Atmos having been announced or released from all the major studios.

Products and Services

•

Cinema Products and Services. As of the end of fiscal 2020, there are over 6,000 Dolby Atmos screens installed or committed and over 1,800 Dolby Atmos theatrical titles have been announced or released.

•

Dolby Voice®. In fiscal 2020, we sold hardware products such as the Dolby Conference Phone and the Dolby Voice RoomTM, which include our Dolby Voice technology. In response to changing market opportunities, in the first quarter of fiscal 2021, we decided to begin exiting the sale and leasing of conference hardware. Going forward, our Dolby Voice efforts will be focused on expanding the availability of our technologies through our developer platform and our software solutions for enterprise communications partners.

•

Other Services. We focused on bringing our expertise in media and communications to a broader range of digital experiences. In fiscal 2020, we launched our developer platform, Dolby.io, which enables developers to access our technologies through APIs. The initial offerings include media processing APIs for analyzing and improving the sound of recorded audio files, and interactivity APIs for enabling developers to embed enhanced communications experiences within their applications.

Following the initial launch of Dolby.io, we have seen increased customer engagement with our media and interactivity APIs for use cases such as entertainment, online education and telehealth. For example, we have partnered with SoundCloud to incorporate our music mastering APIs within their online music distribution platform.

The Committee took these accomplishments into consideration in making its executive compensation determinations for fiscal 2020.

Fiscal 2020 Executive Compensation Highlights

In fiscal 2020, the Committee took the following actions with respect to the compensation of our NEOs:

•

Base Salary. For calendar 2020, the Committee increased the base salaries for each of our NEOs by 3%. These increases were consistent with the merit-based increases for our general U.S. workforce, which were based on competitive market data for technology companies.

•	Annual Incentive Compensation. With respect to our annual incentive compensation plan for our executive officers, the 2020 Dolby Executive Bonus Plan (the “2020 Executive Bonus Plan”):

•

The Committee approved annual incentive compensation targets for our NEOs under the 2020 Executive Bonus Plan—stated as a percentage of base salary for calendar 2020—at the same levels as in fiscal 2019 (100% for our CEO and 65% for each of our other NEOs).

•

In light of the COVID-19 pandemic and its impact on our business (mostly in the second half of fiscal 2020), the Committee assessed performance under the 2020 Executive Bonus Plan over two semi-annual performance periods, rather than a single performance period consisting of fiscal 2020 (which had been the original intention). The Committee maintained revenue and non-GAAP operating income as the applicable metrics to determine funding of the 2020 Executive Bonus Plan. The Committee did not change the total annual incentive compensation target for any participant in the 2020 Executive Bonus Plan and preserved all other terms of the plan, including the Committee’s discretion to adjust final bonus amounts.

•

The Committee approved annual incentive compensation payments equal to 76% of the annual incentive compensation targets for our NEOs other than the CEO (representing a blended payout for performance over the two performance periods) based on team and individual performance, leadership through the COVID-19 pandemic, and achievement of a combination of revenue and non-GAAP operating income targets for each performance period under the 2020 Executive Bonus Plan, as described below.

•

The Committee determined not to award an annual incentive compensation payment to Mr. Yeaman given his request not to receive a fiscal 2020 bonus in light of the overall effect of the pandemic on the company, its employees and stockholders, notwithstanding what the Committee believed to be the company’s solid performance under Mr. Yeaman’s leadership during unprecedented and challenging circumstances.

•

Long-Term Incentive Compensation. The Committee approved the grant of performance stock unit awards, stock options, and restricted stock unit awards for each NEO, as reflected in the Grants of Plan-Based Awards in Fiscal 2020 table in “Executive Compensation Tables and Related Matters.”

Reinforcing our Business Strategy through an Emphasis on Incentive Compensation

The principal elements of the target total direct compensation opportunity of our executive officers are: long-term incentive compensation in the form of performance stock unit awards, stock options, and restricted stock unit awards; annual incentive compensation consisting of a cash bonus opportunity; and base salary. These principal elements are further described below.

The Committee allocated a substantial portion of the target total direct compensation opportunity of our NEOs to incentive compensation in fiscal 2020, the vast majority of which consists of long-term incentive compensation. The graphs below illustrate this emphasis on long-term incentive compensation in the target total direct compensation opportunities of our NEOs. The majority of this long-term incentive compensation is tied to equity vehicles, the value of which is driven wholly by stock price appreciation, and the realization of which is conditioned upon the satisfaction of multi-year vesting requirements or the achievement of pre-established performance conditions. Because the value our NEOs could realize from their equity awards depends on the performance of our stock price, changes in our stock price will impact the value of their equity awards, and correspondingly, the total compensation realizable by our NEOs. This design aligns the interests of our NEOs with those of our stockholders and focuses their efforts on the successful execution of our business strategy.

CEO Fiscal 2020 Target Total Direct Compensation Opportunity	Other NEOs Fiscal 2020 Target Total Direct Compensation Opportunity (Average)

*

The long-term incentive compensation percentage is based on the grant date fair value of the underlying equity awards (at target, in the case of performance stock unit awards), computed in accordance with ASC Topic 718, and does not represent the compensation actually realized or currently realizable by our NEOs from such awards.

Consideration of Advisory Vote to Approve Named Executive Officer Compensation; Stockholder Engagement

At our 2020 Annual Meeting of Stockholders, we conducted an advisory (non-binding) vote of our stockholders to approve the compensation of our NEOs (a “Say-on-Pay” vote). At that meeting, approximately 99% of the voting power of the shares present and entitled to vote on the proposal voted to approve the compensation of our NEOs.

On an annual basis, members of our senior management contact our largest stockholders in advance of our Annual Meeting of Stockholders to solicit their views on various governance matters, including our executive compensation policies and practices. Management reports this feedback to the Committee, which then considers it, as well as the results of our most recent Say-on-Pay votes and other factors, in assessing its overall approach to executive compensation. Consistent with this feedback and as a result of the Committee’s ongoing efforts to enhance the effectiveness of our executive compensation program, in prior fiscal years, for example, the Committee added performance equity to our long-term incentive compensation program and adopted a compensation recovery (“clawback”) policy for our executive officers.

The Committee will continue to carefully consider the results of our Say-on-Pay votes as well as stockholder feedback in overseeing our executive compensation program.

Roles of the Compensation Committee, Management and Compensation Consultant

Role of the Compensation Committee

The Committee approves and oversees the compensation program for our executive officers, including base salaries and annual and long-term incentive compensation opportunities. In discharging these duties, the Committee determines these elements of compensation for our CEO, and, with the input of our CEO, determines these elements for our other executive officers. In addition, the Committee oversees the equity incentive plans for our broad-based employee population and reviews equity grant guidelines for these employees on an annual basis.

The Committee routinely meets throughout the fiscal year in the ordinary discharge of its duties, including to determine the compensation for our executive officers. The Committee also regularly meets in executive session without management present.

Role of Management

Our CEO and members of our Human Resources, Legal and Finance Departments (collectively, “Management”) assist and support the Committee. At least annually, Management reviews our executive compensation philosophy with the Committee and, at the Committee’s direction, develops compensation proposals for Committee consideration. The Committee considers and approves any proposed changes with the intent to continue aligning our compensation philosophy and policies with our business objectives and to support our efforts to attract and retain key talent in a highly competitive environment. In this regard, Management assesses a market review and analysis of peer company executive compensation levels and practices prepared by Compensia as well as executive compensation data drawn from industry-specific compensation surveys (collectively, the “Market Comparables”) and provides the Committee with executive compensation information informed by the Market Comparables, including: historical base salary and annual incentive compensation payments; fiscal year-end levels of equity ownership; equity award holdings; unrealized value calculations of vested and unvested equity awards at various stock prices; grant date fair values of equity award holdings (as computed for financial reporting purposes); and other relevant information.

At least annually, our CEO reviews with the Committee the performance of our other executive officers and recommends to the Committee base salary adjustments, annual incentive compensation targets, and long-term incentive compensation awards for each of these individuals. He also uses these individual performance assessments to make recommendations for annual incentive compensation payouts under the prior fiscal year’s annual incentive compensation plan. The Committee considers our CEO’s input, but the Committee makes the final determinations regarding executive officer compensation. The Committee makes decisions with respect to our CEO’s compensation without him present and after considering input from our Chairman of the Board, the Chairman of the Committee, other members of our Board, and our CEO’s direct reports.

Role of Compensation Consultant

The Committee engages independent advisors to assist it in carrying out its responsibilities. During fiscal 2020, the Committee engaged Compensia, Inc. for the purpose of advising the Committee on executive compensation matters. Compensia also advised the Committee on certain matters related to our compensation programs for broad-based employees, including our equity utilization, participation, and grant guidelines relative to competitive market practices.

The Committee provided Compensia with instructions regarding the goals of our executive compensation program and the parameters of the competitive analysis of executive officer compensation packages that it was to conduct. In particular, the Committee instructed Compensia to analyze whether the compensation packages of our executive officers were consistent with our compensation philosophy and competitive relative to the Market Comparables. The Committee further instructed Compensia to evaluate the following elements to assist the Committee in establishing fiscal 2020 compensation:

•	Base salary;

•	Target and actual annual incentive compensation;

•	Target and actual total cash compensation (base salary and annual incentive compensation);

•	Long-term incentive compensation (equity awards);

•	Target and actual total direct compensation (base salary, annual incentive compensation, and long-term incentive compensation); and

•	Beneficial ownership of our Common Stock.

Accordingly, Compensia performed an analysis of the compensation for each of our executive officers against the compensation of executives with similar positions within the Market Comparables and presented its report to the Committee. In November 2019, the Committee used the analysis in the course of its deliberations and determinations of executive compensation for fiscal 2020.

Representatives from Compensia attend most meetings of the Committee and communicate with members of the Committee and Management outside the formal Committee meetings from time to time.

During fiscal 2020, Compensia also performed services for us at the direction of the Committee relating to equity utilization, performance equity design review and structuring, proxy statement support, and general Committee meeting support. Compensia also advised the Committee on market practice and current trends and developments around executive compensation in light of the COVID-19 pandemic. In addition, Compensia assisted the Nominating and Governance Committee with its review of the compensation of our non-employee directors. Compensia received compensation for these services. Based on an assessment of the factors set forth in the NYSE listing standards and the SEC’s rules and regulations, and taking into account the provision of these services, the Committee does not believe that its relationship with Compensia and the work of Compensia on behalf of the Committee has raised any conflict of interest.

Use of Market Data for Competitive Positioning

The Committee does not benchmark compensation of our executive officers against the Market Comparables or pay practices of our compensation peer group. Rather, the Committee uses the Market Comparables and the pay practices of our compensation peer group only as a point of reference when setting compensation levels for each of our executive officers.

To assist it in analyzing our executive compensation program for fiscal 2020, the Committee directed Compensia to review and recommend potential changes to our compensation peer group and, thereafter, compile and analyze the executive compensation data for the companies in the peer group. Compensia also compiled and analyzed executive compensation data drawn from published industry-specific compensation surveys and prepared a report for the Committee on the competitive positioning of our executive compensation program.

As part of this process, and based on advice from Compensia, the Committee instructed Compensia that, for a company to be considered as a potential compensation peer group candidate, the company must operate in one of several designated industries (consumer electronics, technology IP licensing, entertainment technology, electronic equipment, or software) and have a market capitalization within the range of approximately 0.25 times to four times our mid-calendar year market capitalization. Once an initial group of companies that met these industry and market capitalization thresholds had been identified, with Compensia’s input, the Committee evaluated them using the following additional selection criteria relative to the same criteria for Dolby:

•	Revenue;

•	Market capitalization as a multiple of revenue;

•	Market capitalization per employee;

•	Net income margin; and

•	Number of employees.

The Committee generally considered potential new additions only if they met at least three of the five selection criteria above. In its evaluation, the Committee also considered whether the potential compensation peer group candidates were direct competitors for executive talent, either because of their geographic proximity to us, prior recruitment history, or employment of individuals with unique skills or expertise that are comparable to the unique skills or expertise that are either required or desirable in our business.

Using these selection criteria, the Committee determined to add J2 Global, Inc. and to remove TiVo Corporation (due to a significant decrease in TiVo’s market capitalization causing it to fall outside of the Committee’s selection criteria) from our compensation peer group for fiscal 2020. Accordingly, our compensation peer group in fiscal 2020 comprised the following 17 companies:

•	Akamai Technologies Inc.

•	ANSYS, Inc.

•	Cadence Design Systems, Inc.

•	Citrix Systems, Inc.

•	Cognex Corporation

•	Coherent, Inc.

•	CommVault Systems, Inc.

•	CoStar Group, Inc.

•	Fair Isaac Corporation

•	Fortinet, Inc.

•	IMAX Corporation

•	InterDigital, Inc.

•	J2 Global, Inc.

•	PTC Inc.

•	Synopsys, Inc.

•	Tableau Software, Inc.

•	Verisign, Inc.

As discussed above, while the Committee uses the Market Comparables as a point of reference when setting compensation levels for each of our executive officers, the Committee does not benchmark compensation of our executive officers against the Market Comparables or pay practices of our compensation peer group. Instead, the Committee uses the Market Comparables as a market check to identify situations where an executive officer’s compensation may be an outlier—substantially below the 50th percentile or substantially above the 75th percentile.

The Committee has carefully considered its compensation peer group selection methodology and has consistently applied this methodology over time. However, given the unique nature of our business, selection of our peer group requires the Committee to use its judgment, in addition to the objective criteria contained in our peer group selection methodology. The Committee from time to time considers alternative peer group selection methodologies and has determined that our current peer group selection methodology continues to be the most appropriate methodology for us.

Overview of Executive Compensation Program

Objectives

The objectives of our executive compensation program are to:

•	Provide a competitive compensation package that enables us to attract, motivate, and retain high-caliber talent;

•	Provide a total compensation package, aligned with the nature and dynamics of our business, which focuses management on achieving our annual and long-term corporate objectives and strategies;

•	Reward both individual and collective contributions to Dolby’s success consistent with our pay-for-performance orientation; and

•	Emphasize long-term value creation and further align the interests of management and stockholders through the use of equity-based awards.

Consistent with these objectives, our pay positioning strategy emphasizes the total direct compensation opportunity provided to our executive officers and places less weight on the discrete positioning of individual compensation elements. In addition, when evaluating total direct compensation, the Committee considers, as a point of reference only, compensation trends reflected by the companies in our compensation peer group (as described above) and companies with which we compete for talent. Individual elements of compensation are designed to create incentives that are consistent with our business needs and strategic objectives.

Executive Compensation Policies

In discharging its responsibilities relating to executive compensation, the Committee, with the assistance of its compensation consultant, monitors trends and developments in compensation policies and practices and seeks to enhance the effectiveness of our executive compensation program on an ongoing basis. As a result, our executive compensation program includes:

•

Pay-for-Performance. An effective pay-for-performance orientation, including the use of long-term incentive compensation, consisting of performance stock unit awards, stock options, and restricted stock unit awards, which together represent the largest portion of each executive officer’s total compensation package;

•	No Golden Parachute Gross-ups. A practice of not providing “golden parachute” excise tax “gross-ups” for our executive officers;

•

Double-Trigger, not Single-Trigger, Vesting. “Double-trigger” vesting acceleration arrangements in connection with a change in control of Dolby (that is, accelerated vesting that is triggered only upon certain specified terminations of employment following a change in control of Dolby, and not upon a change in control alone) for equity awards granted to our executive officers, which are generally consistent with the arrangements provided to our broad-based employees as described in “—Severance and Change in Control Arrangements—General” below;

•

Limited Perquisites. A practice of providing our executive officers with only limited perquisites or other personal benefits that are both customary in the industry in which we operate and in furtherance of accomplishing our business objectives;

•

Compensation Survey Data. The use of compensation survey data, as well as publicly-available data about the compensation practices of our peers, to inform the design of our executive compensation program;

•	Stock Ownership Guidelines. Stock ownership guidelines for our executive officers that require them to hold a minimum number of qualifying Dolby equity securities;

•

Clawback Policy. A compensation recovery (“clawback”) policy that is applicable to our executive officers and provides for the recovery of certain cash or equity-based incentive compensation payments or awards made or granted to an executive officer in the event of fraud or misconduct that results in the need for us to prepare a material financial restatement;

•

No Short Selling, Pledging or Hedging. A general prohibition against short sales, pledging of stock, hedging of stock ownership positions and transactions involving derivative securities relating to shares of our Common Stock; and

•

Annual Compensation Risk Assessment. An annual risk assessment with respect to our compensation programs, policies, and practices, including the programs and policies for non-executive officer employees, as described in “Executive Compensation Tables and Related Matters—Compensation Program Risk Assessment.”

Fiscal 2020 Compensation Determinations

Committee Considerations

The Committee considered a variety of factors in determining the compensation for our executive officers for fiscal 2020. These factors included:

•	An evaluation of Dolby’s financial and operational performance, including progress against our business strategy and financial and operational performance in the wake of the COVID-19 pandemic;

•

With respect to payments to our executive officers under the 2020 Dolby Executive Plan, an evaluation of the executive officer’s leadership through the unprecedented and challenging environment resulting from the COVID-19 pandemic;

•	An evaluation of the executive officer’s current scope of responsibility and contribution to Dolby’s success, including a review of his or her achievement of strategic business objectives;

•	An assessment of the executive officer’s potential to make future contributions to Dolby, including a review of his or her skills, experience, and past performance;

•	A review of retention considerations, including the current and potential value of unvested equity awards held by the executive officer;

•	A review of internal pay equity, including an analysis of how an executive officer’s target total direct compensation compares to other executive officers;

•	A review of the Market Comparables;

•	The recommendation of our CEO with respect to his direct reports; and

•

With respect to our CEO, an assessment of his performance that includes feedback from our Chairman of the Board, the Chairman of the Compensation Committee, other members of our Board, and our CEO’s direct reports.

Our CEO applied a similar list of factors when formulating compensation recommendations for his direct reports (he did not participate in recommending or setting his own compensation, except for his request that the Committee not pay him a bonus for fiscal 2020 as discussed in “—Annual Incentive Compensation – 2020 Executive Bonus Plan” below). The Committee members and our CEO may have weighed these factors differently depending on the compensation element.

Base Salary

The Committee makes base salary adjustments, if any, on a calendar year (as opposed to a fiscal year) basis. Consequently, the fiscal 2020 base salary information reported in the Summary Compensation Table reflects a blend of calendar 2019 and calendar 2020 base salaries.

In November 2019, following its review of our executive compensation program objectives for fiscal 2020, the Committee assessed the base salaries of our executive officers in light of the factors described in “—Committee Considerations” above. As a result of this assessment, for calendar 2020 the Committee approved an increase of 3% for each of our NEOs. These base salary increases were consistent with the merit-based increases for our general U.S. workforce, which members of our Human Resources Department established based on competitive market data for technology companies.

The annualized base salaries of our NEOs for calendar 2019 and 2020 are set forth below:

Executive Officer	Calendar 2019 Base Salary	Calendar 2020 Base Salary	Change
Kevin Yeaman	$828,000	$853,000	3%
Lewis Chew	$536,000	$552,000	3%
Andy Sherman	$500,000	$515,000	3%
Giles Baker	$485,000	$500,000	3%
Todd Pendleton	$485,000	$500,000	3%

Annual Incentive Compensation—2020 Executive Bonus Plan

Our annual incentive compensation plan consists of performance-based compensation, which is paid in cash. Payouts under the plan are contingent on Dolby’s financial performance so that our executive officers are rewarded based on the achievement of financial objectives.

Impact of COVID-19 on 2020 Executive Bonus Plan

As discussed in “Fiscal 2020 Financial and Operational Highlights—COVID-19” above, the pandemic resulted in decreased licensing revenue, including lower revenue recognized from box office receipts, as well as lower demand for our cinema products and services in portions of fiscal 2020.

The Committee originally approved annual goals for the 2020 Executive Bonus Plan in September 2019, before COVID-19 began to impact our business late in our second fiscal quarter. As discussed below, prior to COVID-19, we were on track to meet the annual goals under the 2020 Executive Bonus Plan based on performance for the first half of fiscal 2020. However, in light of the unprecedented impact of COVID-19 on the global economy and therefore on our business, the annual goals approved by the Committee in September 2019 no longer reflected our business environment, were unattainable, and therefore ceased to provide proper incentives to our executives.

In spring 2020, after COVID-19 started to significantly impact us, the Committee began discussions on how to continue to provide an incentive for performance considering the new business environment. In November 2020, after consultation with the Committee’s compensation consultant and our CEO, the Committee decided to assess performance under the 2020 Executive Bonus Plan over two semi-annual performance periods, as described in “—Fiscal 2020 Executive Bonus Plan—Structure” below.

In making payout determinations for our NEOs under the 2020 Executive Bonus Plan, the Committee intended to recognize our strong pre-pandemic performance during the first half of fiscal 2020. At the same time, the Committee recognized management’s leadership and strong annual business results during an unprecedented and challenging time.

Fiscal 2020 Executive Bonus Plan—Structure

The performance period under our Executive Bonus Plans historically has consisted of one fiscal-year period. However, in light of COVID-19 and the timing of its impact on our business in fiscal 2020, the Committee assessed performance in fiscal 2020 over two semi-annual performance periods, one comprising the first and second fiscal quarters, and the other comprising the third and fourth fiscal quarters. Funding for the first performance period was determined based on achievement of the revenue and non-GAAP operating income goals for fiscal 2020 originally set by the Committee in September 2019, pro-rated in the Committee’s discretion to reflect a semi-annual period and the seasonality of our business. Funding for the second performance period was determined based on achievement of revenue and non-GAAP operating income goals for the second half of fiscal 2020, as adjusted by the Committee to reflect the impact of COVID-19.

The purpose of our 2020 Executive Bonus Plan was to motivate our executive officers to achieve specified financial goals and to maintain a high level of team and individual performance. Although the Committee did not take final action to assess fiscal 2020 performance over two semi-annual performance periods until after fiscal 2020 ended, the Committee informed and discussed with management throughout the second half of fiscal 2020 that the Committee was considering a variety of changes to the 2020 Executive Bonus Plan in response to COVID-19, including assessing annual performance over two separate halves.

We calculated the potential payouts under the 2020 Executive Bonus Plan for our NEOs using the following formulas, the terms of which are described further below:

CEO:	Calendar Year- End 2020 Base Salary	X	Annual Incentive Compensation Target Percentage	X	Blended Multiplier*	Subject to Downward Adjustment	=	Final Payout
Other NEOs:	Calendar Year-End 2020 Base Salary	X	Annual Incentive Compensation Target Percentage	X	Blended Multiplier*	Subject to Upward or Downward Adjustment	=	Final Payout

*	Represents the average of the first performance period and second performance period multipliers, calculated as described in “—Performance Multipliers” below.

Annual Incentive Compensation Targets

For fiscal 2020, the Committee maintained the NEOs’ fiscal 2020 annual incentive compensation targets (stated as a percentage of base salary for calendar 2020) at the same levels that were used for our fiscal 2019 annual incentive compensation plan.

Executive Officer	Target Percentage of Calendar 2020 Base Salary	Fiscal 2020 Annual Incentive Compensation Target
Kevin Yeaman	100%	$853,000
Lewis Chew	65%	$358,800
Andy Sherman	65%	$334,750
Giles Baker	65%	$325,000
Todd Pendleton	65%	$325,000

An executive officer may receive an actual award payout that is larger or smaller than his annual incentive compensation target, or may receive no award payout at all, depending on the extent to which the applicable corporate performance goals were met and subject to any discretionary adjustments based on individual performance as described further below.

Performance Multipliers

Our 2020 Executive Bonus Plan was based on revenue and non-GAAP operating income metrics. The Committee used these metrics because it believed that solid performance in these areas would contribute to long-term stockholder value creation. For purposes of the 2020 Executive Bonus Plan, “non-GAAP operating income” was calculated by excluding expenses related to stock based compensation, the amortization of intangibles from business combinations, and restructuring charges.

In approving the original plan targets for fiscal 2020, the Committee set goals aimed at motivating our executive officers to achieve strong financial, team, and individual performance and to continue the focus on revenue and non-GAAP operating income achievement. In assessing performance over two fiscal half performance periods, the Committee sought to evaluate our executive officers on these same metrics, but adjusted to reflect the changed business environment during the second half of fiscal 2020

—Original Targets

In September 2019, the Committee approved a sliding scale corporate financial performance formula for determining payout levels for the 2020 Executive Bonus Plan based on our achievement of a combination of revenue and non-GAAP operating income targets. The targets underlying the multiplier were consistent with our financial performance objectives coming into fiscal 2020. These original targets consisted of a revenue “gate” of $1.2 billion below which there would be no funding, and non-GAAP operating income goals of $373.5 million and $415 million for threshold and target performance, respectively, with plan funding at a maximum of 200% of target funding. This revenue “gate” and non-GAAP operating income threshold amount represented 90% of the original revenue and non-GAAP operating income target goals under our original (pre-COVID-19) fiscal 2020 operating plan.

Our financial results for fiscal 2020, reflecting the impact of COVID-19, were $1.16 billion of revenue and $317.9 million of non-GAAP operating income, which were below threshold performance and therefore no payouts would have been made under the annual goals originally set by the Committee in September 2019. The Committee nevertheless considered that these results, in the face of the pandemic, reflected strong performance by management and the company’s employees in general. Prior to the impact of COVID-19 on our business late in our second fiscal quarter, we were on track to meet the goals under the 2020 Executive Bonus Plan based on our performance for the first half of fiscal 2020. Specifically, adjusting for the impact of COVID-19 to our business in the first half of fiscal 2020 (with the impact primarily attributable to lower royalties from unit shipments, lower sales of cinema products and services and lower revenue from Dolby Cinema), our internal estimates indicate that the 2020 Executive Bonus Plan was on track to fund at approximately 94% of target, assuming pro-rated goals to account for a semi-annual period and seasonality of our business. Based on actual results (i.e., making no adjustment for the impact of COVID-19), we were on track to fund at 52% of target assuming pro-rated goals to account for a semi-annual period and seasonality of our business. A reconciliation of our non-GAAP to GAAP financial results is set forth in Appendix A to this Proxy Statement.

—First Performance Period Multiplier

The first performance period comprised the first and second quarters of fiscal 2020. The Committee assessed performance for the first performance period using the original full-year targets approved by the Committee in September 2019, described in “—Original Targets” above, pro-rated in the Committee’s discretion to reflect a semi-annual period and seasonality of our business. Specifically, for the first performance period, we achieved revenue of $643.7 million against a revenue target for the first performance period of $695.1 million and non-GAAP operating income of $203.1 million against a target of $229.8 million. The Committee applied these results against a sliding scale corporate financial performance formula for determining payout levels, resulting in a multiplier of 52% for the first performance period. A reconciliation of our non-GAAP to GAAP financial results is set forth in Appendix A to this Proxy Statement.

—Second Performance Period Multiplier

The second performance period consisted of the third and fourth fiscal quarters of fiscal 2020. The Committee approved a sliding scale corporate financial performance formula for determining payout levels for the second performance period, maintaining a combination of revenue and non-GAAP operating income targets. The Committee aligned the targets for the second performance period with those that it set for the same performance period under the broad-based employee bonus plan in June 2020, with the executive plan requiring a higher threshold amount before any funding, but the same overall target amount as the employee plan. In setting the targets for the second performance period for both the executive and broad-based employee plans, the Committee adjusted goals to reflect the impact of the pandemic and to reward the sustained employee engagement and retention, and business results achieved during an unprecedented time. For the second performance period, the Committee assessed performance using a non-GAAP operating income “gate” of $20 million below which there would be no funding, with funding determined based on the level of revenue achievement. Specifically, the Committee set threshold funding of 50% of target at $440 million in revenue and target funding of 100% at $520 million in revenue. The maximum funding amount for the second performance period was 100% of target funding. We achieved non-GAAP operating income of $114.8 million and revenue of $518.1 million for the second performance period, resulting in a multiplier of 99%. A reconciliation of our non-GAAP to GAAP financial results is set forth in Appendix A to this Proxy Statement.

Blended Multiplier

For fiscal 2020, the blended multiplier used to determine individual payouts under the 2020 Executive Bonus Plan, which was calculated as the average of the two performance period multipliers (52% and 99% respectively), was 76%.

Potential Adjustments for Individual Performance and Actual 2020 Executive Bonus Plan Payouts

The Committee considered making an annual incentive compensation payment to Mr. Yeaman under the 2020 Executive Bonus Plan. The Committee believed that Mr. Yeaman showed strong and effective leadership throughout fiscal 2020. In particular, under Mr. Yeaman’s leadership, we achieved what we believe to be solid levels of revenue and non-GAAP operating income for fiscal 2020 despite a challenging and uncertain business environment resulting from the COVID-19 pandemic. The Committee considered that these results, although below the goals established by the Committee pre-pandemic, represented a significant achievement by Mr. Yeaman under the circumstances.

Mr. Yeaman informed the Committee that he wished not to receive a bonus for fiscal 2020 given the overall effect of the pandemic on the company, its employees and stockholders, notwithstanding the fact that the company had performed well despite the pandemic. The Committee honored Mr. Yeaman’s request as part of its decision-making process and accordingly determined not to award him a bonus for fiscal 2020.

For each of our other NEOs, our CEO had the discretion under the 2020 Executive Bonus Plan to recommend, subject to Committee approval and the limitations set forth in the 2020 Executive Bonus Plan, increases or decreases of up to 25% of each such NEO’s calculated award payout amount for the entire fiscal year. In December 2020, the Committee, after consultation with our CEO, approved no adjustments to the calculated award payout amounts of our NEOs, resulting in payments at 76% of their annual incentive compensation targets, based on blended multiplier of 76% for fiscal 2020. In making these determinations, our CEO and the Committee evaluated our NEOs’ team and individual performance and their contributions during the fiscal year, including their leadership through the COVID-19 pandemic. Our CEO and the Committee also considered our successful completion of several operational and strategic objectives for the fiscal year, including those described in “Fiscal 2020 Financial and Operational Highlights—Key Business Highlights” above. All final determinations were made by the Committee alone.

Accordingly, the Committee awarded the following annual incentive compensation payouts to our NEOs under the 2020 Executive Bonus Plan:

Executive Officer	Annual Incentive Compensation Target	Approved Award Payout	Award Payout as Percentage of Annual Incentive Compensation Target
Kevin Yeaman	$853,000	$0	0%
Lewis Chew	$358,800	$272,688	76%
Andy Sherman	$334,750	$254,410	76%
Giles Baker	$325,000	$247,000	76%
Todd Pendleton	$325,000	$247,000	76%

Long-Term Incentive Compensation

The objectives of our long-term incentive compensation program are to: encourage our executive officers to focus on our long-term strategic objectives; further align the interests of our executive officers and our stockholders; provide compensation that is market competitive; recruit, motivate, and retain top talent; and make efficient use of compensation resources.

Performance Stock Unit Awards

The Committee periodically reviews the design of our long-term incentive compensation program to ensure that it continues to further the objectives described above. In fiscal 2020, the Committee introduced performance stock unit awards into our long-term incentive compensation program for our executive officers. The Committee introduced performance stock unit awards, which the Committee intended to grant in lieu of new grants of performance stock options (which the Committee granted in prior years), in order to align to market and compensation peer group practices.

The shares of our Class A Common Stock subject to performance stock unit awards may be earned contingent on our achievement of annualized total stockholder return levels for Dolby over a three-year performance period beginning on the date of grant, measured against a comparator index, the S&P Midcap 400 Index (^MID). From 0% to 200% of the target number of shares subject to the performance stock unit awards may be earned, depending on our level of achievement of these performance conditions, as follows:

	3-Year Annualized TSR Dolby vs. ^MID	% of Target PSUs Vested*
	<-16.667%	0%
Threshold	-16.667%	50%
Target	0%	100%
Maximum	≥33.333%	200%

*	Linear scaling between performance levels.

The Committee determined that granting a portion of long-term incentive compensation in the form of awards that are earned only for the achievement of specific performance conditions further aligns the interests of our executive officers with those of our stockholders.

Equity Mix of Awards

We use a “portfolio” approach for the long-term incentive compensation granted to our executive officers, consisting in fiscal 2020 of a combination of performance stock unit awards, stock options, and restricted stock unit awards. The graph below illustrates how the Committee allocated the long-term incentive compensation granted to our NEOs among these equity vehicles in fiscal 2020, based on the aggregate grant date fair value of the awards granted to our NEOs.

In determining the mix of equity for our executives, the Committee considered the following:

Stock Options. This vehicle directly ties a significant portion of our executive officers’ target total direct compensation opportunity to increases in the market price of our Class A Common Stock and presents an effective incentive for them to make long-term decisions that sustain stock price growth and to maximize performance over the term of the award, which is generally a maximum of ten years. Because stock options provide real economic value only if the price of the underlying stock increases, our executive officers realize no economic benefit from their outstanding stock options if our stock price declines or stays flat.

Restricted Stock Unit Awards. This vehicle aligns the interests of our executive officers with those of our stockholders by rewarding them for increases in our stock price. Unlike stock options, however, restricted stock unit awards have real economic value when they vest even if the stock price declines or stays flat, thus delivering more predictable value to our executive officers and furthering our retention objectives over the vesting term of the awards. In addition, because of their “full value” nature, restricted stock unit awards deliver the desired grant date fair value using a lesser number of shares than we would otherwise use for stock option grants, enabling us to use our equity compensation resources more efficiently and manage the overall number of shares granted and potential resulting dilution.

Performance Stock Unit Awards. This vehicle requires us to generally track the return of the S&P Midcap 400 Index (^MID) over a three-year period, with payouts above target requiring us to exceed the index’s performance over that period. If the market price of our Class A Common Stock lags significantly behind the price of the S&P Midcap 400 Index over the term of the performance period, no shares will be earned under the performance stock unit awards and our executive officers will not realize any value from these awards.

We believe that providing a portfolio of performance stock unit awards, stock options, and restricted stock unit awards supports the objectives of our long-term incentive compensation program by further aligning the interests of our executive officers and stockholders, balancing performance and retention considerations, and enabling us to use our equity compensation resources more efficiently.

Award Terms

Generally, we make an initial equity award to an executive officer when he or she joins us. Thereafter, our executive officers are eligible for additional equity awards on an annual basis. The Committee determines the size of each executive officer’s equity award based on the factors described in “—Committee Considerations” above.

One of the objectives of our long-term incentive compensation program is to encourage executive officer retention by requiring that the awards be earned over a multi-year period. Accordingly, in fiscal 2020, we granted stock options and restricted stock unit awards that vest over a period of four years, as well as performance stock unit awards that are subject to a three-year performance period, as follows:

•

For stock options, a quarter of the total number of shares of our Class A Common Stock subject to each stock option vests on the first anniversary of the grant date and the balance of the shares subject to the stock option vests in equal monthly installments over the next 36 months;

•	For restricted stock unit awards, a quarter of the total number of shares of our Class A Common Stock subject to each award vests on each of the first four anniversaries of the grant date; and

•

For performance stock unit awards, shares of our Class A Common Stock subject to each stock unit award will be earned contingent on our achievement of annualized total stockholder return levels for Dolby relative to the S&P Midcap 400 Index (^MID) measured over a three-year performance period beginning on the date of grant and ending on the third anniversary thereof. Settlement of the number of shares earned (if any) will occur following completion of the performance period, upon certification of achievement of the performance conditions by the Committee. From 0% to 200% of the target number of shares subject to the performance stock units award may be earned, depending on our achievement of these performance conditions.

In fiscal 2020, after considering the factors described in “—Committee Considerations” above, the Committee approved the following stock options, restricted stock unit awards, and performance stock unit awards for our NEOs:

NEOs	Grant Date	Shares Subject to Time-Based Stock Options	Per Share Exercise Price	Shares Subject to Restricted Stock Unit Awards	Shares Subject to Performance Stock Unit Awards
Kevin Yeaman	12/16/2019	193,175	$68.40	42,500	21,250
Lewis Chew	12/16/2019	60,000	$68.40	13,200	6,600
Andy Sherman	12/16/2019	60,000	$68.40	13,200	6,600
Giles Baker	12/16/2019	56,825	$68.40	12,500	6,250
Todd Pendleton	12/16/2019	42,275	$68.40	9,300	4,650

All stock options were granted with a per-share exercise price equal to the fair market value of our Class A Common Stock on the grant date.

Equity-Based Award Grant and Vesting Policy

The Committee has adopted an Equity-Based Award Grant and Vesting Policy (the “Equity Policy”), which applies to all equity awards granted to any of our employees, including our executive officers. The Equity Policy provides that:

•

New hire, promotion, and retention equity awards may only be granted once per month on the 15th day of the month. If the 15th day of the month falls on a weekend or holiday, awards will be granted on the first business day immediately following the 15th day of the month.

•

Ongoing equity awards (i.e., other than new hire, promotion, and retention awards) may only be granted on December 15th. If December 15th falls on a weekend or holiday, awards will be granted on the first business day immediately following December 15th.

•

If a pricing term is applicable to a particular equity award (e.g., the exercise price for a stock option), the pricing term will be established by reference to the fair market value of our Class A Common Stock on the award date as determined in accordance with the applicable equity plan provisions.

•

Equity award approvals by meeting and by unanimous written consent may precede the award date so long as the approval is effective as of the respective award date. Approvals of equity-based awards may never occur after the award date.

•

If the Committee adopts an executive annual incentive compensation plan that permits the Committee to grant restricted stock unit awards in lieu of cash, the timing of any such restricted stock unit award grants will be determined by the Committee at the time it adopts the applicable executive annual incentive compensation plan. When determining the timing of such awards, the Committee will consider the principles embodied in the Equity Policy.

Restrictions on Trading Securities (Including Hedging and Pledging)

We maintain an insider trading policy that is applicable to all of our directors, officers, and employees, all contractors of the company and all members of their immediate families and households, and that prohibits, among other things, short sales, hedging or similar transactions designed to decrease the risks associated with holding Dolby securities, and transactions involving derivative securities relating to Dolby securities. Our insider trading policy also generally prohibits pledging of Dolby securities.

Executive Stock Ownership Guidelines

We maintain stock ownership guidelines for our executive officers, based on our belief that stock ownership further aligns the interests of our executive officers with those of our stockholders. These guidelines provide that:

•

Our CEO is expected to accumulate and hold an amount of qualifying Dolby equity securities equal to the lesser of the value of five times his annual base salary, or a fixed number of shares having a value equal to five times his annual base salary on the date of adoption of the guidelines (which was September 22, 2015); and

•

Each other executive officer is expected to accumulate and hold an amount of qualifying Dolby equity securities equal to the lesser of the value of two times his or her annual base salary, or a fixed number of shares having a value equal to two times his or her annual base salary on the date of adoption of the guidelines.

Compliance is measured as of the last day of each fiscal year, and our executive officers are expected to achieve the applicable level of ownership by the fifth anniversary of the adoption date of the guidelines (or with respect to future executive officers, within five years of becoming an executive officer). As of the end of fiscal 2020, all of our executive officers were in compliance with our executive stock ownership guidelines.

Compensation Recovery (“Clawback”) Policy

We maintain a policy on the recovery of incentive compensation. The policy allows us to recover certain cash or equity-based incentive compensation payments or awards made or granted to an executive officer in the event he or she is involved in fraud or misconduct that results in the need for Dolby to prepare a material financial restatement. The policy covers cash or equity-based compensation based on the attainment of company financial reporting measures (excluding stock price or total stockholder return). Recovery under the policy applies to incentive compensation subject to the policy that is paid, awarded or granted during the three completed fiscal years immediately preceding the date on which we are required to prepare the restatement. In addition, no recovery can be made unless the executive officer would have received a lower payment based upon the restated financial results.

Generally Available Benefits

In fiscal 2020, our executive officers were eligible to participate in our Employee Stock Purchase Plan and the health and welfare programs that are generally available to our other full-time employees, including medical, dental and vision plans; flexible spending accounts for healthcare and dependent care; life, accidental death and dismemberment, and disability insurance; and paid time off.

We also maintain a tax-qualified Section 401(k) Plan, which is broadly available to our U.S. general employee population. Under the Section 401(k) Plan, U.S. employees are eligible to receive matching contributions and profit-sharing contributions from Dolby, which together were capped at a maximum of up to $30,165 per participating employee in calendar 2020.

Severance and Change in Control Arrangements

General

Our employee stock plans contain “double-trigger” vesting acceleration provisions for outstanding and unvested equity awards that may be triggered by a termination of employment by Dolby without “cause” or an employee resignation with “good reason” within 12 months following a change in control of Dolby. The vesting of outstanding and unvested equity awards also accelerates if an equity award is not assumed by the successor entity in connection with such a change in control. These vesting acceleration provisions are intended to secure the continued dedication of our employees, including our executive officers, notwithstanding the possibility or occurrence of a change in control of Dolby.

We do not provide “golden parachute” excise tax gross-ups for our executive officers.

Severance Arrangement with Mr. Yeaman

We have entered into a severance arrangement with our CEO as described under the section entitled “Executive Compensation Tables and Related Matters—Potential Payments upon Termination or Change in Control.” We negotiated this arrangement to induce him to resign from his former position and accept the position of CEO in fiscal 2009. This arrangement is intended to provide him with certain payments and benefits in the event of an involuntary termination of his employment without cause or his resignation for good reason, including following a change in control of Dolby.

No Other Severance or Change in Control Arrangements

Apart from the arrangement with Mr. Yeaman and the “double-trigger” vesting acceleration provisions in our 2020 Stock Plan as described above, none of our executive officers has any severance, change in control, or similar agreements or arrangements with Dolby.

Perquisites and Other Personal Benefits

We provide our executive officers with only limited perquisites or other personal benefits that are both customary in the industry in which we operate and are in furtherance of accomplishing our business objectives. For example, given our role in the entertainment industry, our executive officers may be asked to attend industry events, including film festivals, film premieres, award shows, or other similar events, where the attendance of a spouse or significant other may be expected or customary. In those cases, we may pay for or reimburse the business travel and dining expenses of an executive officer’s spouse or significant other (not to exceed $8,000 per executive officer in any single fiscal year). We believe that payment or reimbursement of these expenses serves a legitimate business purpose in, among other things, advancing our brand and business relationships within the entertainment industry.

Employment Agreement with Mr. Yeaman

In connection with the appointment of Mr. Yeaman as our President and CEO in fiscal 2009, we entered into an employment agreement with him, which provides that, among other things, his target annual incentive compensation will be at least equal to a specified minimum percentage of his annual base salary. The agreement also provides Mr. Yeaman with certain payments and benefits in the event of his termination of employment under specified circumstances, including following a change in control of Dolby. For a summary of the material terms and conditions of these provisions, see “Executive Compensation Tables and Related Matters—Potential Payments upon Termination or Change in Control.”

Accounting and Tax Considerations

The Committee generally takes into consideration the accounting and tax treatment of each element of compensation when establishing the compensation programs, practices, and packages for our executive officers.

Accounting for Stock-Based Compensation

We examine the accounting cost associated with equity compensation in light of the requirements under ASC Topic 718. ASC Topic 718 requires companies to measure the compensation expense for all share-based payment awards made to employees and directors, including stock options and restricted stock unit awards, based on the grant date “fair value” of the awards. This calculation is performed for accounting purposes, even though recipients may never realize any value from their awards. ASC Topic 718 also requires companies to recognize the compensation cost of their stock-based compensation awards in their income statements (net of estimated forfeitures, which are determined based on historical experience) over the period that a recipient is required to render service in exchange for the award.

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code (the “Code”) imposes limitations on the deductibility for federal income tax purposes of compensation over $1 million paid to certain executive officers in a taxable year. Under Section 162(m), the affected executive officers are our CEO, CFO, next three most highly compensated executive officers, and certain of our other current and former executive officers who have been subject to the Section 162(m) deduction limit while at Dolby. This change in Section 162(m) was contained in the 2017 U.S. Tax Cuts and Jobs Act that was signed into law in December 2017 (the “Act”).

For our 2018 and prior fiscal years, compensation in excess of $1 million to any one of the affected officers (as determined under the rules applicable for such fiscal year) generally still could be deductible if it was “performance-based compensation” within the meaning of Section 162(m). The Act generally eliminated this performance-based exception for our 2019 and later fiscal years.

The Committee generally has considered the deductibility of executive compensation in structuring our executive compensation program but, in light of the Act’s changes to Section 162(m), expects to pay non-deductible compensation to one or more executive officers in furtherance of the goals and purposes of our executive compensation program as the Committee determines appropriate from time to time.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

This report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent Dolby specifically incorporates this report by reference, and shall not otherwise be deemed filed under such acts.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee

Avadis Tevanian, Jr., Chairman

Micheline Chau

Roger Siboni

Anjali Sud

EXECUTIVE COMPENSATION TABLES AND RELATED MATTERS

Fiscal 2020 Summary Compensation Table

The Summary Compensation Table and accompanying footnotes describe the “total compensation” of our NEOs for the past three fiscal years, calculated in accordance with SEC rules. The total compensation presented below does not reflect the actual compensation received by, or the target compensation of, our NEOs in each fiscal year. The actual value realized by our NEOs in fiscal 2020 from their long-term incentive compensation awards is presented in the Option Exercises and Stock Vested at 2020 Fiscal Year-End table below.

The individual elements of the total compensation amount reported in the Summary Compensation Table are as follows:

Base Salary.  For each of fiscal 2018, fiscal 2019, and fiscal 2020 the amounts reported represent 52 weeks of base salary. Base salary adjustments are set on a calendar year (as opposed to a fiscal year) basis. Consequently, the amounts reported in the Summary Compensation Table represent a blend of calendar year base salaries.

Bonus.  The figure reported in the “Bonus” column for Mr. Sherman in each of fiscal 2018 and 2019 and for Mr. Baker in fiscal 2019 represents the amount of the Committee’s upward discretionary adjustment to each respective calculated award payout under the Executive Bonus Plan for such fiscal year (the amount of the payout based solely on meeting the applicable performance measures under the Executive Bonus Plan for such fiscal year is reported in the “Non-Equity Incentive Plan Compensation” column). The figure reported for Mr. Pendleton in fiscal 2018 represents a sign-on bonus and the portion of Mr. Pendleton’s annual incentive compensation that was guaranteed pursuant to the terms of Mr. Pendleton’s employment offer letter.

Stock Awards and Option Awards.  Stock Awards consist of restricted stock unit and performance stock unit awards, and Option Awards consist of stock options and performance stock options. Amounts reported in the Stock Awards and Option Awards columns reflect the aggregate grant date fair value of the equity awards computed in accordance with ASC Topic 718, excluding estimated forfeitures. See Note 9 to our consolidated financial statements in our 2020 Annual Report on Form 10-K for more information about the assumptions used to calculate the grant date fair value of such awards.

Non-Equity Incentive Plan Compensation.  The amount of Non-Equity Incentive Plan Compensation consists of the Executive Bonus Plan awards earned for the fiscal year. Such awards are based on our financial performance during the fiscal year and are paid in the following fiscal year.

Name and Principal Position	Fiscal Year	Salary ($)		Bonus ($)		Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)		All Other Compensation ($)		Total ($)
Kevin Yeama	2020	846,558		—		4,298,238	2,692,860	—		31,180	(3)	7,868,836
President and Chief Executive Officer	2019	818,100		—		2,576,030	3,289,840	645,840		30,220	(3)	7,360,030
	2018	783,250		—		2,804,400	3,656,538	883,680		29,878	(3)	8,157,746

Lewis Chew	2020	547,877				1,334,982	836,400	272,688		30,920	(4)	3,022,867
Executive Vice President and Chief Financial Officer	2019	531,938		—		816,790	1,043,120	271,752		30,220	(4)	2,693,820
	2018	516,250		—		872,480	1,137,590	378,560		29,878	(4)	2,934,758

Andy Sherman	2020	511,135		—		1,334,982	836,400	254,410		31,180	(5)	2,968,107
Executive Vice President, General Counsel and Corporate Secretary	2019	494,923		84,500		816,790	1,043,120	253,500		30,220	(5)	2,723,053
	2018	473,500		87,360		872,480	1,137,590	349,440		29,878	(5)	2,950,248

Giles Baker	2020	496,135		—		1,264,188	792,141	247,000		31,180	(6)	2,830,644
Senior Vice President, Consumer Entertainment	2019	476,115		61,474		785,375	1,003,000	245,895		30,220	(6)	2,602,079
	2018	443,750		—		810,160	1,056,333	327,600		29,878	(6)	2,667,721

Todd Pendleton	2020	496,135		—		940,556	589,314	247,000		84,395	(7)	2,357,400
Senior Vice President, Chief Marketing Officer	2019	485,000		—		565,470	722,160	245,895		421,868	(7)	2,440,393
	2018	111,923	(8)	536,438	(9)	1,092,525	1,728,750	28,373	(8)(10)	154,129	(7)	3,652,138

(1)

The grant date fair value of restricted stock unit awards represents their intrinsic values on the date of grant, calculated for each restricted stock unit award by multiplying the number of shares of our Class A Common Stock subject to such award by the grant date fair value on the date of grant. For fiscal 2020, the Stock Awards amount also includes the grant date fair value of performance stock unit awards, which was determined using a Monte Carlo simulation to determine the probability of achieving the underlying performance conditions and is reported in this Summary Compensation Table at target: $1,486,863, $461,802, $461,802, $437,313 and $325,361 for Messrs. Yeaman, Chew, Sherman, Baker and Pendleton,, respectively. The grant date fair value of these performance stock unit awards at maximum performance is: $2,973,725, $923,604, $923,604, $874,625 and $650,721 for Messrs. Yeaman, Chew, Sherman, Baker and Pendleton, respectively. See Note 9 to our consolidated financial statements in our 2020 Annual Report on Form 10-K for more information about the assumptions used to calculate the value of such awards.

(2)

The grant date fair value of stock options was determined using the Black-Scholes option pricing model. For fiscal 2018 and 2019, the Option Awards amount also includes the grant date fair value of performance stock options, which was determined using a Monte Carlo simulation to determine the probability of achieving the underlying performance conditions and is reported in this Summary Compensation Table at target: $980,720, $310,960, $310,960, $299,000, and $215,280, for fiscal 2019 for Messrs. Yeaman, Chew, Sherman, Baker and Pendleton, respectively; and $1,285,200, $399,840, $399,840, and $371,280 for fiscal 2018 for Messrs. Yeaman, Chew, Sherman, and Baker, respectively. The grant date fair value of these performance stock options at maximum performance is: $1,225,900, $388,700, $388,700, $373,750 and $269,100 for fiscal 2019 for Messrs. Yeaman, Chew, Sherman, Baker and Pendleton, respectively; and $1,606,500, $499,800, $499,800, and $464,100 for fiscal 2018 for Messrs. Yeaman, Chew, Sherman, and Baker, respectively. See Note 9 to our consolidated financial statements in our 2020 Annual Report on Form 10-K for more information about the assumptions used to calculate the value of such awards.

(3)

In fiscal 2020, comprised of $30,415 in employer profit-sharing and matching 401(k) plan contributions under our retirement plan and $765 in life insurance premiums. In fiscal 2019, comprised of $29,455 in employer profit-sharing and matching 401(k) plan contributions under our retirement plan and $765 in life insurance premiums. In fiscal 2018, comprised of $29,180 in employer profit-sharing and matching 401(k) plan contributions under our retirement plan and $698 in life insurance premiums.

(4)

In fiscal 2020, comprised of $30,155 in employer profit-sharing and matching 401(k) plan contributions under our retirement plan and $765 in life insurance premiums. In fiscal 2019, comprised of $29,455 in employer profit-sharing and matching 401(k) plan contributions under our retirement plan and $765 in life insurance premiums. In fiscal 2018, comprised of $29,180 in employer profit-sharing and matching 401(k) plan contributions under our retirement plan and $698 in life insurance premiums.
(5)

In fiscal 2020, comprised of $30,415 in employer profit-sharing and matching 401(k) plan contributions under our retirement plan and $765 in life insurance premiums. In fiscal 2019, comprised of $29,455 in employer profit-sharing and matching 401(k) plan contributions under our retirement plan and $765 in life insurance premiums. In fiscal 2018, comprised of $29,180 in employer profit-sharing and matching 401(k) plan contributions under our retirement plan and $698 in life insurance premiums.

(6)

In fiscal 2020, comprised of $30,415 in employer profit-sharing and matching 401(k) plan contributions under our retirement plan and $765 in life insurance premiums. In fiscal 2019, comprised of $29,455 in employer profit-sharing and matching 401(k) plan contributions under our retirement plan and $765 in life insurance premiums. In fiscal 2018, comprised of $29,180 in employer profit-sharing and matching 401(k) plan contributions under our retirement plan and $698 in life insurance premiums.

(7)

In fiscal 2020, comprised of $51,770 in employer profit-sharing and matching 401(k) plan contributions under our retirement plan, $765 in life insurance premiums, and relocation-related expenses in the amount of $23,859, and $8,001 in tax gross-up payments in connection with such relocation-related expenses. In fiscal 2019, comprised of $15,081 in employer matching 401(k) plan contributions under our retirement plan, $765 in life insurance premiums, relocation-related expenses in the amount of $262,377, and $143,645 in tax gross-up payments in connection with such relocation-related expenses. In fiscal 2018, comprised of $1,119 in matching 401(k) plan contributions under our retirement plan, $191 in life insurance premiums, and relocation expenses in the amount of $152,819, including $47,819 in tax gross-up payments in connection with such relocation expenses.

(8)	Mr. Pendleton joined Dolby on July 9, 2018. His base salary and annual incentive compensation for fiscal 2018 reflect a partial year of service.
(9)

Comprised of a sign-on bonus in the amount of $300,000 and $236,438 for the portion of Mr. Pendleton’s annual incentive compensation that was guaranteed pursuant to the terms of Mr. Pendleton’s employment offer letter dated June 26, 2018.

(10)

In fiscal 2018, Mr. Pendleton’s total annual incentive compensation payment was $264,811. Of that amount, $236,438 was guaranteed pursuant to the terms of Mr. Pendleton’s employment offer letter dated June 26, 2018 and is disclosed in the Bonus column of this table, while the balance of $28,373 is disclosed in the Non-Equity Incentive Plan Compensation column.

Grants of Plan-Based Awards in Fiscal 2020 Table

During fiscal 2020, we granted the following plan-based awards to our NEOs:

1.	Annual incentive compensation awards under the 2020 Executive Bonus Plan,

2.	performance stock unit awards,

3.	restricted stock unit awards, and

4.	stock options.

Information with respect to each of these awards on a grant-by-grant basis is set forth in the table below.

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Possible Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Subject to Options (#)		Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(3)
Name	Grant Date	Approval Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Kevin Yeaman	n/a	11/13/2019	426,500	853,000	1,706,000	—	—	—	—		—		—	—
	12/16/2019	11/13/2019	—	—	—	—	—	—	—		193,175	(4)(5)	68.40	2,692,860
	12/16/2019	11/13/2019	—	—	—	10,625	21,250	42,500	—		—		—	1,486,863
	12/16/2019	11/13/2019	—	—	—	—	—	—	42,500	(6)	—		—	2,811,375

Lewis Chew	n/a	11/12/2019	179,400	358,800	717,600	—	—	—	—		—		—	—
	12/16/2019	11/12/2019	—	—	—	—	—	—	—		60,000	(4)	68.40	836,400
	12/16/2019	11/12/2019	—	—	—	3,300	6,600	13,200	—		—		—	461,802
	12/16/2019	11/12/2019	—	—	—	—	—	—	13,200	(6)	—		—	873,180

Andy Sherman	n/a	11/12/2019	167,375	334,750	669,500	—	—	—	—		—		—	—
	12/16/2019	11/12/2019	—	—	—	—	—	—	—		60,000	(4)	68.40	836,400
	12/16/2019	11/12/2019	—	—	—	3,300	6,600	13,200	—		—		—	461,802
	12/16/2019	11/12/2019	—	—	—	—	—	—	13,200	(6)	—		—	873,180

Giles Baker	n/a	11/12/2019	162,500	325,000	650,000	—	—	—	—		—		—	—
	12/16/2019	11/12/2019	—	—	—	—	—	—	—		56,825	(4)	68.40	792,141
	12/16/2019	11/12/2019	—	—	—	3,125	6,250	12,500	—		—		—	437,313
	12/16/2019	11/12/2019	—	—	—	—	—	—	12,500	(6)	—		—	826,875

Todd Pendleton	n/a	11/12/2019	162,500	325,000	650,000	—	—	—	—		—		—	—
	12/16/2019	11/12/2019	—	—	—	—	—	—	—		42,275	(4)	68.40	589,314
	12/16/2019	11/12/2019	—	—	—	2,325	4,650	9,300	—		—		—	325,361
	12/16/2019	11/12/2019	—	—	—	—	—	—	9,300	(6)	—		—	615,195

(1)

Reflects threshold, target and maximum bonus amounts for fiscal 2020 performance under the 2020 Executive Bonus Plan, as described in “Compensation Discussion and Analysis—Fiscal 2020 Compensation Determinations—Annual Incentive Compensation.” The actual bonus payouts were determined by the Compensation Committee in December 2020 and are reported in the Non-Equity Incentive Plan Compensation column of the Fiscal 2020 Summary Compensation Table.

(2)

Reflects threshold, target and maximum amounts of shares that may be earned under performance stock unit awards granted in fiscal 2020 under the 2020 Stock Plan. Shares of our Class A Common Stock subject to performance stock unit awards may be earned contingent on our achievement of annualized total stockholder return levels for Dolby over a three-year performance period, measured against a comparator index, the S&P Midcap 400 Index (^MID). From 0% to 200% of the target number of shares subject to the performance stock unit awards may be earned, depending on our level of achievement of these performance conditions. Vesting of earned shares (if any) will occur following completion of the performance period, upon certification of achievement of the performance conditions by the Compensation Committee. See “—Potential Payments upon Termination or Change in Control—Termination and Change in Control Arrangements” for a further description of certain terms relating to these awards.

(3)

The amounts reported do not reflect compensation actually realized by the NEO. All amounts reported reflect the grant date fair value of each equity award computed in accordance with ASC Topic 718, excluding estimated forfeitures. The grant date fair value of restricted stock unit awards represents their intrinsic values on the date of grant, calculated for each restricted stock unit award by multiplying the number of shares of our Class A Common Stock subject to such award by the grant date fair value on the date of grant. The grant date fair value of stock options was determined using the Black-Scholes option pricing model. The grant date fair value of performance stock unit awards was determined using a Monte Carlo simulation to determine the probability of achieving the underlying performance conditions and is reported at target. See Note 9 to our consolidated financial statements in our 2020 Annual Report on Form 10-K for more information about the assumptions used to calculate the value of such awards.

(4)

Reflects stock options granted under the 2020 Stock Plan, which were granted with a ten-year term and an exercise price equal to the closing price of our Class A Common Stock on the date of grant. A quarter of the total number of shares issuable under each stock option vests on the first anniversary of the grant date and the balance of the shares subject to the stock option vests in equal monthly installments over the subsequent 36 months. See “—Potential Payments upon Termination or Change in Control—Termination and Change in Control Arrangements” for a further description of certain terms relating to these awards.

(5)	Stock options are held in the name of Kevin and Rachel Yeaman, Trustees of the Yeaman Family Trust dated May 14, 2009.
(6)

Reflects awards of restricted stock units granted under the 2020 Stock Plan. A quarter of the total number of shares of our Class A Common Stock subject to each restricted stock unit award vests on each of the first four anniversaries of the grant date. See “—Potential Payments upon Termination or Change in Control—Termination and Change in Control Arrangements” for a further description of certain terms relating to these awards.

Outstanding Equity Awards at 2020 Fiscal Year-End Table

The following table presents information concerning all outstanding equity awards held by each of our NEOs as of the end of fiscal 2020.

	Option Awards										Stock Awards
Name	Grant Date	Number of Securities Subject to Unexercised Options (#) Exercisable		Number of Securities Subject to Unexercised Options (#) Unexercisable(1)		Equity Incentive Plan Awards: Number of Securities Subject to Unexercised Unearned Options (#)(2)		Option Exercise Price ($)	Option Expiration Date	Market Value of Unexercised Options, Net of Exercise Price ($)(3)	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)(4)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(5)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)
Kevin Yeaman	12/16/2019	—		193,175	(a)	—		68.40	12/16/2029	—
	12/17/2018	—		—		41,000	(a)(c)	64.60	12/17/2025	15,990
	12/17/2018	71,750	(1)(a)	92,250	(a)	—		64.60	12/17/2028	63,960
	12/15/2017	—		—		90,000	(a)(b)	62.32	12/15/2024	240,300
	12/15/2017	123,750	(1)(a)	56,250	(a)	—		62.32	12/15/2027	480,600
	12/15/2016	92,339	(6)(a)	—				45.50	12/15/2023	1,799,687
	12/15/2016	182,249	(1)(a)	12,150	(a)	—		45.50	12/15/2026	3,788,837
	12/15/2015	53,121	(1)(a)	—		—		33.15	12/15/2025	1,691,373
	12/15/2014	291,598	(1)(a)	—		—		42.98	12/15/2024	6,418,072
	12/16/2013	287,265	(1)(a)	—		—		37.35	12/16/2023	7,940,005
											12/16/2019	—	—	42,500	2,762,075
											12/16/2019	42,500	2,762,075	—	—
											12/17/2018	30,750	1,998,443	—	—
											12/15/2017	22,500	1,462,275	—	—
											12/15/2016	11,638	756,354	—	—
Lewis Chew	12/16/2019	—		60,000		—		68.40	12/16/2029	—
	12/17/2018	—		—		13,000	(c)	64.60	12/17/2025	5,070
	12/17/2018	22,750	(1)	29,250		—		64.60	12/17/2028	20,280
	12/15/2017	—		—		28,000	(b)	62.32	12/15/2024	74,760
	12/15/2017	38,500	(1)	17,500		—		62.32	12/15/2027	149,520
	12/15/2016	26,600	(6)	—				45.50	12/15/2023	518,434
	12/15/2016	52,500	(1)	3,500		—		45.50	12/15/2026	1,091,440
	12/15/2015	40,625	(6)	—				33.15	12/15/2022	1,293,500
	12/15/2015	65,000	(1)	—		—		33.15	12/15/2025	2,069,600
	12/15/2014	97,918	(1)	—		—		42.98	12/15/2024	2,155,175
	12/16/2013	23,652	(1)	—		—		37.35	12/16/2023	653,741
											12/16/2019	—	—	13,200	857,868
											12/16/2019	13,200	857,868	—	—
											12/17/2018	9,750	633,653	—	—
											12/15/2017	7,000	454,930	—	—
											12/15/2016	3,500	227,465	—	—
Andy Sherman	12/16/2019	—		60,000		—		68.40	12/16/2029	—
	12/17/2018	—		—		13,000	(c)	64.60	12/17/2025	5,070
	12/17/2018	22,750	(1)	29,250		—		64.60	12/17/2028	20,280
	12/15/2017	—		—		28,000	(b)	62.32	12/15/2024	74,860
	12/15/2017	38,5000	(1)	17,500		—		62.32	12/15/2027	149,520
	12/15/2016	24,700	(6)	—				45.50	12/15/2023	481,403
	12/15/2016	48,750	(1)	3,250		—		45.50	12/15/2026	1,013,480
	12/15/2014	48,418	(1)	—		—		42.98	12/15/2024	1,065,680
											12/16/2019	—	—	13,200	857,868
											12/16/2019	13,200	857,868	—	—
											12/17/2018	9,750	633,653	—	—
											12/15/2017	7,000	454,930	—	—
											12/15/2016	3,250	211,218	—	—

	Option Awards									Stock Awards
Name	Grant Date	Number of Securities Subject to Unexercised Options (#) Exercisable		Number of Securities Subject to Unexercised Options (#) Unexercisable(1)	Equity Incentive Plan Awards: Number of Securities Subject to Unexercised Unearned Options (#)(2)		Option Exercise Price ($)	Option Expiration Date	Market Value of Unexercised Options, Net of Exercise Price ($)(3)	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)(4)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(5)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)
Giles Baker	12/16/2019	—		56,825	—		68.40	12/16/2029	—
	12/17/2018	—		—	12,500	(c)	64.60	12/17/2025	4,875
	12/17/2018	21,875	(1)	28,125	—		64.60	12/17/2028	19,500
	12/15/2017	—		—	26,000	(b)	62.32	12/15/2024	69,420
	12/15/2017	35,750	(1)	16,250	—		62.32	12/15/2027	138,840
	12/15/2016	21,850	(6)	—			45.50	12/15/2023	425,857
	12/15/2016	43,125	(1)	2,875	—		45.50	12/15/2026	896,540
	12/15/2014	68,117	(1)	—	—		42.98	12/15/2024	1,499,255
										12/16/2019	—	—	12,500	812,375
										12/16/2019	12,500	812,375	—	—
										12/17/2018	9,375	609,281	—	—
										12/15/2017	6,500	422,435	—	—
										12/15/2016	2,875	186,846	—	—
Todd Pendleton	12/16/2019	—		42,275	—		68.40	12/16/2029	—
	12/17/2018	—		—	9,000	(c)	64.60	12/17/2025	3,510
	12/17/2018	6,000	(1)	20,250	—		64.60	12/17/2028	10,238
	7/16/2018	20,833	(1)	57,292	—		62.43	7/16/2028	200,000
										12/16/2019	—	—	9,300	604,407
										12/16/2019	9,300	604,407	—	—
										12/17/2018	6,750	438,683	—	—
										7/16/2018	8,750	568,663	—	—

(1)

Stock options have a term of ten years and represent the right to purchase shares of our Class A Common Stock. A quarter of the total number of shares issuable under the stock option vests on the first anniversary of the grant date and the balance of the shares vests in equal monthly installments over the next 36 months, with vesting generally dependent on continued service to the company. Vesting of the stock options is subject to acceleration under the circumstances described under “—Potential Payments upon Termination or Change in Control—Termination and Change in Control Arrangements.”

a.	Stock options are held in the name of Kevin and Rachel Yeaman, Trustees of the Yeaman Family Trust dated May 14, 2009.

(2)

Performance stock options have a term of seven years and represent the right to purchase shares of our Class A Common Stock. The shares issuable under a performance stock option will be earned contingent on our achievement of pre-established annualized total stockholder return levels for Dolby measured over a three-year performance period beginning on the date of grant and ending on the third anniversary thereof. Vesting of earned shares (if any) will occur following completion of the performance period, upon certification of achievement of the performance conditions by the Compensation Committee, with vesting generally dependent on continued service to the company through the date of such certification. From 0% to 125% of the shares subject to the stock option may be earned, depending on performance. Vesting of performance options is subject to acceleration under the circumstances described under “—Potential Payments upon Termination or Change in Control—Termination and Change in Control Arrangements.”

a.	Stock options are held in the name of Kevin and Rachel Yeaman, Trustees of the Yeaman Family Trust dated May 14, 2009.

b.	Shares numbers are shown at target performance.

c.	Shares numbers are shown at threshold performance.

(3)

The amounts reported in this column are based on (i) in the case of a stock option, the excess, if any, of the closing price of our Class A Common Stock on September 25, 2020 ($64.99 per share) over the per share exercise price of the stock option, multiplied by the number of shares (vested or unvested, and, in the case of a performance stock option, earned or unearned) subject to the stock option, assuming the performance level indicated in footnote 2 in the case of a performance stock option, (ii) in the case of a restricted stock unit award, the closing price of our Class A Common Stock on September 25, 2020 ($64.99 per share) multiplied by the number of unvested shares subject to the restricted stock unit award, and (iii) in the case of a performance stock unit award, the closing price of our Class A Common Stock on September 25, 2020 ($64.99 per share) multiplied by the number of unearned shares subject to the performance stock unit award.

(4)

A quarter of the total number of shares issuable under the restricted stock unit award vests on each of the first four anniversaries of the restricted stock unit award grant date, with vesting generally dependent on continued service to the company. Vesting of the restricted stock unit awards is subject to acceleration under the circumstances described under “—Potential Payments upon Termination or Change in Control—Termination and Change in Control Arrangements.”

(5)

Shares numbers are shown at maximum performance. The shares issuable under a performance stock unit award may be earned contingent on our achievement of annualized total stockholder return levels for Dolby over a three-year performance period beginning on the date of grant and ending on the third anniversary thereof, measured against a comparator index, the S&P Midcap 400 Index (^MID). From 0% to 200% of the target number of shares subject to the performance stock unit awards may be earned, depending on our level of achievement of these performance conditions. Vesting of earned shares (if any) will occur following completion of the performance period, upon certification of achievement of the performance conditions by the Compensation Committee, with vesting generally dependent on continued service to the company through the date of such certification. Vesting of performance stock unit awards is subject to acceleration under the circumstances described under “—Potential Payments upon Termination or Change in Control—Termination and Change in Control Arrangements.”

(6)

Represents shares subject to performance stock options that have been earned and vested, at 125% and 95% of target performance for performance stock options granted on December 15, 2015 and December 15, 2016, respectively. Performance stock options have a term of seven years and represent the right to purchase shares of our Class A Common Stock. The shares issuable under a performance stock option were earned contingent on our achievement of pre-established annualized total stockholder return levels for Dolby measured over a three-year performance period beginning on the date of grant and ending on the third anniversary thereof.

a.	Stock options are held in the name of Kevin and Rachel Yeaman, Trustees of the Yeaman Family Trust dated May 14, 2009.

Option Exercises and Stock Vested at 2020 Fiscal Year-End Table

The following table presents information concerning the aggregate number of shares of our Class A Common Stock for which stock options were exercised and which were acquired upon the vesting of restricted stock unit awards during fiscal 2020 by each of our NEOs.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Earned on Vesting (#)	Value Realized on Vesting ($)(2)
Kevin Yeaman	309,328	10,691,650	44,776	3,040,237
Lewis Chew	116,585	3,894,173	14,313	971,818
Andy Sherman	100,000	3,353,635	13,125	891,331
Giles Baker	51,494	1,666,967	12,375	840,438
Todd Pendleton	56,625	536,803	6,625	442,650

(1)

The value realized on the exercise of each stock option is equal to the difference between the market price of our Class A Common Stock on the date of exercise and the per share exercise price, multiplied by the number of shares exercised.

(2)	The value realized on the vesting of each restricted stock unit award is based on the market price of our Class A Common Stock on the date of vesting multiplied by the number of shares vested.

Pension Benefits and Nonqualified Deferred Compensation

We did not sponsor any pension or other nonqualified deferred compensation plan for our NEOs during fiscal 2020.

Potential Payments upon Termination or Change in Control

Termination and Change in Control Arrangements

2020 Stock Plan

Our 2020 Stock Plan provides that in the event of a “change in control” of Dolby, the successor corporation may assume, substitute an equivalent award, or replace with a cash incentive program, each outstanding award granted under the plan. If there is no assumption, substitution or replacement with a cash incentive program of outstanding awards, such awards will become fully vested and exercisable immediately prior to the change in control unless otherwise determined by the plan administrator, and the administrator will provide notice to the award recipient that he or she has the right to exercise such outstanding awards for a period of 15 days from the date of the notice. The awards will terminate upon the expiration of the 15-day period.

In the event of assumption or substitution, awards granted to our employees (including our executive officers) and consultants are subject to a “double trigger” accelerated vesting schedule that provides for one year of additional vesting for each year of service the employee or consultant provided to us, if his or her employment is terminated by us or a successor to us without “cause” or if he or she resigns for “good reason,” provided that the termination or resignation occurs within the 12 months following a change in control of Dolby.

For purposes of the 2020 Stock Plan, “cause” means the termination by Dolby of a participant’s service based on such participant’s: (i) refusal or failure to act in accordance with any lawful company orders, (ii) unfitness or unavailability for service or unsatisfactory performance (other than as a result of disability), (iii) the performance or failure to perform any act in bad faith and to the detriment of the company, (iv) dishonesty, intentional misconduct or material breach of any agreement with the company, or (v) commission of a crime involving dishonesty, breach of trust, or physical or emotional harm to any person.

For purposes of the 2020 Stock Plan, “good reason” means the occurrence following a change in control of Dolby of any of the following events or conditions unless consented to by the participant: (a) certain reductions in the participant’s base salary; or (b) requiring the participant to be based at any place outside a 50-mile radius from the participant’s job location or residence prior to the change in control except for reasonably required business travel.

Performance Stock Options

The form of performance stock option agreement approved by the Compensation Committee provides that in the event of a change in control of Dolby, the performance period will be deemed to have ended on the closing date of such transaction, and the per share consideration for our Class A Common Stock in such transaction will be used (in lieu of the average closing price of our Class A Common Stock for the 30 trading days ending on the last trading day of the performance period) for purposes of determining the number of shares earned against achievement of the annualized total stockholder return performance conditions.

Further, if the successor corporation assumes, substitutes or replaces the performance stock option, any shares so earned will vest on a pro-rata basis based on the portion of the performance period elapsed since the grant date and any unvested earned shares will vest monthly thereafter through the remainder of the performance period (subject to any acceleration of vesting as provided in executive change in control agreements, as applicable), subject to continued service with Dolby or the successor corporation. If there is no assumption, substitution or replacement of the stock option, then, consistent with the treatment of equity awards described in “—2020 Stock Plan” above, any shares earned upon deemed achievement of the performance conditions will fully vest immediately prior to the merger or change in control transaction.

Consistent with the treatment of equity awards described in “—2020 Stock Plan,” performance stock options are subject to an accelerated vesting schedule that provides for one year of additional vesting for each year of service the employee or consultant provided to us, if his or her employment is terminated by us or a successor to us without “cause” or if he or she resigns for “good reason,” provided that the termination or resignation occurs within the 12 months following a change in control of Dolby.

Performance Stock Unit Awards

The form of performance stock unit award agreement approved by the Compensation Committee provides that in the event of a change in control of Dolby, the performance period will be deemed to have ended on the closing date of such transaction, and the per share consideration for our Class A Common Stock in such transaction will be used (in lieu of the average closing price of our Class A Common Stock for the 30 trading days ending on the last trading day of the performance period) for purposes of determining the number of shares earned against achievement of the annualized total stockholder return performance conditions.

Further, if the successor corporation assumes, substitutes or replaces the performance stock unit award, any shares so earned will vest on a pro-rata basis based on the portion of the performance period elapsed since the grant date and any unvested earned shares will vest monthly thereafter through the remainder of the performance period (subject to any acceleration of vesting as provided in executive change in control agreements, if applicable), subject to continued service with Dolby or the successor corporation. If there is no assumption, substitution or replacement of the performance stock unit award, then, consistent with the treatment of equity awards described in “—2020 Stock Plan” above, any shares earned upon deemed achievement of the performance conditions will fully vest immediately prior to the merger or change in control transaction.

Consistent with the treatment of equity awards described in “—2020 Stock Plan,” performance stock unit awards are subject to an accelerated vesting schedule that provides for one year of additional vesting for each year of service the employee or consultant provided to us, if his or her employment is terminated by us or a successor to us without “cause” or if he or she resigns for “good reason,” provided that the termination or resignation occurs within the 12 months following a change in control of Dolby.

Employment Agreement with Mr. Yeaman

In connection with Mr. Yeaman’s appointment as our President and CEO, we entered into an employment agreement with him, which provides, among other things, that in the event of his termination of employment without “cause” or his resignation for “good reason” other than in connection with a change in control of Dolby (as such terms are defined in the employment agreement), and subject to his signing and not revoking a release of claims in favor of Dolby, Mr. Yeaman will receive:

•	a lump-sum payment equal to 150% of his annual base salary,

•	a lump-sum payment equal to a prorated amount of his annual incentive compensation target,

•	accelerated vesting of 50% of his outstanding and unvested equity awards, and

•	reimbursement for premiums paid for continued health benefits until the earlier of 18 months from the date of termination or when he becomes covered under similar plans.

In the event of his termination of employment without “cause” or his resignation for “good reason” in connection with a change in control of Dolby, and subject to his signing and not revoking a release of claims in favor of Dolby, Mr. Yeaman will receive:

•	a lump-sum payment equal to 200% of his annual base salary,

•	a lump sum payment equal to 100% of his annual incentive compensation target for the year of termination,

•	accelerated vesting of 100% of his outstanding and unvested equity awards, and

•	reimbursement for premiums paid for continued health benefits until the earlier of 24 months from the date of termination or when he becomes covered under similar plans.

Mr. Yeaman’s annual base salary at the end of fiscal 2020 was $853,000.

Estimated Payments upon Termination or Change in Control

The following table provides information concerning the estimated payments and benefits that would be provided in the circumstances described above for each of our NEOs. Payments and benefits are estimated assuming that the triggering event took place on the last day of fiscal 2020 (September 25, 2020), and the price per share of our Class A Common Stock was the closing price on the NYSE as of that date ($64.99 per share).

These payments and benefits are in addition to benefits available generally to our salaried employees, such as distributions under Dolby’s 401(k) plan, medical benefits, disability benefits, and accrued vacation pay.

There can be no assurance that a triggering event would produce the same or similar results as those estimated below if such event occurs on any other date or at any other price, or if any other assumption used to estimate the potential payments and benefits is different.

		Potential Payments Upon:
		Change in Control without Assumption of Outstanding Equity Awards ($)	Voluntary Termination Not for Good Reason or Termination for Cause ($)	Involuntary Termination Other Than for Cause		Voluntary Termination for Good Reason
Name	Type of Benefit			Prior to Change in Control ($)	Within 12 Months of Change in Control ($)	Prior to Change in Control ($)	Within 12 Months of Change in Control ($)
Kevin Yeaman	Cash Severance Payments	—	—	$2,130,163	$2,559,000	$2,130,163	$2,559,000
	Vesting Acceleration(1)	$8,880,442	—	$4,440,188	$8,880,442	$4,440,188	$8,880,442
	Continued Coverage of Employee Benefits(2)	—	—	$60,911	$81,215	$60,911	$81,215
	Total Termination Benefits	$8,880,442	—	$6,631,262	$11,520,657	$6,631,262	$11,520,657
Lewis Chew	Cash Severance Payments	—	—	—	—	—	—
	Vesting Acceleration(1)	$2,759,417	—	—	$2,759,417	—	$2,759,417
	Total Termination Benefits	$2,759,417	—	—	$2,759,417	—	$2,759,417
Andy Sherman	Cash Severance Payments	—	—	—	—	—	—
	Vesting Acceleration(1)	$2,738,297	—	—	$2,738,297	—	$2,738,297
	Total Termination Benefits	$2,738,297	—	—	$2,738,297	—	$2,738,297
Giles Baker	Cash Severance Payments	—	—	—	—	—	—
	Vesting Acceleration(1)	$2,576,110	—	—	$2,576,110	—	$2,576,110
	Total Termination Benefits	$2,576,110	—	—	$2,576,110	—	$2,576,110
Todd Pendleton	Cash Severance Payments	—	—	—	—	—	—
	Vesting Acceleration(1)	$2,089,772	—	—	$1,640,464	—	$1,640,464
	Total Termination Benefits	$2,089,772	—	—	$1,640,464	—	$1,640,464

(1)

The values reported in the table are based on (i) in the case of stock options, the excess of the closing price of our Class A Common Stock on September 25, 2020 ($64.99 per share, or the “FY20 Closing Price”) over the per share exercise price with respect to unvested shares, multiplied by the number of shares accelerated, (ii) in the case of performance stock options, the excess of the FY20 Closing Price over the per share exercise price with respect to unvested shares, multiplied by the number of shares subject to acceleration that are deemed to be earned due to satisfaction of performance conditions, (iii) in the case of restricted stock unit awards, the FY20 Closing Price multiplied by the number of shares accelerated, and (iv) in the case of performance stock unit awards, the FY20 Closing Price multiplied by the number of shares subject to acceleration that are deemed to be earned due to satisfaction of performance conditions.

(2)	Assumes continued coverage of health benefits at the same level of coverage provided for at the end of fiscal 2020.

Pay Ratio Disclosure

We are providing below the ratio of the annual total compensation of our CEO, Kevin Yeaman, to the annual total compensation of our median employee (excluding our CEO). For fiscal 2020:

•	Mr. Yeaman’s annual total compensation, as reported in the Fiscal 2020 Summary Compensation Table included elsewhere in this Proxy Statement, was $7,868,836;

•	The annual total compensation of our median employee was $132,549; and

•	The ratio of Mr. Yeaman’s annual total compensation to the annual total compensation of our median employee was 59 to 1.

To identify our median employee, we took the following steps:

•	We selected September 25, 2020, the last day of our 2020 fiscal year, as the determination date for purposes of identifying our median employee.

•	We selected our median employee based on 2,288 full-time, part-time, and temporary workers who were employed as of the determination date.

•

We selected our median employee using a compensation measure that consists of cash compensation earned for fiscal 2020 (base salary, hourly wages, overtime pay, and quarterly and annual incentive compensation) and the grant date fair value of equity awards for fiscal 2020. We excluded for this purpose any one-time or special awards, such as “spot” or sign-on bonuses, new-hire or promotion/retention equity awards.

•

We did not rely on the data privacy, de minimis or acquired company exceptions allowed by SEC rules. We also did not annualize compensation for any employees that were only employed for part of fiscal 2020, nor did we use any cost-of-living adjustment.

•	We converted amounts paid to employees in foreign currencies to U.S. dollars using foreign exchange rates in effect in our employee data system as of September 25, 2020.

•	All employees except for our CEO were ranked from lowest to highest with the median determined from this list.

Once we identified our median employee, we determined that employee’s annual total compensation in the same manner that we calculate the total compensation of our CEO and other NEOs for purposes of the Summary Compensation Table. This annual total compensation amount for our median employee was then compared to the amount reported in the “Total” column for our CEO in the Fiscal 2020 Summary Compensation Table to determine the pay ratio.

The pay ratio reported above is a reasonable estimate calculated in a manner consistent with SEC rules, based on our internal records and the methodology described above. Because SEC rules for identifying the median compensated employee allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may use different methodologies, exclusions, estimates, and assumptions in calculating their own pay ratios.

Compensation Program Risk Assessment

During fiscal 2020, members of our Internal Audit Department, with the assistance of our Human Resources and Corporate Legal Departments, conducted a risk assessment of our compensation plans and arrangements and related risk management practices to evaluate whether our compensation policies and practices create risks that are reasonably likely to have a material adverse effect on Dolby. Management reviewed the risk assessment findings prior to submitting the report to the Compensation and Audit Committees.

The scope of the assessment included our annual incentive compensation plans, 2020 Stock Plan, and executive change in control arrangements. The scope of the assessment excluded compensation plans and arrangements that were not contingent on individual or company performance (e.g., base salary and health benefits), and thus should not encourage risk-taking activities. The assessment involved reviewing the design of our plan-based and non-plan based compensation programs, including purpose, eligibility, structure, performance measures, limits, and measurement periods. The assessment considered how target level performance is determined (including thresholds), the frequency of payouts, the mix of base salary and incentive compensation (both annual and long-term) and the mix of short- and long-term compensation and management oversight.

In particular, Internal Audit considered the following features of our compensation plans and policies when evaluating whether our plans, policies, and practices encourage our executive officers and employees to take unreasonable risks:

•

The combination of base salary and incentive compensation, including annual incentive compensation and long-term incentive compensation, reduces the significance of any one particular compensation element.

•

The mixed equity portfolio (performance stock options, time-based stock options, restricted stock unit awards, and performance stock unit awards) creates a level of diversification to withstand market fluctuations, thereby decreasing incentives, potentially inherent in stock option holdings, to assume excessive or inappropriate risks.

•	Our customary four-year equity vesting schedule for time-based awards encourages long-term perspectives among award recipients.

•	Executive compensation is weighted more towards long-term incentive compensation with the intention to discourage short-term risk taking.

•	The Compensation Committee oversees the design of our annual incentive and long-term incentive compensation plans.

•	Our use of a combination of revenue and non-GAAP operating income as company performance measures provides balanced objectives emphasizing both revenue generation and expense management.

•

Annual incentive compensation payments are capped, and the Compensation Committee retains discretion to modify, reduce or to eliminate annual incentive compensation awards that would otherwise be payable based on actual financial performance.

•

Our policy on the recovery of incentive compensation allows the company to recover certain cash or equity-based incentive compensation payments or awards made or granted to an executive officer in the event of fraud or misconduct that results in the need for the company to prepare a material financial restatement.

•

Our system of internal control over financial reporting and whistle-blower program, among other things, reduce the likelihood of manipulation of our financial performance to enhance payments under our annual and long-term incentive compensation plans.

Based on the foregoing, we have concluded that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on Dolby.

Equity Compensation Plan Information

The following table sets forth information regarding outstanding stock options and restricted stock unit awards and the shares of our Common Stock reserved for future issuance under our equity compensation plans as of September 25, 2020.

	Class of Common Stock	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reported in column (a))
Plan Category		(a)		(b)		(c)
Equity compensation plans approved by security holders(1)	Class A Class B	9,753,923 —	(2)	$53.30 —	(3)	13,431,903 —	(4)
Equity compensation plans not approved by security holders	Class A Class B	— —		— —		— —

Total	Class A Class B	9,753,923 —	(2)	$53.30 —	(3)	13,431,903 —	(4)

(1)	Consists of the 2020 Stock Plan and the Employee Stock Purchase Plan.
(2)

Consists of 5,773,632 shares subject to outstanding stock options, 939,072 shares subject to outstanding performance stock options reflected at maximum performance, 2,917,219 shares subject to outstanding restricted stock unit awards, and 124,000 shares subject to outstanding performance stock unit awards reflected at maximum performance, all granted under the 2020 Stock Plan.

(3)	Restricted stock unit and performance stock unit awards do not have an exercise price and therefore are not included in the calculation of the weighted average exercise price.
(4)	In addition to the number of shares available for issuance under the 2020 Stock Plan, the amount reported includes1,041,251 shares available for purchase under the Employee Stock Purchase Plan.

PROPOSAL 2

ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

Section 14A(a)(1) of the Securities Exchange Act of 1934 enables our stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of our NEOs as disclosed in this Proxy Statement in accordance with applicable SEC rules.

As described in the Compensation Discussion and Analysis contained in this Proxy Statement, our executive compensation program is designed to:

•	Provide a competitive compensation package that enables us to attract, motivate, and retain high-caliber talent;

•	Provide a total compensation package, aligned with the nature and dynamics of our business, which focuses management on achieving our annual and long-term corporate objectives and strategies;

•	Reward both individual and collective contributions to Dolby’s success consistent with our “pay-for-performance” orientation; and

•	Emphasize long-term value creation and further align the interests of management and stockholders through the use of equity-based awards.

We are asking our stockholders to indicate their support for the compensation of our NEOs as described in this Proxy Statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on the compensation of our NEOs. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies, and practices described in this Proxy Statement. Accordingly, we ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the company’s stockholders approve, on an advisory basis, the compensation of the NEOs, as disclosed in the company’s Proxy Statement for the 2021 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the Fiscal 2020 Summary Compensation Table and the other related tables and disclosure.”

This vote is advisory and, therefore, not binding on us, the Compensation Committee or our Board. Our Board and the Compensation Committee value the opinions of our stockholders and to the extent there is any significant vote against the compensation of our NEOs as disclosed in this Proxy Statement, we will consider our stockholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary in response to those concerns.

At our 2019 Annual Meeting of Stockholders, stockholders indicated their support for holding an advisory “say-on-pay” vote on an annual basis, and we intend to do so until the next required advisory vote on the frequency of holding an advisory “say-on-pay” vote.

Under the rules of the NYSE, brokers are prohibited from giving proxies to vote on executive compensation matters unless the beneficial owner of such shares has given voting instructions on the matter. This means that if your broker is the record holder of your shares, you must give voting instructions to your broker with respect to Proposal 2 if you want your broker to vote your shares on this matter.

Our Board of Directors recommends a vote “FOR” the approval of the compensation of our NEOs, as described in this Proxy Statement pursuant to the compensation disclosure rules of the SEC.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

This report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent Dolby specifically incorporates this report by reference, and shall not otherwise be deemed filed under such Acts.

The Audit Committee is comprised of three directors, each of whom qualifies as “independent” under the current listing requirements of the NYSE. The current members of the Audit Committee are Micheline Chau, Simon Segars, and Roger Siboni. The Audit Committee acts pursuant to a written charter.

In performing its functions, the Audit Committee acts in an oversight capacity and relies on the work and assurances of (i) Dolby’s management, which has the primary responsibility for financial statements and reports and the company’s internal controls, and (ii) Dolby’s independent registered public accounting firm, KPMG LLP, which, in its report, expresses an opinion on the conformity of the company’s annual financial statements with United States generally accepted accounting principles. It is not the duty of the Audit Committee to plan or conduct audits, to determine that the company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles, or to assess the company’s internal control over financial reporting.

Within this framework, the Audit Committee has reviewed and discussed with management Dolby’s audited financial statements as of and for the fiscal year ended September 25, 2020 and the company’s internal control over financial reporting. The Audit Committee also has discussed with KPMG LLP the matters required to be discussed by the Public Company Accounting Oversight Board Auditing Standard No. 1301 (Communications with Audit Committees). In addition, the Audit Committee has received the written disclosures and letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding KPMG LLP’s communications with the Audit Committee concerning independence, and has discussed with KPMG LLP matters relating to its independence, including a review of both audit and non-audit fees, and has considered whether the provision of non-audit services was compatible with maintaining KPMG LLP’s independence.

Based upon these reviews and discussions, the Audit Committee recommended to our Board that the audited financial statements be included in Dolby’s 2020 Annual Report on Form 10-K for fiscal 2020.

Audit Committee

Roger Siboni, Chairman

Micheline Chau

Simon Segars

PROPOSAL 3

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed the firm of KPMG LLP as Dolby’s independent registered public accounting firm for fiscal 2021. Representatives of KPMG LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions.

Principal Accounting Fees and Services

The following table sets forth the aggregate fees billed or expected to be billed by KPMG LLP for audit and other services rendered.

	Fiscal Years Ended
	2020	2019
Audit Fees(1)	$3,598,000	$3,918,176
Audit-Related Fees	$—	$—
Tax Fees(2)	$156,971	$170,636
All Other Fees(3)	$—	$127,516

	$3,754,971	$4,216,328

(1)

Represents audit fees incurred for professional services rendered for the audit of our annual consolidated financial statements, the audit of the effectiveness of our internal control over financial reporting, review of our quarterly consolidated financial statements, and foreign statutory audits and services that are normally provided by KPMG LLP in connection with statutory and regulatory filings or engagements. The amount under Audit Fees for fiscal 2019 increased by $80,576 compared to the amount disclosed in our fiscal 2019 proxy statement to reflect fees actually billed (as opposed to expected to be billed) for fiscal 2019.

(2)	Represents fees for professional services related to tax compliance, tax advice and tax planning.
(3)	Represents all other fees billed in connection with compliance audits of our licensees.

The Audit Committee considered whether the provision of services other than audit services is compatible with maintaining KPMG LLP’s independence.

Pre-Approval Policies and Procedures

The Audit Committee has established a policy to pre-approve all audit and permissible non-audit services provided by Dolby’s independent registered public accounting firm. The Audit Committee also has delegated authority to the chairman of the Audit Committee to approve (i) permissible non-audit related services to be provided by the company’s principal registered public accounting firm, and (ii) statutory audit services to be provided by the company’s principal registered public accounting firm or other auditors.

All audit and permissible non-audit services (and fees) provided to Dolby by KPMG LLP in fiscal 2020 and fiscal 2019 were pre-approved by the Audit Committee in accordance with these pre-approval policies and procedures.

Required Vote

Ratification of KPMG LLP as Dolby’s independent registered public accounting firm requires the affirmative vote of a majority of the voting power of the shares entitled to vote and present or represented by proxy on Proposal 3 at the Annual Meeting. Stockholder ratification of the selection of KPMG LLP as the company’s independent registered public accounting firm is not required by our Bylaws or otherwise. However, our Board is submitting the selection of KPMG LLP to the stockholders for ratification as a matter of good corporate governance. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain KPMG LLP. Even if the selection is ratified, the Audit Committee, in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the company and its stockholders.

Our Board of Directors recommends a vote “FOR” ratification of KPMG LLP as Dolby’s independent registered public accounting firm.

ADDITIONAL MEETING MATTERS

Additional Items of Business on the Agenda. We do not expect any other items of business because the deadline for stockholder proposals and nominations has already passed. Nonetheless, in case other business is brought before the Annual Meeting, the accompanying proxy gives discretionary authority to the persons named on the proxy to vote on these matters in accordance with their best judgment.

Record Date and Stockholders Entitled to Vote.

Below is the record date for the Annual Meeting and information regarding the number of shares of Class A Common Stock and Class B Common Stock (collectively, “Common Stock”) outstanding as of the close of business on the record date.

Record date (at close of business)	December 7, 2020
Class A Common Stock outstanding	64,807,081 shares
Class B Common Stock outstanding	36,127,720 shares
Total votes eligible to be cast by holders of Common Stock	426,084,281 votes

Stockholders of record at the close of business on the record date may vote at the Annual Meeting. Each share of Class A Common Stock is entitled to one vote, and each share of Class B Common Stock is entitled to ten votes, on all matters being considered at the Annual Meeting. The Class A Common Stock and Class B Common Stock vote as a single class on all matters described in these proxy materials.

Quorum Requirement. The presence at the Annual Meeting, virtually or by proxy, of the holders of a majority of the voting power of the Common Stock outstanding on the record date for the Annual Meeting will constitute a quorum. Both abstentions and broker non-votes (as discussed under “Votes Required to Approve Proposals” below) are counted for the purpose of determining the presence of a quorum.

Difference Between Holding Shares as a Stockholder of Record and as a Beneficial Owner.

Stockholders of Record (Registered Stockholders). If your shares are registered directly in your name with Dolby’s transfer agent, Computershare Trust Company, N.A., you are considered the “stockholder of record,” with respect to those shares. Stockholders of record received this Proxy Statement and the accompanying 2020 Annual Report and proxy card (or an e-mail notification of how to access our proxy materials and vote via the internet) directly from us.

Beneficial (“Street Name”) Holders. If your shares are held in a stock brokerage account or by a bank or other nominee (e.g., Charles Schwab, E*TRADE, J.P. Morgan, and others), you are considered the beneficial owner of shares held in “street name.” Your broker, bank or other nominee, who is considered the stockholder of record with respect to those shares, forwarded the Notice of Internet Availability of Proxy Materials to you. As the beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote your shares by completing the voting instruction form.

How to Vote. You may vote using any of the following methods:

•	By Mail

Stockholders of record who received proxy cards may submit proxies by completing, signing and dating their proxy cards and mailing them in the accompanying pre-addressed envelopes. If you return your signed proxy but do not indicate your voting preferences, your shares will be voted on your behalf “FOR” election of each of the nominated directors and each of the other Proposals specified in this Proxy Statement.

Dolby stockholders who hold shares beneficially in street name may provide voting instructions by mail by completing, signing and dating the voting instruction forms provided by their brokers, banks or other nominees and mailing them in the accompanying pre-addressed envelopes.

•

By Internet—Stockholders of record with internet access may submit proxies by following the internet voting instructions on their proxy cards or in the e-mail notification they received of how to access our proxy materials. Most Dolby stockholders who hold shares beneficially in street name may provide voting instructions by accessing the website specified on the voting instruction forms provided by their brokers, banks or other nominees. Please check the voting instruction form for internet voting availability.

•

By Telephone—Stockholders of record who live in the United States or Canada may submit proxies by following the telephone voting instructions on their proxy cards or in the e-mail notification they received of how to access our proxy materials. Most Dolby stockholders who hold shares beneficially in street name and live in the United States or Canada may provide voting instructions by telephone by calling the number specified on the voting instruction forms provided by their brokers, banks or other nominees. Please check the voting instruction form for telephone voting availability.

•

At the Annual Meeting—Shares held in your name as the stockholder of record may be voted at the Annual Meeting. Shares held beneficially in street name may also be voted at the Annual Meeting only if you obtain a legal proxy from the broker, bank or other nominee that holds your shares giving you the right to vote the shares. See “Attending the Virtual Annual Meeting” below for additional information. Even if you plan to attend the Annual Meeting virtually, we recommend that you also submit your proxy or voting instructions by mail, telephone, or the internet so that your vote will be counted if you later decide not to attend the Annual Meeting.

Attending the Virtual Annual Meeting.

•	Stockholders of Record (Registered Stockholders).

Registered stockholders can attend the Annual Meeting by visiting www.meetingcenter.io/272992326 and entering the password DLB2021 and the control number on their proxy cards. Once admitted to the Annual Meeting, registered stockholders may ask questions and vote during the meeting.

•	Beneficial (“Street Name”) Holders. Beneficial holders of shares held in “street name” can attend the Annual Meeting in one of two ways:

•

As a “guest” in listen-only mode, by clicking on the “I am a Guest” button after entering the meeting center at www.meetingcenter.io/272992326 and providing the information requested. “Guests” in listen-only mode will not have the ability to ask questions or vote during the meeting.

•

By registering with our transfer agent Computershare in advance of the meeting if you wish to vote or ask questions during the meeting. To register, you must obtain a legal proxy from your broker, bank or other nominee reflecting the shares of Dolby Common Stock held as of the Annual Meeting record date (December 7, 2020), and submit an image of the legal proxy, with your name and email address, to Computershare. Requests for registration must be sent to legalproxy@computershare.com labeled as “Legal Proxy,” and must be received no later than 5:00 p.m. Eastern Time on January 29, 2021. You will then receive a control number by email from Computershare. At the time of the Annual Meeting, you will be able to attend the meeting, vote and ask questions by visiting at www.meetingcenter.io/272992326 and entering the control number and the meeting password DLB2021.

Requests for registration may also be directed to Computershare at the following address, which must be received by January 29, 2021:

Computershare

Dolby Laboratories Legal Proxy

P.O. Box 43001

Providence, RI 02940-3001

Change of Vote and Revocation of Your Proxy. If you are a stockholder of record, you may revoke your proxy at any time prior to the vote at the Annual Meeting. If you submitted your proxy by mail, you must file with the Secretary of the company a written notice of revocation or deliver, prior to the vote at the Annual Meeting, a valid, later-dated proxy. If you submitted your proxy by telephone or the internet, you may revoke your proxy with a later telephone or internet proxy, as the case may be. Attendance at the Annual Meeting will not have the effect of revoking a proxy unless you give written notice of revocation to the Secretary before the proxy is exercised or you vote at the Annual Meeting. If you are a beneficial owner, you may change your vote by submitting new voting instructions to your broker, bank or other nominee, or, if you have obtained a legal proxy from your broker, bank or other nominee giving you the right to vote your shares, by attending and voting at the Annual Meeting.

Votes Required to Approve Proposals. The votes required for each of the Proposals specified in this Proxy Statement are as follows:

Item	Vote Required	Broker Discretionary Voting Allowed
Proposal 1 | Election of Directors	Plurality of Votes Cast	No

Proposal 2 | Advisory Vote to Approve NEO Compensation	Majority of the Shares Entitled to Vote and Present or Represented by Proxy	No

Proposal 3 | Ratification of the Appointment of KPMG LLP as our Independent Registered Public Accounting Firm for our Fiscal Year Ending September 24, 2021	Majority of the Shares Entitled to Vote and Present or Represented by Proxy	Yes

With respect to Proposal 1, you may vote FOR all nominees, WITHHOLD your vote as to all nominees, or vote FOR all nominees except those specific nominees from whom you WITHHOLD your vote. The eight nominees receiving the most FOR votes will be elected. A properly executed proxy marked WITHHOLD with respect to the election of one or more directors will not be voted with respect to the director or directors indicated. Proxies may not be voted for more than eight directors and stockholders may not cumulate votes in the election of directors. If you abstain from voting on Proposal 1, the abstention will not have an effect on the outcome of the vote.

With respect to Proposals 2, and 3, you may vote FOR, AGAINST or ABSTAIN. If you ABSTAIN from voting on Proposals 2 or 3, the abstention will have the same effect as an AGAINST vote.

If you hold your shares beneficially in street name and do not provide your broker or other nominee with voting instructions, your shares may constitute “broker non-votes.” When a proposal is not a “routine” matter and the brokerage firm has not received voting instructions from the beneficial owner of the shares with respect to that proposal, the brokerage firm cannot vote the shares on that proposal. This is called a “broker non-vote.” Proposals 1 and 2 are not considered “routine” matters, but the ratification of the appointment of KPMG LLP as our independent registered public accounting firm (Proposal 3) is considered a “routine” matter. In tabulating the voting results for any particular proposal, shares that constitute broker non-votes are not considered entitled to vote on that proposal. Thus, broker non-votes would be counted for the purpose of determining a quorum, but will not affect the outcome of any other matter being voted on at the Annual Meeting.

No Cumulative Voting Permitted for the Election of Directors. Our Certificate of Incorporation and Bylaws do not permit cumulative voting at any election of directors.

Solicitation of Proxies. The costs and expenses of soliciting proxies from stockholders will be paid by us. Our employees, officers and directors may solicit proxies. We also have retained D.F. King & Co., Inc. to assist in soliciting proxies and we expect to pay them approximately $11,000 for such services, plus reasonable out-of-pocket expenses. In addition, we will, upon request, reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to the beneficial owners of Common Stock.

Deadline for Submission of Stockholder Proposals for the 2022 Annual Meeting

The deadline for submitting a stockholder proposal for inclusion in our Proxy Statement and form of proxy for the 2022 Annual Meeting of Stockholders pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), is August 20, 2021.

In addition, our Bylaws contain additional advance notice requirements for stockholders who wish to present certain matters before an Annual Meeting of Stockholders.

Advance Notice of Director Nominations—In general, nominations for the election of directors may be made (1) by or at the direction of our Board or (2) by any stockholder who (a) was a stockholder of record at the time of the giving of the notice provided for in our Bylaws and on the record date for the determination of stockholders entitled to vote at the annual meeting and (b) has complied with the notice procedures set forth in the Bylaws, including the delivery of written notice in proper form to Dolby’s Secretary within the Notice Period (as defined below) containing specified information concerning the nominees and nominating stockholder. If a stockholder wishes only to recommend a candidate for consideration by the Nominating and Governance Committee as a potential nominee for our Board, see the procedures discussed in “Corporate Governance Matters—Policy for Director Recommendations.”

Advance Notice of Other Business—Our Bylaws also provide that the only business that may be conducted at an annual meeting is business that is (1) brought pursuant to Dolby’s proxy materials with respect to such meeting, (2) brought before the meeting by or at the direction of our Board, or (3) a proper matter for stockholder action pursuant to the Bylaws and under Delaware law, properly brought before the meeting by any stockholder who (a) is a stockholder of record at the time of the giving of the notice provided for in our Bylaws and on the record date for the determination of stockholders entitled to vote at the annual meeting and (b) has complied with the notice procedures set forth in the Bylaws, including the delivery of written notice in proper form to Dolby’s Secretary within the Notice Period containing specified information concerning the matters to be brought before such meeting and concerning the stockholder proposing such matters.

The “Notice Period” is defined as that period not later than the 45th day nor earlier than the 75th day before the one-year anniversary of the date on which we first mailed our proxy materials or a notice of availability of proxy materials (whichever is earlier) for the preceding year’s annual meeting. If no annual meeting was held in the previous year or the annual meeting is advanced by more than 30 days prior to or delayed by more than 60 days after the one-year anniversary of the date of the previous year’s annual meeting, then the stockholder’s notice must be received no earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of (i) the 90th day prior to such annual meeting or (ii) the tenth day following the day on which Public Announcement (as defined below) of the date of the meeting was first made. “Public Announcement” means disclosure in a press release reported by the Dow Jones News Service, Associated Press or a comparable national news service or in a document publicly filed by Dolby with the SEC pursuant to Section 13, 14 or 15(d) of the Exchange Act. The Notice Period for the 2022 Annual Meeting of Stockholders will start on October 4, 2021 and end on November 3, 2021.

If a stockholder who has notified us of his or her intention to present a proposal at an annual meeting does not appear to present his or her proposal at such meeting, Dolby need not present the proposal for vote at the meeting.

A copy of the full text of the Bylaw provisions discussed above is available on the Corporate Governance section of the Investors page of our website at http://investor.dolby.com/corporate-governance, or may be obtained by writing to Dolby’s Secretary. All notices of proposals by stockholders, whether or not intended to be included in our proxy materials, should be sent to our principal executive offices at Dolby Laboratories, Inc., 1275 Market Street, San Francisco, California 94103, Attention: Corporate Secretary.

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Exchange Act requires Dolby’s executive officers and directors and persons who beneficially own more than 10% of our Class A Common Stock or Class B Common Stock (collectively, “Reporting Persons”) to file reports of beneficial ownership and changes in beneficial ownership with the SEC. Reporting Persons are required by SEC regulations to furnish Dolby with copies of all Section 16(a) reports that they file. Based solely on our review of such reports received or written representations from certain Reporting Persons, we believe that during fiscal 2020 all Reporting Persons complied with all applicable reporting requirements under Section 16(a), except for a late report on Form 4 filed on November 20, 2019, to report the November 15, 2019 sale of 30,000 shares of Class A Common Stock via same-day option sale by the Kevin and Rachel Yeaman Family Trust dated May 14, 2009, which was filed late due to technical issues experienced by a third-party vendor.

2020 ANNUAL REPORT

Our financial statements for fiscal 2020 are included in our 2020 Annual Report, which we are providing at the same time as this Proxy Statement to those stockholders who are receiving paper copies of the proxy materials. If you received a Notice of Internet Availability of Proxy Materials, instructions on how to access our 2020 Annual Report are contained in the notice. Our 2020 Annual Report and this Proxy Statement are also posted on our web site at http://investor.dolby.com/annual-reports-and-proxies. If you have not received or do not have access to the 2020 Annual Report, as the case may be, please submit a written request to our Investor Relations Department. The written request should be sent to: Investor Relations Department, Dolby Laboratories, Inc., 1275 Market Street, San Francisco, California 94103.

Whether you intend to be present at the Annual Meeting or not, we urge you to vote by using the internet or telephone, or signing and mailing the enclosed proxy card promptly.

By order of the Board of Directors.

Kevin Yeaman

President and Chief Executive Officer

December 18, 2020

APPENDIX A

RECONCILIATION OF NON-GAAP TO GAAP FINANCIAL MEASURES

(In millions, except per share data)

	Fiscal Year Ended

	September 25, 2020	September 27, 2019

Net income:

GAAP net income	$231.4	$255.2

Stock-based compensation	86.7	76.6

Amortization of acquisition-related intangibles	10.7	9.9

Restructuring charges/(credits), net	1.9	36.5

Impact of Tax Reform	—	(18.2)

Income tax adjustments	(25.5)	(25.4)

Non-GAAP net income	$305.2	$334.6

	Fiscal Year Ended

	September 25, 2020	September 27, 2019
Diluted earnings per share:

GAAP diluted earnings per share	$2.25	$2.44

Stock-based compensation	0.84	0.73

Amortization of acquisition-related intangibles	0.10	0.09

Restructuring charges/(credits), net	0.02	0.35

Impact of Tax Reform	—	(0.17)

Income tax adjustments	(0.24)	(0.24)

Non-GAAP diluted earnings per share	$2.97	$3.20

Shares used in computing diluted earnings per share (in millions)	103	105

	Fiscal Year Ended	Six Months Ended (1H)	Six Months Ended (2H)

	September 25, 2020	March 27, 2020	September 25, 2020
Operating Income

GAAP operating income	$218.7	$154.5	$64.2

Stock-based compensation	86.7	43.6	43.1

Amortization of acquired intangibles	10.7	4.7	6.0

Restructuring charges, net	1.8	0.3	1.5

Non-GAAP operating income	$317.9	$203.1	$114.8

The non-GAAP financial measures set forth above are adjusted to exclude amounts related to stock-based compensation, the amortization of intangibles from business combinations, restructuring charges, the related tax impact of these items, and the impact of the 2017 U.S. Tax Cuts and Jobs Act (Tax Reform). These non-GAAP financial measures are presented to provide an additional tool to evaluate our operating results in a manner that focuses on what our management believes to be its ongoing business operations. Our management believes it is useful for itself and investors to review, as applicable, both GAAP and the non-GAAP measures that exclude such information in order to assess the performance of our business for planning and forecasting in subsequent periods. Our management does not itself, nor does it suggest that investors should, consider such non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP.

A-1

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Annual Meeting Proxy Card

IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A	Proposals — The Board of Directors recommends a vote FOR the election of the nominees listed in Proposal 1 and FOR Proposals 2 and 3.

1. Election of Directors:									+
	For	Withhold		For	Withhold		For	Withhold
01 - Kevin Yeaman	☐	☐	02 - Peter Gotcher	☐	☐	03 - Micheline Chau	☐	☐
04 - David Dolby	☐	☐	05 - Simon Segars	☐	☐	06 - Roger Siboni	☐	☐
07 - Anjali Sud	☐	☐	08 - Avadis Tevanian, Jr.	☐	☐

	For	Against	Abstain		For	Against	Abstain
2. An advisory vote to approve Named Executive Officer compensation.	☐	☐	☐	3. Ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 24, 2021.	☐	☐	☐

4. In their discretion, upon such other business as may properly come before the meeting and any postponement, adjournment or continuation thereof.

B	Authorized Signatures — This section must be completed for your vote to count. Please date and sign below.

NOTE: Please sign your name(s) EXACTLY as your name(s) appear(s) on this proxy. All joint holders must sign. When signing as attorney, trustee, executor, administrator, guardian or corporate officer, please provide your FULL title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

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IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — Dolby Laboratories, Inc.	+
Proxy Solicited by Board of Directors for Annual Meeting of Stockholders – February 2, 2021

Kevin Yeaman and Andy Sherman, or either of them, each with the power of substitution, are hereby authorized to represent as proxies and vote with respect to the proposals set forth on the reverse side and in the discretion of such proxies on all other matters that may be properly presented for action all shares of stock of Dolby Laboratories, Inc. (the “Company”) the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held on February 2, 2021, at 10:30 a.m., Pacific Standard Time, via live webcast accessible at www.meetingcenter.io/272992326 (password: DLB2021), or any postponement, adjournment or continuation thereof, and the undersigned instructs said proxies to vote as specified on the reverse side.

Shares represented by this proxy will be voted as directed by the stockholder. If no such directions are indicated, the proxies will have the authority to vote FOR the election of the nominees listed in Proposal 1, FOR Proposals 2 and 3, and in accordance with the discretion of the proxies on any other matters as may properly come before the annual meeting and any postponement, adjournment or continuation thereof.

(Items to be voted appear on reverse side)

C	Non-Voting Items

Change of Address — Please print new address below.	Comments — Please print your comments below.

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